Certain information has been excluded from this exhibit because it (i) is not material and (ii) is the type of information the registrant customarily and actually treats as private or confidential. [***] indicates that information has been redacted.

Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

Amazon.com Services LLC,

Perceive Corporation,

and

Xperi Inc.

Dated as of August 14, 2024

TABLE OF CONTENTS

Article I THE ASSET PURCHASE		1
1.1	The Asset Purchase	1
1.2	The Closing	6
1.3	Consideration	6
1.4	Closing Deliveries	8
1.5	Tax Withholding	8
1.6	Non-Assignability of Purchased Assets	8
Article II REPRESENTATIONS AND WARRANTIES OF SELLER		9
2.1	Organization and Good Standing; Books and Records	9
2.2	Authority and Enforceability	10
2.3	Capitalization; Debt; Funds Flow	11
2.4	No Approvals; No Conflicts	12
2.5	Financial Statements; No Undisclosed Liabilities	12
2.6	Absence of Certain Changes or Events	13
2.7	Sufficiency of Purchased Assets; Property	13
2.8	Labor and Employment Matters; Nondisclosure and Non-Competition Agreements	14
2.9	Employee Benefit Plans	17
2.10	Intellectual Property	19
2.11	Material Contracts	28
2.12	Claims, Legal Proceedings, and Orders	30
2.13	Seller Permits; Compliance with Laws	31
2.14	Taxes	32
2.15	Tax Consequences	35
2.16	Related Party Interests	35

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2.17	Insurance	36
2.18	Brokers or Finders	36
2.19	Customers and Suppliers	36
2.20	Conduct of the Business	37
2.21	Solvency	37
Article III REPRESENTATIONS AND WARRANTIES OF BUYER		38
3.1	Organization and Good Standing	38
3.2	Authority and Enforceability	38
3.3	No Approvals; No Conflicts	38
3.4	Brokers or Finders	39
Article IV COVENANTS		39
4.1	Covenants of Seller and Seller Parent Prior to the Closing	39
4.2	Third-Party Consents; Terminations and Amendments; Notices; Actions	41
4.3	Further Action	41
4.4	Confidentiality; Public Announcements	44
4.5	Non-Competition and Non-Solicitation	44
4.6	Exclusivity	46
4.7	Tax Matters	47
4.8	Employees	48
4.9	Notification of Certain Matters	50
4.10	Access to Information; Interim Period Cooperation	51
4.11	Release of Claims	51
4.12	Additional Purchased Assets	52
4.13	Section 280G Matters	53
4.14	Transferred Parent Rights	53

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4.15	Post-Closing Matters of Seller	53
4.16	Valuation	54
Article V CONDITIONS PRECEDENT TO OBLIGATIONS OF Buyer TO THE CLOSING		54
5.1	Accuracy of Representations and Warranties	54
5.2	Performance of Agreements	54
5.3	Governmental Approvals and Consents	54
5.4	Compliance with Laws	56
5.5	Legal Proceedings	56
5.6	Employment Arrangements	56
5.7	Material Adverse Effect	57
5.8	Section 280G	57
5.9	Receipt of Closing Deliveries	57
Article VI CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER TO THE CLOSING		59
6.1	Accuracy of Representations and Warranties	59
6.2	Performance of Agreements	59
6.3	Compliance with Laws; No Order	59
6.4	Receipt of Closing Deliveries	59
Article VII SURVIVAL AND INDEMNIFICATION		60
7.1	Survival of Representations, Warranties, and Covenants	60
7.2	Indemnification by Seller and Seller Parent	61
7.3	Limitations and Adjustments	62
7.4	Procedure for Indemnification	64
7.5	Third-Party Claims	64
7.6	Adjustment to Purchase Price	65

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7.7	Payment	65
7.8	Exclusive Remedies	65
7.9	Guaranty	66
Article VIII TERMINATION		67
8.1	Termination	67
8.2	Effect of Termination	67
Article IX GENERAL		68
9.1	Expenses	68
9.2	Notices	68
9.3	Severability	68
9.4	Entire Agreement	69
9.5	Assignment; Parties in Interest	69
9.6	Governing Law; Jurisdiction; Waiver of Jury Trial	69
9.7	Headings; Construction	69
9.8	Counterparts	70
9.9	Remedies	70
9.10	Amendment	71
9.11	Waiver	71

Annexes:

Annex A Definitions

Annex B Named Employees

Exhibits:

Exhibit A Release Agreement

Exhibit B Parachute Payment Waiver

Exhibit C Bill of Sale and Assignment and Assumption Agreement

Exhibit D-1 Patent Assignment Agreement

Exhibit D-2 Trademark Assignment Agreement

Exhibit D-3 Domain Name Assignment Agreement

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Exhibit D-4 Parent Rights Assignment Agreement

Exhibit E Transaction 8-K

Exhibit F Transition Services Agreement

Exhibit G Specified Assumption Agreement

Schedules:

Schedule 1.1(a)(i) Seller-Owned IP

Schedule 1.1(a)(ii) Seller Products

Schedule 1.1(a)(iii) Assumed Contracts

Schedule 1.1(a)(iv) Seller Permits

Schedule 1.1(a)(x) Transferred Prepaid Assets

Schedule 1.1(a)(xi) Transferred Data

Schedule 1.1(a)(xii) Transferred Leases

Schedule 1.1(a)(xiii) Transferred Equipment

Schedule 1.1(a)(xiv) Listed Technology

Schedule 1.1(b)(ii) Excluded Data

Schedule 1.1(c) Assumed Liabilities

Schedule 4.1 Seller and Seller Parent Covenants

Schedule 4.2(a) Required Consents

Schedule 4.2(b) Required Notices

Schedule 4.2(c) Required Actions

Schedule 4.13(a) Parachute Payments

Schedule 7.2(a)(xi) Specific Indemnity

Schedule A-1 Retention Bonus Amounts

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into as of August 14, 2024 (the “Agreement Date”), by and among Amazon.com Services LLC, a Delaware limited liability company (“Buyer”), Perceive Corporation, a Delaware corporation (“Seller”), and Xperi Inc., a Delaware corporation (“Seller Parent”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in Annex A.

WHEREAS, Seller is engaged in the business of researching, developing, producing, licensing, offering and/or providing edge inference solutions, machine learning model compression technology and chips, chip sets and circuit designs to compress and serve large AI models on edge devices as currently conducted (the “Business”);

WHEREAS, Seller desires to sell and assign to Buyer or its designated Affiliate or Affiliates, and Buyer desires to (or to cause its designated Affiliate or Affiliates to) purchase and assume from Seller, certain assets and liabilities of the Business, as more particularly set forth herein (the “Asset Purchase”);

WHEREAS, the board of directors and the stockholders of Seller have determined that it is advisable and in the best interests of Seller and its stockholders that Seller consummates the Asset Purchase and the other transactions contemplated by this Agreement (collectively, the “Transactions”); and

WHEREAS, simultaneously with the execution of this Agreement and as a material inducement to the willingness of Buyer to enter into this Agreement, each of the Named Employees and each other Offered Employee (excluding, in each case, Business Employees located in the European Union who will transfer in accordance with Acquired Rights Regulations) is executing and delivering to Buyer (a) an offer letter in such form as the Buyer determines that describes, among other matters, the terms of each such employees employment with a Buyer Entity after the Closing (each, an “Offer Letter”) and (b) the applicable Buyer Entity’s standard form of Confidentiality, Noncompetition, and Invention Assignment Agreement (each, an “NDA”), the effectiveness of all such agreements being conditioned upon the Closing.

NOW, THEREFORE, in consideration of the premises, representations, warranties, and the mutual agreements and covenants set forth herein, and intending to be legally bound, Buyer, Seller, and Seller Parent hereby agree as follows:

Article I
THE ASSET PURCHASE

1.1 The Asset Purchase

(a) Upon the terms and subject to the conditions of this Agreement, effective as of the Closing, Buyer (or its designated Affiliate or Affiliates) agrees to purchase from Seller and Seller shall, and shall cause each Subsidiary of Seller to, convey, transfer, assign, and deliver to Buyer at the Closing, free and clear of all Encumbrances (other than Permitted Encumbrances), all of Seller’s and such Subsidiaries’ respective rights, titles, and interests in, to and under all of the assets and properties of Seller and such Subsidiary, wherever located, real, personal, or mixed, tangible or intangible, known or unknown, owned, held, or used by Seller or such Subsidiary in or arising from the conduct of the Business and as Seller currently proposes to conduct the Business as the same shall exist at the Closing, other than the Excluded Assets (the “Purchased Assets”), including:

(i) the Seller-Owned IP, including the items of Seller-Owned IP set forth on Schedule 1.1(a)(i);

(ii) the Seller Products, including the Seller Products set forth on Schedule 1.1(a)(ii);

(iii) the rights of Seller, and any obligations first arising after the Closing, under those Contracts of Seller set forth on Schedule 1.1(a)(iii), but excluding the Excluded Contracts (the “Assumed Contracts”);

(iv) to the extent transferrable, all Seller Permits listed on Schedule 1.1(a)(iv);

(v) true and complete copies of files, documents, databases, data, materials, books and records that are used in the operation of the Business and that are owned by and in the possession or control of Seller or its Affiliates, including customer and supplier lists and contact information, invoices and purchase orders, sales and pricing data, supplier records, customer correspondence, product data, manuals, sales and promotional literature, technical information, drawings, plans, designs, specifications and other engineering data and other business records that, in each case, relate to the operation of the Business, the Seller Products or any of the Purchased Assets (collectively, the “Business Records”); provided, however, that the Business Records will not include any (i) corporate records or Tax Returns and other tax records unrelated to the operation of the Business, the Seller Products or any of the Purchased Assets, or (ii) other records the transfer of which by Seller would be prohibited by Applicable Law;

(vi) copies of the emails of the Seller Service Providers related to the Business sent or received during the one-year period prior to the Closing and copies of any other emails that any of the Transferred Employees shall have archived prior to the Closing;

(vii) all rights under or with respect to any claims, causes of action, choses in action, litigation, rights of refund, rights of recovery, rights of recoupment, rights of set-off, credit and other similar rights, in each case, to the extent arising out of or relating to the Purchased Assets, and all rights and claims under transferable warranties, representations, indemnities and guarantees from third parties, including recoveries by settlement, judgment or otherwise in connection therewith, in each case, relating to the Purchased Assets or Assumed Liabilities, including all rights to seek and obtain injunctive relief and to sue for and recover Losses for the past, present, or future infringement, misappropriation, or other violation of any Intellectual Property Rights in the Seller-Owned IP, including Seller IP Registrations, and any and all corresponding rights that, now or hereafter, may be secured throughout the world;

(viii) all rights of Seller or Seller Parent or any of their respective Affiliates under non-disclosure or confidentiality, non-compete or non-solicitation agreements with employees, former employees, consultants and independent contractors of Seller or Seller Parent or any of their respective Affiliates or with third parties (including prospective purchasers of the Business or any portion thereof), to the extent relating primarily to the Business;

(ix) all rights relating to the Assumed Liabilities;

(x) the prepaid expenses, deposits and advance payments of Seller described in Schedule 1.1(a)(x) (the “Transferred Prepaid Assets”);

(xi) all data (in all cases excluding attorney-client privileged data) (A) primarily relating to the Purchased Assets (excluding, for this purpose and subject to Section 4.12(c), any administrative data concerning the finance, accounting, tax, human resources, legal, payroll, employee benefits, reporting and compliance functions of the Business (“Administrative Data”) that is not exclusively related to the Purchased Assets), or (B) otherwise set forth on Schedule 1.1(a)(xi), but excluding the Excluded Data (the “Transferred Data”);

(xii) the Leases set forth on Schedule 1.1(a)(xii) (the “Transferred Leases”);

(xiii) all equipment, tangible personal property and tangible assets of Seller set forth on Schedule 1.1(a)(xiii) (the “Transferred Equipment”);

(xiv) all Technology of Seller set forth on Schedule 1.1(a)(xiv) (the “Listed Technology”); and

(xv) all goodwill associated with the Business or the Purchased Assets, together with the right to represent to third parties that Buyer is the successor to the Business.

(b) Notwithstanding the provisions of Section 1.1(a) above, the following assets and properties of Seller are not Purchased Assets and shall not be transferred to Buyer, but shall be retained by Seller, and shall be referred to collectively herein as the “Excluded Assets”:

(i) any Contract that is not an Assumed Contract (the “Excluded Contracts”);

(ii) all data that is not Transferred Data, including as set forth on Schedule 1.1(b)(ii) (the “Excluded Data”);

(iii) all equipment, tangible personal property and tangible assets of Seller, except for the Transferred Equipment;

(iv) cash or cash equivalents, securities, or short-term investments held by Seller;

(v) all bank accounts of Seller;

(vi) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account, or other records having to do with organization of Seller;

(vii) all Leases, except for the Transferred Leases;

(viii) all Employee Benefit Plans and all associated rights, assets, trusts, and accounts;

(ix) all letters of credit, loan facilities and performance bonds;

(x) all insurance policies of Seller and all rights to applicable claims and proceeds thereunder, and all unearned insurance premium refunds with respect thereto;

(xi) all refunds and prepayments of Taxes paid by Seller or its Affiliates;

(xii) all accounts receivable, unbilled receivables and working capital assets of Seller arising out of any Contract;

(xiii) all prepaid expenses, deposits and advance payments of the Business that are not Transferred Prepaid Assets (including, for the avoidance of doubt, the prepaid expenses, deposits and advance payments of Seller related to any Excluded Contracts);

(xiv) any equity securities of Seller, Seller Parent, and each of their Subsidiaries and/or Affiliates;

(xv) Shared Licenses and Shared Administrative Licenses;

(xvi) the rights retained by Seller under the Specified Assumption Agreement; and

(xvii) the rights that accrue or will accrue to Seller under this Agreement.

(c) Effective as of the Closing, Buyer will (or will cause its designated Affiliate or Affiliates to) assume solely those Liabilities set forth in Schedule 1.1(c) (the “Assumed Liabilities”).

(d) Other than the Assumed Liabilities, Buyer will not assume, pay, perform, discharge, or in any way be responsible for, and Seller shall retain, and shall be solely responsible for paying, performing, and discharging when due, any and all Liabilities of Seller of any kind or nature whatsoever, whether related to the Purchased Assets or otherwise, whether known or unknown, arising before or after, maturing before or after, or arising as a result of actions taken before or after, the Closing (collectively, the “Excluded Liabilities”), including:

(i) all Liabilities arising out of or relating to the operation of the Business by Seller or the development or Exploitation of the Seller IP by Seller, including any intercompany Liabilities arising between Seller, on one hand, and Seller Parent, any other equityholder of Seller or any of their respective Affiliates, on the other hand;

(ii) any executory obligations under Contracts of Seller, or any claim related to any breach or alleged breach by Seller of any Contract, whether arising before or after, maturing before or after, or arising as a result of actions taken before or after, the Closing;

(iii) any customer or supplier claims arising in connection with the conduct by Seller of the Business, whether arising before or after, maturing before or after, or arising as a result of actions taken before or after, the Closing;

(iv) any Employee Liabilities and any Benefits Liabilities (excluding, for the avoidance of doubt, (A) any Liabilities of Buyer or any Buyer Entity that solely arise out of or result from the terms of Buyer’s written agreements with Transferred Employees after Closing or (B) any such Liabilities that transfer to Buyer by operation of the Acquired Rights Regulations (such Liabilities related to the period at or prior to the Closing, the “Acquired Rights Regulations Liabilities”), provided that, with respect to (B), any such Acquired Rights Regulations Liabilities shall remain subject to the indemnification obligations set forth in Article VII);

(v) any obligations or liabilities of Seller to its Stockholders or other equityholders, investors or debtholders;

(vi) any Liabilities arising out of or relating to Taxes of Seller or of any of its Affiliates, or any Liabilities of any Person other than Seller under Treasury Regulations Section 1.1502-6 (or any similar provision of federal, state, provincial, local or foreign law), as a transferee or successor, by contract or otherwise, and/or any Liabilities for Taxes incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement or any other Operative Document;

(vii) any Transaction Costs;

(viii) any Transaction Litigation;

(ix) any Liabilities arising out of or relating to any wind-down, liquidation, dissolution, or cessation of Seller’s business operations, or the sale or license or distribution of Seller’s assets; and

(x) any Liabilities arising out of or relating to any violation of law by Seller or any of its Affiliates. Seller shall, and shall cause each of its Affiliates to, pay, perform, discharge and satisfy all Excluded Liabilities promptly following the time such Excluded Liabilities become due and payable.

(e) Seller will electronically transfer any Listed Technology or Software that is part of the Purchased Assets that can be transmitted electronically to Buyer or its designated Affiliate or Affiliates at, or promptly following, the Closing. Specifically, Seller will electronically deliver such Listed Technology and Software to Buyer or its designated Affiliate or Affiliates stored on equipment located in the Commonwealth of Virginia or, if there is any change in Applicable Law after the Agreement Date, another location in the United States to be specified by Buyer in writing at least two (2) Business Days prior to the Closing. Seller will not deliver, and Seller will ensure that no Representative of Seller delivers, any such electronically delivered Listed Technology or Software that is a Purchased Asset to Buyer or its designated Affiliate or Affiliates on any tangible medium before, at or after the Closing. Promptly following any electronic transmission of Listed Technology or Software that is a Purchased Asset, Seller will deliver to Buyer a certificate in a form reasonably acceptable to Buyer, duly executed on behalf of Seller by a duly authorized officer of Seller and certifying, at a minimum, the following information: (i) the date of such electronic transmission, (ii) the time such electronic transmission was commenced and the time such electronic transmission was concluded, (iii) a reasonably detailed description of the Listed Technology or Software transferred by means of such electronic transmission, (iv) the location of Buyer (or its Affiliate or Affiliates) equipment to which the Listed Technology or Software is delivered based on the license key, IP address or other identifying information, and (v) a statement by the individual who made such transmission to the effect that such information is accurate. For the avoidance of doubt, nothing in this Section 1.1(e) shall be construed as requiring or permitting Seller to deliver any tangible assets in Virginia, even if such tangible assets previously contained such Listed Technology and Software.

1.2 The Closing

Upon the terms and subject to the conditions of this Agreement, the closing of the Asset Purchase (the “Closing”) shall take place remotely by the electronic exchange of documents and signatures on the third Business Day after the satisfaction or waiver of the conditions set forth in Article V and Article VI (other than such conditions that, by their terms, are intended to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or at such other time and place as Buyer and Seller may mutually agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.”

1.3 Consideration

1.3.1 Purchase Price and Payment Terms

(a) In consideration for the sale, assignment, and transfer of the Purchased Assets, and subject to the terms and conditions in this Agreement, Buyer will pay to Seller an amount equal to $80,000,000 in cash (the “Purchase Price”).

(b) The Purchase Price shall be paid as follows:

(i) The Indemnification Holdback Amount shall be retained by Buyer, to be paid to Seller as set forth in Section 1.3.2(a);

(ii) On the Closing Date, Buyer shall pay to Seller, by wire transfer of immediately available funds, an amount equal to the Purchase Price less the Indemnification Holdback Amount.

(c) Subject to Section 4.7(a), all sums to be paid by Buyer to Seller under this Section 1.3.1 shall be inclusive of any Tax, including, where appropriate, value added, business, sales and any other similar Taxes that may be chargeable to the Transactions. To the extent that any value added, business, sales, or any similar Tax is chargeable, Seller shall, upon receipt of a valid invoice, pay such Tax to Buyer, or where appropriate, pay such Tax directly to the relevant Tax Authority as required. For the avoidance of doubt, any such Taxes shall be included in the calculation of Transfer Taxes pursuant to Section 4.7(a).

(d) Buyer shall prepare a proposed allocation of the Purchase Price (together with any other amounts treated as purchase price for U.S. federal (and applicable state and local) income

Tax purposes) (the “Tax Purchase Price”) among the Purchased Assets in a manner consistent with Section 1060 of the Code and Treasury Regulations thereunder (and any similar provision of federal, state, provincial, local, or non-U.S. law, as appropriate) (the “Purchase Price Allocation”) and shall deliver to Seller a copy of such Purchase Price Allocation within 90 days following the Closing. Buyer shall consider in good faith all reasonable comments, if any, of Seller provided within 20 days of Seller’s receipt of the Purchase Price Allocation, after which time, the Purchase Price Allocation will be deemed final and binding on Buyer and Seller. Buyer and Seller shall report and file all Tax Returns (including, but not limited to a timely filed Form 8594) consistent with the Purchase Price Allocation except to the extent otherwise required by a final “determination” within the meaning of Section 1313(a)(1) of the Code (and similar provisions of state, local and non-U.S. Law). In addition, Buyer, on the one hand, and Seller, on the other hand, agree to provide each other with their respective Federal Tax Identification numbers at Closing for purposes of reporting this transaction to the Internal Revenue Service on Form 8594. Neither Buyer nor Seller shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the Purchase Price Allocation unless required to do so by Applicable Law, and each of Buyer and Seller shall make consistent use of such allocation for all Tax purposes except to the extent otherwise required by a final “determination” within the meaning of Section 1313(a)(1) of the Code (and similar provisions of state, local and non-U.S. Law). In the event of any adjustments to the Tax Purchase Price after the Closing, Buyer and Seller shall amend the Purchase Price Allocation to reflect such adjustments to the Tax Purchase Price in a manner consistent with the requirements of Section 1060 of the Code and the methodology used in preparing the original Purchase Price Allocation and file any additional Tax Returns (including IRS Form 8594) that are required by Applicable Law as a result of such adjustments.

1.3.2 Indemnification Holdback

(a) Notwithstanding anything to the contrary herein, as a partial mechanism to satisfy the obligations of Seller and Seller Parent set forth in Article VII, an aggregate of $[***] of the Purchase Price (the “Indemnification Holdback Amount”) shall not be paid to Seller at the Closing, but shall instead be withheld by Buyer, and thereafter paid to Seller as set forth in this Section 1.3.2(a) or to Buyer as set forth in Article VII (the aggregate amount of cash so held by Buyer, from time to time, the “Indemnification Holdback Fund”). Within five Business Days following the date that is [***] months after the Closing Date (the “Release Date”), Buyer or its Affiliate shall pay to Seller by wire transfer of immediately available funds in accordance with wire transfer instructions provided by Seller to Buyer no later than three Business Days prior to the Release Date, (i) the Indemnification Holdback Fund, less (ii) the sum of (A) any amount previously forfeited to Buyer in satisfaction of any resolved or settled Indemnification Claim by any Indemnified Party, and (B) an amount sufficient to satisfy any then pending Indemnification Claims made by any Indemnified Party. Promptly following the final resolution of, and full payment or credit in connection with, all such pending Indemnification Claims, Buyer or its Affiliate shall pay to Seller by wire transfer of immediately available funds in accordance with wire transfer instructions provided by Seller any remaining portion of the Indemnification Holdback Fund. The Indemnification Holdback Fund shall not accrue interest. To the extent required by Applicable Law, a portion of any amounts released from the Indemnification Holdback Fund may be treated and reported for U.S. federal income Tax purposes as imputed interest.

(b) The rights of Seller to receive payment from the Indemnification Holdback Fund is personal to Seller and is not transferable or assignable, and any purported transfer or assignment shall be void.

1.4 Closing Deliveries

At or prior to the Closing, (a) Buyer shall deliver to Seller all certificates, instruments, documents, and other deliverables set forth in Article VI and (b) Seller shall deliver to Buyer all certificates, instruments, documents, and other deliverables set forth in Article V.

1.5 Tax Withholding

Notwithstanding anything to the contrary herein, Buyer shall be entitled to deduct and withhold from any payments of the Purchase Price and any other payments contemplated by this Agreement (inclusive of the Indemnification Holdback Amount) such amounts as Buyer, in its sole discretion, determines are required to be deducted and withheld with respect to the making of such payment under the Code or other Applicable Law. In the event Buyer determines any amounts are required to be so deducted or withheld (except (x) as a result of Seller’s failure to provide an IRS Form W-9 or (y) to the extent amounts are treated as compensation for services), Buyer shall use commercially reasonable efforts to provide Seller with written notice prior to withholding any amounts (which such notice shall include a reasonable explanation of the basis of such withholding) and, in the event such notice is given, Buyer and Seller shall use commercially reasonable efforts to cooperate to seek to reduce or eliminate such withholding. To the extent that amounts are so deducted or withheld in accordance with this Section 1.5, such amounts shall be paid to the applicable Tax Authority or Governmental Body, and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding were made. At or prior to the Closing, and at such time thereafter as reasonably requested by Buyer, Seller shall provide Buyer a duly executed copy of any IRS Form W-9, W-8, or W-4 and any other certificates or forms, as applicable, with respect to Seller, Seller Parent, or any other Persons, in order to allow Buyer to meet its withholding and information reporting obligations under Applicable Law. Buyer shall not have any obligation after the Closing to pay any amount under this Agreement to Seller or any other Persons receiving payment if Seller or such other Person has not provided any IRS Form W-8, W-9, or W-4, any clearance certificate or any other certificates or forms that Buyer may reasonably request in order to satisfy withholding and information reporting obligations under Applicable Law.

1.6 Non-Assignability of Purchased Assets

Notwithstanding anything to the contrary herein, to the extent that the sale, assignment, transfer, conveyance, or delivery or attempted sale, assignment, transfer, conveyance, or delivery to Buyer of any Purchased Assets or any Claim or right or any benefit arising thereunder or resulting therefrom is prohibited by Applicable Law or would require any governmental or third-party authorizations, approvals, consents, or waivers, and such authorizations, approvals, consents, or waivers have not been obtained prior to the Closing, the Closing may proceed without the sale, assignment, transfer, conveyance, or delivery of such Purchased Asset if agreed in writing between Buyer and Seller. Following the Closing, Seller shall use reasonable best efforts, and cooperate with Buyer, to obtain promptly all such authorizations, approvals, consents, or waivers. Pending such authorizations, approvals, consents, or waivers, the parties shall cooperate with each other in any mutually agreeable, reasonable, and lawful arrangements designed to provide Buyer the benefits of use of such Purchased Asset that it would have obtained had such Purchased Asset been sold, assigned, transferred, conveyed, or delivered to Buyer at the Closing. Once authorization, approval, consent, or waiver for the sale, assignment, transfer, conveyance, or delivery of any such Purchased Asset not sold, assigned, transferred, conveyed, or delivered at the Closing is obtained, Seller shall assign, transfer, convey, and deliver such Purchased Asset (and any associated Assumed Liabilities) to Buyer at no additional cost. To the extent that any such Purchased Asset cannot be assigned, transferred, conveyed, or delivered and the full benefits of use of any such Purchased Asset cannot be provided to Buyer following the Closing pursuant to this Section 1.6, then Buyer and Seller shall enter into such reasonable and lawful arrangements (including subleasing, sublicensing, or subcontracting) to provide the parties hereto the economic and operational equivalent, to the extent permitted, of the assignment, transfer, conveyance, and delivery of such Purchased Asset. Seller shall hold in trust for and pay to Buyer promptly upon receipt all income, proceeds, and other monies received by Seller or any of its Affiliates in connection with any Purchased Asset in connection with the arrangements under this Section 1.6.

Article II
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as disclosed in the corresponding schedules of the disclosure memorandum delivered by Seller to Buyer prior to the execution of this Agreement (the “Disclosure Memorandum”) (each of which disclosures shall be deemed to be disclosed and incorporated in each other schedule of the Disclosure Memorandum solely to the extent its applicability to such other schedule is readily apparent on its face from the actual text of the disclosures without any reference to extrinsic documentation or any independent knowledge of the reader regarding the matter disclosed, and each of which disclosures shall be read together with the corresponding sections and, if applicable, the subsections, of this Article II to constitute the representations and warranties made by Seller under this Article II, except that no such disclosure shall be deemed to be disclosed in Schedule 2.6(b) to the Disclosure Memorandum unless expressly stated therein), in order to induce Buyer to enter into and perform this Agreement, each of Seller and Seller Parent represents and warrants to Buyer as of the Agreement Date and as of the Closing Date as follows:

2.1 Organization and Good Standing; Books and Records

(a) Each of Seller and Seller Parent is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, and Seller has all requisite corporate power and authority to own, operate, and lease its properties and assets and to carry on the Business as now conducted. Each Subsidiary of Seller is (i) a corporation or limited liability company, as applicable, duly incorporated, validly existing and in good standing (to the extent that the concept of “good standing” or equivalent thereof is applicable in the case of any jurisdiction outside the United States) under the laws of the jurisdiction of its incorporation or formation, as applicable, as set forth on Schedule 2.1(a) to the Disclosure Memorandum, and has full corporate or limited liability company, as applicable, power and authority to own, lease and operate its properties and to carry on its business as now conducted, except where the failure to have such power or authority would not be materially adverse to Seller and its Subsidiaries, taken as a whole, and (ii) duly qualified or licensed as a foreign corporation to do business, and is in good standing (to the extent that the concept of “good standing” or equivalent thereof is applicable in the case of any jurisdiction outside the United States), in each jurisdiction where the character of the properties and assets occupied, owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed would not be materially adverse to Seller and its Subsidiaries, taken as a whole.

(b) Seller has furnished to Buyer accurate and complete copies of (i) the governing documents, (ii) minute books and (iii) stock records and other records of Seller related to the outstanding Equity Interests of Seller (the “Stock Records”). Such books and records accurately reflect in all material respects all meetings of the board of directors (including any committees thereof) and all meetings of the stockholders of Seller and all actions taken by written consent of the board of directors (including any committees thereof) of Seller and of the stockholders of Seller, as applicable, since the inception of Seller through the Agreement Date, the minutes contained therein accurately reflect in all material respects the events of and actions taken at such meetings, and such Stock Records accurately reflect all issuances, transfers, and cancellations of Equity Interests of Seller. There has been no violation or breach of, or default under, any provision of the governing documents of Seller, and Seller has not taken any action that is inconsistent in any material respect with any resolution adopted by the stockholders or board of directors or any committee of the board of directors of Seller.

(c) Schedule 2.1(c) to the Disclosure Memorandum sets forth an accurate and complete list of (i) the names of the directors of Seller, (ii) the names of the members of each committee of the Board of Directors of Seller, if applicable, and (iii) the names and titles of the officers of Seller.

2.2 Authority and Enforceability

Each of Seller and Seller Parent has full corporate power and authority to execute this Agreement and the other Operative Documents to which it is (or will be) a party and to perform its obligations hereunder and thereunder and, subject to the adoption of this Agreement and approval of the Transactions by the affirmative vote or written consent of the holders of at least a majority of all shares of Common Stock and Preferred Stock (voting together as a single voting class on an as-converted to Common Stock basis) (the “Stockholder Approval”) to consummate the Transactions. This Agreement has been duly executed and delivered by each of Seller and Seller Parent and, assuming the due authorization, execution, and delivery by each of the other parties hereto, this Agreement is the valid and binding obligation of each of Seller and Seller Parent, enforceable against each of Seller and Seller Parent in accordance with its terms, and each of the other Operative Documents to which it is (or will be) a party, when executed by Seller or Seller Parent, respectively, and assuming the due authorization, execution, and delivery by each of the other parties thereto, is (or will be) the valid and binding obligation of Seller or Seller Parent, as applicable, enforceable against Seller or Seller Parent, as applicable, in accordance with its terms, in each case, except to the extent such enforceability is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, or other Applicable Law affecting or relating to creditors’ rights generally and general principles of equity. The board of directors of Seller, at a meeting duly called and held, or by written consent in lieu thereof, has unanimously (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, Seller and the Stockholders, (ii) approved and declared advisable the execution, delivery, and performance of this Agreement and the consummation of the Transactions, and (iii) resolved to recommend that the Stockholders adopt this Agreement and approve the Transactions. The only affirmative votes or written consents of the holders of any classes or series of capital stock of Seller necessary to adopt this Agreement and approve the Transactions are the votes that constitute the Stockholder Approval. All actions relating to the solicitation and obtainment of the Stockholder Approval with respect to this Agreement have been and will be taken in compliance with Applicable Law.

2.3 Capitalization; Debt; Funds Flow

(a) The authorized capital stock of Seller consists of 55,500,000 shares of common stock, $0.001 par value per share (“Common Stock”) and 40,000,000 shares of preferred stock, $0.001 par value per share (“Preferred Stock”), of which 12,466,786 shares of Common Stock and 40,000,000 shares of Preferred Stock are issued and outstanding as of the Agreement Date. Schedule 2.3(a) to the Disclosure Memorandum sets forth the record and beneficial owners of such outstanding shares of Common Stock and Preferred Stock. All outstanding Equity Interests have been duly authorized, are fully paid and nonassessable, and have been validly issued in compliance with Applicable Law. Except for Perceive Canada, Seller does not own and has never owned, directly or indirectly, any ownership, equity or voting interest in any Person. Except for Seller, no Person owns any capital stock or other equity interests of Perceive Canada. Except as set forth above (including Schedule 2.3(a) to the Disclosure Memorandum), there are no other outstanding shares of capital stock of, or other equity or voting interests in, Seller or any Subsidiary of Seller, and, other than the Convertible Notes, no outstanding securities of Seller or any Subsidiary of Seller convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, Seller or any such Subsidiary of Seller, and no outstanding options, warrants, rights, or other commitments or agreements to acquire from Seller or any such Subsidiary of Seller, or that obligate Seller or any Subsidiary of Seller to issue, any capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, Seller or such Subsidiary of Seller, as the case may be.

(b) Seller has delivered to Buyer accurate and complete copies of all agreements relating to the outstanding Equity Interests as well as any equity interests in Seller Parent whose vesting, conversion, or exercisability will be affected by the Transactions. There are no appreciation rights, phantom rights, or any similar rights with respect to Seller. Seller has never declared or paid any dividends on any shares of Common Stock, and there is no Liability for dividends accrued and unpaid by Seller. There are no shareholders agreements or similar agreements, including any that affect or restrict the voting rights of the capital stock of Seller, and there are no agreements obligating Seller to repurchase or redeem any Equity Interests.

(c) Other than the Convertible Notes, neither Seller nor any Subsidiary of Seller has any outstanding Debt, the holder of which (i) has the right to vote (or that is convertible into securities that have the right to vote) with the Stockholders on any matter or (ii) is or will become entitled to any payment as a result of the Transactions. Schedule 2.3(c) to the Disclosure Memorandum sets forth an accurate and complete list of all Debt, including, for each item of Debt, the Contract governing such Debt and the interest rate, maturity date, any assets securing such Debt, and any prepayment or other penalties payable in connection with the repayment of such Debt at the Closing.

(d) The Closing of the Transactions shall constitute a Liquidation Event (as defined in the Certificate of Incorporation) and, as a result thereof, the holders of Common Stock, in respect of such Common Stock, will not receive any proceeds in connection with consummation of the Transactions and payment of the Purchase Price hereunder.

2.4 No Approvals; No Conflicts

The execution, delivery, and performance by each of Seller and Seller Parent of this Agreement and the other Operative Documents to which Seller or Seller Parent, as applicable, is (or will be) a party and the consummation by Seller and Seller Parent of the Transactions do not and will not (a) conflict with or result in a breach of or constitute a default under any provision of the governing documents of Seller or any Subsidiary of Seller, (b) violate (with or without the giving of notice or lapse of time, or both) Applicable Law, (c) require any filing with, consent, approval, or authorization of, notification or other submission to, or confirmation or clearance from, any Person, other than the Stockholder Approval, (d) result in a default (with or without the giving of notice or lapse of time, or both) under, or acceleration or termination of, or the creation in any Person of the right to accelerate, terminate, modify, or cancel, any Encumbrance (other than Permitted Encumbrances of the nature described in subclauses (a) – (c) of the definition thereof), Contract, obligation, or Liability to which Seller or any Subsidiary of Seller is a party or by which it is bound or to which any assets of Seller (including the Purchased Assets) or any Subsidiary of Seller are subject, (e) result in the creation of any Encumbrance (other than Permitted Encumbrances of the nature described in subclauses (a) – (c) of the definition thereof) on any Purchased Assets or any Subsidiary of Seller, (f) invalidate or adversely affect any Seller Permit, or (g) impair the right of a Buyer Entity after the Closing to Exploit any Seller-Owned IP purchased by such Buyer Entity at the Closing or any other Seller IP (i.e., Seller IP that is not Seller-Owned IP) assumed by such Buyer Entity at the Closing.

2.5 Financial Statements; No Undisclosed Liabilities

(a) Schedule 2.5(a) to the Disclosure Memorandum sets forth (i) the unaudited balance sheets and statements of operations and cash flows of Seller at and for the three fiscal years ended December 31, 2021, 2022, and 2023 (the “Annual Financial Statements”) and (ii) an unaudited balance sheet and statements of operations and cash flows of Seller at and for the three-month period ended March 31, 2024 (the “Interim Financial Statements” and collectively with the Annual Financial Statements, the “Financial Statements”). The Financial Statements (i) are accurate and complete except in di minimis respects, and prepared based on the books and records of Seller, (ii) have been prepared in conformity with GAAP on a basis consistent with prior accounting periods (except as may be indicated in the notes thereto), and (iii) fairly present in all material respects the financial position, results of operations, and changes in financial position of Seller as of the dates and for the periods indicated, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes that will not, individually or in the aggregate, be material. The balance sheet of Seller as of March 31, 2024 (the “Seller Balance Sheet Date”) is herein referred to as the “Seller Balance Sheet.” Seller has no material Liabilities that are not fully reflected or reserved against, as prescribed by GAAP, in the Seller Balance Sheet, except Excluded Liabilities incurred since the Seller Balance Sheet Date in the Ordinary Course that would not, individually or in the aggregate, reasonably be expected to be materially adverse to Seller and its Subsidiaries, taken as a whole. Seller has no off-balance-sheet Liability to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce, or otherwise avoid or adjust the recording of debt expenses incurred by Seller. All reserves that are set forth in or reflected in the Seller Balance Sheet have been established in accordance with GAAP consistently applied and are adequate. Seller is not a guarantor, indemnitor, surety, or other obligor of any indebtedness of any other Person. There has been no incidence of Fraud that involves any current or former Seller Service Providers.

(b) Seller maintains a system of internal accounting controls sufficient to provide reasonable assurances that, except in de minimis respects: (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with applicable GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the obligations of Seller are satisfied in a timely manner and as required under the terms of each Contract to which Seller is a party or by which Seller is bound. To the Knowledge of Seller, Seller has no unremedied significant deficiencies or material weaknesses (as such terms are defined under GAAP) in the design or operation of internal control over financial reporting. In the prior six (6) months, no services have been performed for Seller by [***].

(c) Seller has at all times timely reimbursed Seller Service Providers for business expenses incurred by such Seller Service Providers on behalf of Seller in accordance with Seller’s policy and prior practice. With respect to any employees terminated on or after the Agreement Date through the Closing Date, inclusive, who elect to continue coverage benefits or similar benefits required to be provided by Applicable Law, the administrative costs to Seller associated with any such election will be de minimis.

2.6 Absence of Certain Changes or Events

Except for transactions specifically contemplated in this Agreement, since the Seller Balance Sheet Date: (a) the Business has been conducted only in, and Seller has not taken any action except in, the Ordinary Course, (b) there has not occurred any Material Adverse Effect, and (c) Seller has not done, caused, or permitted any action that if taken between the Agreement Date and the earlier of the Closing and the termination of this Agreement in accordance with Article VIII would require the prior written consent of Buyer pursuant to Section 4.1.

2.7 Sufficiency of Purchased Assets; Property

(a) (i) The Transferred Parent Rights, the licenses granted to Seller under the Assumed Contracts, and the Purchased Assets constitute all of the assets used in, related to and necessary for the conduct of the Business as currently conducted (except as relates to the Excluded Assets (including the Shared Administrative Licenses)) and (ii) the interests of Seller in the Purchased Assets to be transferred pursuant to this Agreement are sufficient in all material respects for the continued conduct of the Business by Buyer after the Closing in substantially the same manner as the Business is now conducted (except as relates to the Excluded Assets); provided, however, that this sentence will not be construed to apply with respect to infringement, violation or misappropriation of the Intellectual Property Rights of any Person (excluding Seller Parent and its

Affiliates), which is covered in Section 2.10.4(a) below. All of the Purchased Assets are in good condition and repair subject to normal wear and tear, in sufficient working order and have been adequately maintained. Each Purchased Asset is: (A) legally and beneficially owned solely by Seller, free from all Encumbrances other than Permitted Encumbrances, and (B) in the possession or under the control of Seller. Seller has the power to sell the Purchased Assets free and clear of all Encumbrances (other than Permitted Encumbrances). Neither Seller Parent, nor any other Person, including any Related Party, has any ownership interest in, or title to, the Purchased Assets. Upon the Closing, Buyer will take the Purchased Assets free and clear of all Encumbrances (other than Permitted Encumbrances). No Purchased Asset is subject to any Claim or outstanding Order that restricts in any manner the use, transfer, sale or licensing thereof or that may affect the validity, use, transfer, sale or enforceability of any of the Purchased Assets or any rights or remedies relating thereto.

(b) Seller does not own, nor has Seller ever owned, any real property.

(c) Schedule 2.7(c) to the Disclosure Memorandum contains an accurate and complete list of all real property leased or currently being used by Seller (the “Real Property”). The lease agreements with respect to the Real Property (the “Leases”) are valid, binding, and enforceable against Seller in accordance with their terms, except to the extent such enforceability is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, or other Applicable Law affecting or relating to creditors’ rights generally and general principles of equity, and are in full force and effect. Seller has performed all material obligations imposed on it under the Leases, and Seller is not in default thereunder, nor is there any event that with notice or lapse of time, or both, would constitute a default by Seller thereunder. There is not, and within the past 12 months there has not been, any material disagreement or dispute with any other party to any of the Leases, nor is there any pending request for amendment of any of the Leases. Seller has provided to Buyer accurate and complete copies of all Leases.

(d) Seller is not a party to, and is not liable under, any hire purchase, credit sale, or conditional sale agreement.

(e) Schedule 2.7(e) to the Disclosure Memorandum contains an accurate and complete list of all material tangible personal property owned by Seller (the “Personal Property”). Seller’s interests in the Personal Property are held free and clear of all Encumbrances, other than Permitted Encumbrances.

2.8 Labor and Employment Matters; Nondisclosure and Non-Competition Agreements

(a) Schedule 2.8(a) to the Disclosure Memorandum sets forth an accurate and complete list of: (i) the name (redacted if required by Applicable Law), job title, work location, work authorization status in such jurisdictions, classification for purposes of all applicable wage-and-hours laws (if any), part- or full-time status, permanent or temporary status, leave status, accrued paid time off, eligibility and participation in Employee Benefit Plans and 2024 base and variable compensation (including variable compensation for which employee is eligible) amounts or rates (whether salaried, hourly or otherwise) of all Business Employees of Seller or its Affiliates and (ii) the names (redacted if required by Applicable Law), location in which services are provided, date of engagement, current compensation packages, and descriptions of services to Seller or its Affiliates of all individual consultants, private entrepreneurs, and independent contractors of Seller or its Affiliates who are exclusively dedicated to the Business immediately prior to the Closing Date. If Seller is a party to any Contract with a third-party entity that employs individuals who provide services to Seller as contractors or consultants (“Third-Party Contractor Agreement”), Schedule 2.8(a) to the Disclosure Memorandum also sets forth the name of the third-party entity, the date of such Third-Party Contractor Agreement, the term of such Third-Party Contractor Agreement, the names of each individual (redacted if required by Applicable Law) (including a description of services by such individual) who provides services to Seller under such Third-Party Contractor Agreement and the jurisdictions of service to Seller and are exclusively dedicated to the Business immediately prior to the Closing Date, but excluding in all cases any individual consultants, private entrepreneurs or independent contractors scheduled on Schedule 2.8(a) to the Disclosure Memorandum.

(b) Except as set forth in Schedule 2.8(b) to the Disclosure Memorandum, Seller or its Affiliate is not a party to any labor, collective bargaining, or similar agreement, and there are currently no organizational campaigns, petitions, or other unionization activities seeking recognition of a collective bargaining unit that could affect Seller. No Business Employees or contractors of Seller or its Affiliates are, or in the past three years have been, represented by any labor organization, or other collective representative entity, union, or organization. None of the Transactions could reasonably be expected to require approval or consent by any works council, labor collective group, or other similar third-party entity of Seller or its Affiliates. No labor representatives hold bargaining rights by way of certification, interim certification, voluntary recognition, designation or successor rights and no labor representatives have applied to be certified as the bargaining agent or applied to have Seller declared a related or successor employer. There is no labor dispute pending or, to the Knowledge of Seller, threatened against or affecting Seller, and Seller has not experienced any work stoppage since its inception. To the Knowledge of Seller, no Business Employee intends to terminate his or her employment with Seller. All Business Employees of Seller in the United States are employed on an “at will” basis and all Business Employees of Seller or its Affiliates are eligible to work, and are lawfully employed in the United States and any other jurisdiction in which such employee exclusively or primarily performs services, as applicable. All employees of Seller in Canada (i) can have their employment terminated by the Seller providing common law notice (or compensation in lieu thereof) and no employee in Canada has any contractual provision in their employment agreements with any termination provisions that are greater than common law notice (or compensation in lieu thereof) or any termination provisions that set out a formula that provides for greater than employment standards entitlements and (ii) are lawfully employed in Canada and any other jurisdiction in which such employee exclusively or primarily performs services, as applicable. All individuals who are exclusively dedicated to the Business immediately prior to the Closing Date and have provided or are providing services of any kind to Seller are correctly classified as either being an employee or an independent contractor, and if classified as an employee are correctly classified as being exempt/eligible or non-exempt/non-eligible from overtime under Applicable Law, including, with respect to Employee Benefit Plans, except as would not result in liability to the Buyer or the Business. Except to the extent required by Applicable Law or collective bargaining agreement or other Contract, the service of each Seller Service Provider can be terminated without any liability, including notice, severance or other termination pay (other than payments of accrued compensation).

(c) In the last three (3) years, Seller has been in compliance in all material respects with Applicable Law respecting employment, including hiring, termination, discrimination, harassment, retaliation, accommodation, immigration, terms and conditions of employment, wages, vacation, vacation pay, statutory leaves, hours, pay equity, accessibility, human rights and occupational safety and health, and has not engaged in any unfair labor practice. In the last three (3) years, to the Knowledge of Seller, Seller has withheld all amounts required by Applicable Law or by Contract to be withheld from the wages, salaries, and other payments to its Business Employees, and is not liable for any arrears of wages (including commissions, bonuses, or other compensation) or any Taxes or any penalty for failure to comply with any of the foregoing (or, if any arrears, penalty or interest was assessed against Seller regarding the foregoing, it has been fully satisfied). Seller is not liable for any payment to any trust or other fund, or to any Governmental Body with respect to unemployment compensation benefits, workers’ compensation benefits, social security, social benefits, or other benefits or obligations for Business Employees (other than routine payments to be made in the Ordinary Course). There are no pending, or to the Knowledge of Seller, threatened or reasonably anticipated Claims against Seller under any workers’ compensation plan or policy or for long-term disability in relation to any Business Employees. There are no Claims pending or, to the Knowledge of Seller, threatened between Seller, on the one hand, and any current or former Seller Service Providers arising out of Seller’s status as employer or purported employer, or as an entity that engages contractors or consultants, on the other hand, that have resulted, or could reasonably be expected to result, in a material Claim before any Governmental Body, including material Claims for compensation, wage and hour violations, severance benefits, vacation time, vacation pay or pension benefits, discrimination, harassment, retaliation, failure to accommodate, wrongful discharge, or otherwise in relation to any Business Employees.

(d) To the Knowledge of Seller, no Business Employee is or has been in violation of any provision or covenant of any Contract with any Person by virtue of such Business Employee’s being employed by Seller.

(e) To the Knowledge of Seller, in the last three (3) years, (i) no allegations of sexual harassment, sexual assault, or misconduct in the course of being employed by, or providing services to, Seller have been made against (A) any current or former officer, manager or director of Seller, or (B) any Business Employee who, directly or indirectly, supervises any other Business Employee, and (ii) Seller has not made any payment arising out of, or entered into any settlement agreement or conducted any investigation related to, allegations of sexual harassment, sexual assault, or misconduct by or regarding any Business Employee or other representative of Seller.

(f) Seller has made available to Buyer accurate and complete copies of each of the following: (i) all forms of employment agreements and offer letters pursuant to which any Business Employees currently provide services to Seller, (ii) the most current management organization chart(s) of Seller, and (iii) a schedule of currently outstanding bonus, variable-compensation, severance, retention and change-in-control commitments of Seller in respect of Business Employees.

2.9 Employee Benefit Plans

(a) Schedule 2.9(a) to the Disclosure Memorandum contains an accurate and complete list of all Employee Benefit Plans and the sponsor of each Employee Benefit Plan. Neither Seller nor Seller Parent has any agreement, commitment, or obligation to create, enter into or contribute to any other Employee Benefit Plan, or to modify or amend any existing Employee Benefit Plan. The terms of each Employee Benefit Plan sponsored by Seller or Seller Parent permit Seller or Seller Parent to amend and terminate such Employee Benefit Plan at any time and for any reason without Liability (other than administrative costs associated with such amendment or termination) and no Employee Benefit Plan is subject to any retroactive adjustment of premiums, contributions or payments.

(b) Seller has made available to Buyer a current, accurate, and complete copy of each Employee Benefit Plan, and, to the extent applicable: (i) the most recent determination letter, opinion letter, or advisory letter, if any, (ii) the plan document together with all amendments thereto, (iii) copies of the most recent summary plan descriptions, summaries of material modifications to the most recent summary plan descriptions, and employee handbook, and (iv) such other documents and arrangements as the Buyer has reasonably requested that could reasonably be expected to give rise to Liability to the Buyer or adversely affect any of the Transferred Employees. Any Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has either obtained from the IRS a favorable determination letter or, with respect to such an Employee Benefit Plan that is on a pre-approved master, prototype, or volume submitter plan document, may rely on a favorable option letter from the IRS, in either case, as to its qualified status under the Code. Nothing has occurred since the issuance of a determination letter or opinion letter that would reasonably be expected to cause the loss of the tax-qualified status of any Employee Benefit Plan subject to Section 401(a) of the Code. Each of the Employee Benefit Plans, which purports to qualify as a particular type of plan under the Income Tax Act (Canada) or which has or purports to have tax-favored treatment, meets all requirements in effect under the Income Tax Act (Canada) for such qualification or treatment and has complied with provisions of the Income Tax Act (Canada) and the administrative practices of the Canada Revenue Agency applicable to that type of plan or treatment. No event has occurred respecting any Employee Benefit Plan which could reasonably be expected to adversely affect the tax-favored status of the Employee Benefit Plan or its qualification as a particular type of plan under the Income Tax Act (Canada).

(c) With respect to each Employee Benefit Plan: (i) such Employee Benefit Plan is, and was, properly and legally established, and at all times has been, maintained, operated, administered, and funded in all material respects in accordance with its terms and in compliance with Applicable Law, and, without limiting the generality of the foregoing, (ii) except as would not reasonably be expected to result in Liability to the Buyer or the Business, (A) Seller and each other Person (including each fiduciary) have, at all times, performed all their duties and obligations under or with respect to such Employee Benefit Plan, including all reporting, disclosure, and notification obligations, and (B) all returns, reports, notices, statements, summary plan descriptions, and other disclosures relating to such Employee Benefit Plan required to be filed with any Governmental Body or distributed to any participant therein have been properly prepared and duly filed or distributed in a timely manner.

(d) None of Seller or any ERISA Affiliate sponsors, maintains, or contributes to, or has ever sponsored, maintained, contributed to (or been obligated to sponsor, maintain, or contribute to), or have or could reasonably be expected to have any Liability (whether contingent or otherwise) with respect to, (i) a “multiemployer plan,” as defined in Section 3(37) or Section 4001(a)(3) of ERISA, (ii) a multiple employer plan within the meaning of Section 4063 or Section 4064 of ERISA or Section 413 of the Code, (iii) an employee benefit plan that is subject to Section 302 of ERISA, Title IV of ERISA, or Section 412 of the Code, (iv) a “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA, (v) subject to any Canadian pension benefits standards legislation, (vi) a “retirement compensation arrangement” as such term is defined in subsection 248(1) of the Income Tax Act (Canada), (vii) an “employee life and health trust” as such term is defined in subsection 248(1) of the Income Tax Act (Canada), (viii) a “health and welfare trust” within the meaning of Canada Revenue Agency Income Tax Folio S2-F1-C1, or (ix) intended to be or has ever been found or alleged by a Governmental Body to be a “salary deferral arrangement” as such term is defined in subsection 248(1) of the Income Tax Act (Canada). No Employee Benefit Plan is a defined benefit pension plan.

(e) None of Seller, Seller Parent or any Employee Benefit Plan provides or has any obligation to provide (or contribute toward the cost of) post-employment or post-termination benefits of any kind, including death and medical benefits, with respect to any current or former Seller Service Provider, other than continuation coverage mandated by Sections 601 through 608 of ERISA and Section 4980B(f) of the Code or other Applicable Law (at the sole expense of the eligible participant or beneficiary thereunder).

(f) Neither the execution and delivery of this Agreement or any of the other Operative Documents nor the consummation of the Transactions (either alone or upon the occurrence of any additional or subsequent event(s)) will (i) entitle any individual to severance pay, unemployment compensation, or any other compensation or benefit, (ii) result in any benefit or right becoming established or increased, or accelerate the time of payment or vesting of any benefit, under any Employee Benefit Plan (other than as required by Applicable Law), (iii) require Seller, Seller Parent, Buyer, or any of their respective Affiliates to transfer or set aside any assets to fund or otherwise provide for any benefits for any individual, (iv) impair any of the rights of Seller or any of its Affiliates with respect to any Employee Benefit Plan, (v) result in any loss of deduction for any reason, including pursuant to Section 280G or 162(m) of the Code, or any excise tax under Section 4999 of the Code (vi) result in the forgiveness in whole or in part of any outstanding loans made by Seller to any Person or (vii) result in any gross-up payment or indemnification liability, including without limitation, with respect to Section 4999 or Section 409A of the Code.

(g) Except as would not reasonably be expected to result in Liability to the Buyer or the Business, Seller has not received services from any individual (i) whom Seller treated as an independent contractor, but who should have been treated as a common law employee or dependent contractor of Seller or (ii) who constituted a leased employee of Seller under Section 414(n) of the Code, temporary employee or through or related to any temporary help agency or similar type of entity.

(h) With respect to each Employee Benefit Plan that is subject to Applicable Laws or applicable customs or rules of relevant jurisdictions other than the United States (each, a “Foreign Plan”): (i) each Foreign Plan is in compliance in all material respects with the applicable provisions of Applicable Law and regulations regarding employee benefits, mandatory contributions and retirement plans of each jurisdiction in which each such Foreign Plan is maintained, to the extent those Applicable Laws are applicable to such Foreign Plan; (ii) each Foreign Plan has been administered at all times and in all material respects in accordance with its terms; (iii) there are no pending investigations by any Governmental Body involving any Foreign Plan, and no pending claims (except for claims for benefits payable in the normal operation of the Foreign Plans), suits or proceedings against any Foreign Plan or asserting any rights or claims to benefits under any Foreign Plan; (iv) the transactions contemplated by this Agreement, by themselves or in conjunction with any other transactions, will not create or otherwise result in any liability, accelerated payment or any enhanced benefits with respect to any Foreign Plan; and (v) except as would not result in Liability to the Buyer or the Business, all liabilities with respect to each Foreign Plan are funded in accordance with the terms of such Foreign Plan and have been properly reflected in the Financial Statements.

(i) Each Employee Benefit Plan or other program or arrangement that constitutes in any part a nonqualified deferred compensation plan, within the meaning of Section 409A or Section 457A of the Code and that is subject to Section 409A or Section 457A of the Code, complies and has complied, both in form and operation, with the requirements of Section 409A and Section 457A of the Code.

(j) With respect to each Employee Benefit Plan, there is no pending or, to Seller’s Knowledge, threatened actions relating to an Employee Benefit Plan, other than routine claims in the Ordinary Course of business for benefits provided for by the Employee Benefit Plans, and to Seller’s Knowledge there are not any facts that would be reasonably expected to give rise to any Liability in the event of such action. No Employee Benefit Plan is the subject of an examination or audit by a Governmental Body, is the subject of an application or filing under, is currently preparing an application or filing under, or is a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

(k) None of Seller or any ERISA Affiliate has engaged in any non-exempt prohibited transaction (as described in Section 406 of ERISA or Code Section 4975).

2.10 Intellectual Property

2.10.1 Intellectual Property Generally

(a) Seller (i) has full title and ownership of each item of Seller-Owned IP and (ii) is duly licensed under or otherwise authorized to use, all Third-Party IP that is used by Seller in the Business in each case, free and clear of any Encumbrances other than Permitted Encumbrances. The Seller-Owned IP and Seller IP licensed under the Inbound Licenses (including the Transferred Parent Rights) collectively includes all of the Intellectual Property necessary for the conduct of, or that are used in, or held for use for, the conduct of the Business as conducted as of the Agreement Date without: (A) the need for Buyer to acquire or license any other Intellectual Property in order to utilize such Seller IP in connection with the conduct of the Business as conducted prior to the Agreement Date, or (B) the breach or violation of any Contract in connection with the conduct of the Business as conducted prior to the Agreement Date. To Seller’s Knowledge it will not be necessary to use any inventions of any of Seller’s employees or consultants made prior to their employment by or services with Seller, which inventions have not otherwise been licensed to Seller by the applicable employees and consultants. To Seller’s Knowledge, no third party has any ownership right, title, ownership interest, or ownership claim in any of the Seller-Owned IP. This Section is not a representation or warranty as to non-infringement, violation, or misappropriation of any rights in Third-Party IP, which representations and warranties are set forth in Section 2.10.4(a) below.

(b) No third party that has licensed Third-Party IP to Seller has ownership or license rights to modifications, improvements or derivative works made by Seller to such Third-Party IP. All modifications, improvements and derivative works of any Technology included in the Seller-Owned IP made by any Person are owned by or exclusively licensed to Seller.

(c) Other than the Seller IP Agreements (including the Parent License Back Agreements), Shared Licenses, Shared Administrative Licenses, Non-Scheduled Contracts and the Seller IP Protection Agreements, there are no Contracts governing or relating to any material Seller IP. An accurate and complete list of (i) all Seller IP Agreements (separately identified as Outbound Licenses, Inbound Licenses, and Product Inbound Licenses) and (ii) all Shared Licenses, is set forth on Schedule 2.10.1(c) to the Disclosure Memorandum. Seller has provided to Buyer accurate and complete copies of all Seller IP Agreements (other than the Seller IP Protection Agreements) and Shared Licenses.

(d) Seller has not, directly or indirectly, (i) transferred ownership of, or granted any exclusive license in relation to, any Seller-Owned IP to, any Person, (ii) permitted any Person to offer Seller-Owned IP or Seller Products as a service or to resell, market, reproduce, distribute, or sublicense Seller-Owned IP or Seller Products, or (iii) permitted the Intellectual Property Rights of Seller in any Seller-Owned IP to lapse or enter the public domain, except in the exercise of Seller’s reasonable business judgment in the Ordinary Course.

(e) None of Seller Parent and its Affiliates (other than Seller) has any ownership right, title, ownership interest, ownership claim in or any lien on any of the Seller-Owned IP or in any Intellectual Property used or necessary for use in the Business, including as currently conducted or as proposed by Seller to be conducted as of the Agreement Date.

2.10.2 Intellectual Property Registrations

(a) All current issuances, registrations and applications in any jurisdiction for any Patents, Copyrights, Mask Works, Trademarks, Domain Names, and any other Intellectual Property Rights, in each case included in the Seller-Owned IP (collectively, “Seller IP Registrations”) and all issuances, registrations and applications for the foregoing that have lapsed, expired or been abandoned prior to the Agreement Date are set forth on Schedule 2.10.2(a) to the Disclosure Memorandum, setting forth the jurisdictions in which such Intellectual Property Right has been issued, registered or applied for and the record owner thereof. All Seller IP Registrations are subsisting. None of the issued or registered Seller IP Registrations have been found by a Governmental Body in an Order to be invalid or unenforceable and no Person has challenged the validity or enforceability of any such Seller IP Registrations. To Seller’s Knowledge, there are no information, materials, facts, or circumstances, including any information or fact that would constitute prior art, that would render any of the Seller IP Registrations invalid or unenforceable, or would materially affect any pending application for any Seller IP Registrations, other than as set forth in correspondence from the United States Patent and Trademark Office, the United States Copyright Office, or similar Governmental Body in connection with the prosecution of Seller IP Registrations. As of the Agreement Date, there are no actions that must be taken by Seller or Buyer within 60 days after the Agreement Date for the purpose of obtaining, maintaining, perfecting, preserving, or renewing any Seller IP Registration. All necessary registration, maintenance, and renewal fees due in connection with the Seller IP Registrations have been made prior to the due date and all necessary documents, recordations, and certificates in connection with the Seller IP Registrations have been filed with the relevant Governmental Body, or other authorities prior to the due date for the purposes of prosecuting, perfecting, and maintaining the Seller IP Registrations. Seller has not misrepresented, or failed to disclose, any facts or circumstances in any application for any Seller IP Registrations that would constitute Fraud or a misrepresentation with respect to such application. To Seller’s Knowledge, Seller has not engaged in any action or any omission, conducted the Business, or used or enforced or failed to use or enforce Intellectual Property Rights included in the Seller-Owned IP, in a manner that would result in the abandonment, cancellation, or unenforceability of any Intellectual Property Right included in the Seller-Owned IP or Seller IP Registration. To Seller’s Knowledge, Seller has not taken (or failed to take) any action that is likely to result in the forfeiture or relinquishment of any Intellectual Property Right included in the Seller-Owned IP, including any Seller IP Registration. As of the Agreement Date, there are no interferences, re-examinations, or oppositions brought or, to the Knowledge of Seller, threatened to be brought involving any of the Seller IP Registrations.

(b) Schedule 2.10.2(b) to the Disclosure Memorandum sets forth all material unregistered trademarks, service marks, and other identifiers in the Seller-Owned IP currently used by Seller in the conduct of the Business.

2.10.3 Payments

Except as set forth in the Inbound Licenses, the Shared Licenses, the Shared Administrative Licenses and the Non-Scheduled Contracts, no royalties, commissions, fees, or other payments (other than ordinary compensation due to employees and inventor compensation and remuneration consistent with Seller’s inventor compensation program provided to Buyer prior to the Agreement Date) are payable by Seller to any Person under a Contract to which Seller is a party by reason of Seller’s Exploitation of any Seller IP in the conduct of the Business as currently conducted.

2.10.4 No Infringement and Other Matters

(a) The operation of the Business as currently conducted, including the Exploitation of the Technology included in the Seller-Owned IP by Seller or by Perceive Canada and the Seller Products as such Technology and Seller Products were Exploited at any time prior to the Closing, (i) has not and does not, infringe, violate, or misappropriate any Intellectual Property Right of any Person and (ii) has not and does not constitute unfair competition or unfair trade practices under Applicable Law.

(b) There is no pending or, to Seller’s Knowledge, threatened Claim that any of the Intellectual Property Rights in the Seller-Owned IP is invalid or contesting the ownership or right of Seller to Exploit any of the Seller-Owned IP. There is no pending or, to the Knowledge of Seller, threatened Claim contesting the right of Seller to Exploit any of the Third-Party IP.

(c) Neither Seller nor Seller Parent has received any written notice or Claim regarding any offer to license or any alleged infringement, misappropriation, violation, misuse, abuse, or other interference of or with any Third-Party IP by Seller in connection with the conduct of the Business, or claiming that any other Person has grounds for any such Claim with respect thereto. Neither Seller nor Seller Parent has received any written opinion of counsel relating to infringement, invalidity, or unenforceability of any Seller IP or any Seller Products.

(d) To Seller’s Knowledge, there is and has been no unauthorized use, unauthorized disclosure, infringement, violation, or misappropriation of any Seller-Owned IP by any Person.

(e) All Technology included in the Seller-Owned IP was developed solely by either (i) employees of Seller, acting within the scope of their employment or (ii) by contractors, consultants, or other third parties who have validly and irrevocably assigned all of their rights, including all Intellectual Property Rights therein, directly or indirectly, to Seller, other than rights that may not be so assigned under Applicable Law, including moral rights. To the extent any such Seller-Owned IP is embodied in a Seller IP Registration, to the maximum extent provided for by, and in accordance with, Applicable Law, Seller has recorded each such assignment with the relevant Governmental Body.

2.10.5 Confidentiality; Source Code

(a) Seller (i) has taken steps reasonable under the circumstances to maintain the confidentiality of the confidential and proprietary information and data that constitutes Seller-Owned IP and of any confidential and proprietary information and data of a third party provided by such third party to Seller pursuant to an obligation of confidentiality (“Confidential Information”), and (ii) has not disclosed Confidential Information to any Person other than under a written nondisclosure agreement that includes terms and conditions that reasonably protect the interest of Seller in and to such Confidential Information, and (iii) has not deposited, disclosed, or delivered to any Person, or agreed to or permitted the deposit, disclosure, or delivery to any Person of, any Source Code included in the Seller-Owned IP.

(b) No event has occurred, and to Seller’s Knowledge no circumstances or conditions exist, that (with or without notice, lapse of time or both) will, or could reasonably be expected to, result in the disclosure or delivery to any Person of any Source Code included in the Seller-Owned IP. No Person has, or shall have any right to lease, license, purchase, or otherwise obtain any Source Code incorporated into or embodied in any Seller-Owned IP.

2.10.6 Agreements with Employees, Contractors and Founders

Each current or former Seller Service Provider who has been involved in, or who contributed to, the creation or development of any Technology included in the Seller-Owned IP, has executed and delivered to Seller a valid and enforceable (a) assignment (by a present tense assignment) of all rights, title, and interests in or to all Intellectual Property Rights in such Technology that such Seller Service Provider may have or acquire, or may have had or acquired and a valid and enforceable (to the extent permitted by Applicable Law) waiver of any and all rights (including moral rights) that such Person may have therein that are not assignable to Seller under Applicable Law and (b) nondisclosure obligations restricting the use and disclosure of Confidential Information included in the Seller-Owned IP, (the Contracts containing the provisions described in clauses (a) and (b) collectively, the “Seller IP Protection Agreements”). Each Seller IP Protection Agreement (x) has, for each Seller Service Provider that, as of the Agreement Date, is involved in, or is contributing to, the creation or development of any Technology included in the Seller-Owned IP, been provided to Buyer and (y) is, for each Seller Service Provider that has been involved in, or has contributed to, the creation or development of any Technology included in the Seller-Owned IP, either on Seller’s current standard form or has terms that are substantially similar to the terms in Seller’s current forms of Seller IP Protection Agreements. No current or former Seller Service Provider (i) has any right, license (other than licenses to enable the Seller Service Provider to provide services to Seller) or title to, moral right, or ownership interest whatsoever in or with respect to any of the Seller-Owned IP (other than such rights, title or interests that may not be assigned by the Seller Service Provider to Seller under Applicable Law), (ii) is, to Seller’s Knowledge, in violation of any provision or covenant of any Seller IP Protection Agreement by virtue of such Seller Service Provider’s being employed by, performing services for, or serving on the board of directors of, Seller, or (iii) has excluded from a Seller IP Protection Agreements or otherwise in a writing received by Seller any Intellectual Property developed or created in the course of performing services for Seller from the assignment provisions of any Seller IP Protection Agreement other than Intellectual Property that may not be assigned by the Seller Service Provider to Seller under Applicable Law (including moral rights) and Intellectual Property created outside the scope of services for Seller and without the use of any Seller IP. All rights in, to and under all Intellectual Property created by Seller’s founders or any other Person for or on behalf of Seller and that has been used in the Business either (A) prior to the inception of Seller, or (B) prior to their commencement of employment or engagement with Seller, in each case, have been duly and validly assigned to Seller.

2.10.7 Open Source

(a) Seller is in material compliance with the terms and conditions of all open source, public-source, freeware or similar third-party licenses applicable to any Open Source Materials incorporated into, or distributed, combined or linked with, the Software included in the Seller-Owned IP or the Seller Products.

(b) The Seller has not used, developed, incorporated or distributed Open Source Materials, in such a way that (i) creates any rights or immunities under any Seller-Owned IP, (ii) requires any Seller-Owned IP that is incorporated into, derived from, linked to, distributed or used with such Open Source Materials to be licensed, disclosed, distributed, decompiled, disassembled or otherwise reverse-engineered under the terms of an Open Source License.

(c) Seller has not made any contributions to any third-party open source projects.

2.10.8 Warranty against Defects

The Technology included in the Seller-Owned IP developed by or for Seller prior to the Closing Date and the Seller Products developed by or for Seller prior to the Closing Date are free from material defects and bugs, and substantially conform to the applicable specifications as of the Closing Date. As of the Closing Date, the Software included in the Seller-Owned IP and the Seller Products developed by or for Seller prior to the Closing Date do not contain (a) any clock, timer, counter, or other limiting or disabling code, design, routine, or any viruses, trojan horses, or other disabling or disruptive codes or commands that would cause such Software to be erased, made inoperable, or otherwise rendered incapable of performing in accordance with its performance specifications and descriptions, including after a specific or random number of years or copies or (b) any back doors or other undocumented access mechanism allowing unauthorized access to, and viewing, manipulation, modification, or other changes to, such Software, such other Technology included in the Seller-Owned IP or such Seller Products, in each case of (a) and (b) above, that would materially limit or restrict Seller’s or any Person’s ability to use such Software, such other Technology included in the Seller-Owned IP, or such Seller Products.

2.10.9 Effect of Transactions on Seller IP Agreements

(a) The consummation of the Transactions will neither violate nor result in the breach, modification, cancellation, termination, or suspension of, or acceleration of any payments with respect to, any Seller IP Agreement that is an Assumed Contract, any Parent License Back Agreement, or any Seller IP Protection Agreement that is an Assumed Contract. Following the Closing, Buyer or its designated Affiliates will have the right to exercise all rights under all Seller IP Agreements that are Assumed Contracts, the Seller IP Protection Agreements that are Assumed Contracts, and the Transferred Parent Rights, in each case in connection with the conduct of the Business, to the same extent Seller would have been able to, had the Transactions not occurred and without Buyer or any of its Affiliates being required to pay any additional amounts or consideration other than fees, royalties, or payments that Seller would otherwise be required to pay had the Transactions not occurred.

(b) Neither this Agreement nor the Transactions will result in (i) any third party being granted rights or access to, or the placement in or release from escrow of, Source Code, (ii) the granting by Buyer or any of its Affiliates to any third party any license of, or other right or immunity in, to, or under, any Intellectual Property Right of Buyer or any of its Affiliates pursuant to an Assumed Contract, (iii) Buyer or any of its Affiliates being bound by, or subject to, any non-competition, non-assertion of its rights, most-favored nation provisions, or other restriction (other than the restrictions in the Assumed Contracts) on the operation or scope of the Business, above and beyond the restrictions applicable to the operation or scope of the Business prior to the Closing , or (iv) Buyer or any of its Affiliates being obligated to pay any royalties or other amounts to any third party for the use of any Third-Party IP under an Assumed Contract in connection with the conduct of the Business in excess of those that would have been payable by Seller if the Closing had not occurred. Following the Closing, all Seller-Owned IP will be fully transferable, alienable, or licensable by Buyer without restriction and without payment of any kind to any third party.

2.10.10 Privacy and Security

(a) Seller complies with, and has at all times complied with, in all material respects, all Seller Privacy Commitments that are applicable to the Purchased Assets. Neither the execution, delivery, and performance of this Agreement nor the consummation of the Transactions will cause, constitute, or result in a material breach or violation of any Seller Privacy Commitments or standard terms of service entered into by users of any Seller Products sold or distributed by Seller prior to the Closing Date. Copies of all current Seller Privacy Policies applicable to the Purchased Assets have been made available to Buyer and such copies are accurate and complete.

(b) When Seller uses Third-Party Processors for the purpose of processing Personal Information that is part of the Purchased Assets, such third party has contractually agreed to maintain reasonable security and compliance with Privacy Laws. To the Knowledge of Seller, none of Seller’s Third-Party Processor have breached any Seller Data Agreements that are relevant to the Purchased Assets.

(c) With regard to the Purchased Assets, Seller has implemented and maintains reasonable written security procedures and practices, at least in compliance with the Seller Privacy Commitments, designed to protect the security, confidentiality, integrity and availability of any Processing of Personal Information. Such processes include disaster recovery, business continuity, incident response, and security plans, procedures and facilities; and has assessed and tested its information security program on a no less than annual basis, and remediated all critical and high risks and vulnerabilities. No Claims have been asserted or threatened in writing with respect to Seller’s Processing of Personal Information relevant to the Purchased Assets.

(d) With regard to the Purchased Assets, Seller has implemented and maintains technical, physical, and organizational measures, security systems, and technologies in compliance with all applicable data security requirements under Seller Privacy Commitments, and that are reasonably designed to protect computers, networks, software, and systems used by Seller from loss, theft, unauthorized access, use, disclosure, or modification. With regard to the Purchased Assets, to the Knowledge of Seller, there have not been any incidents of, or third party claims alleging, (a) Security Breaches, (b) unauthorized access or unauthorized use of any of Seller’s computer systems, network, communication equipment or other technology necessary for the operations of Seller’s business, or (c) any unauthorized access, acquisition, security incident or violation of any data security policy in relation to Seller Data has occurred or is threatened, and there has been no actual or threatened unauthorized or illegal Processing of, or accidental or unlawful destruction, loss or alteration of, any Seller Data. To the extent related to the Purchased Assets, no circumstance has arisen in which Seller Privacy Commitments would require Seller to notify a Governmental Body or Person of a data Security Breach or security incident. To the Knowledge of Seller, there are no material un-remediated security vulnerabilities in any Technology included in any Seller-Owned IP.

(e) With regard to the Purchased Assets, Seller has not received, and, to the Knowledge of Seller, there is no circumstance that would reasonably be expected to give rise to, any Claim, notice, communication, warrant, regulatory opinion, audit result, or allegation from a Governmental Body or any other Person: (i) alleging or confirming non-compliance with a relevant requirement of Seller Privacy Commitments, (ii) requiring or requesting Seller to amend, rectify, cease Processing, de-combine, permanently anonymize, block, or delete any Personal Information (except for valid data subject requests received by Seller in the Ordinary Course), (iii) permitting or mandating relevant Governmental Bodies to audit, investigate, requisition information from, or enter the premises of, Seller due to a violation or alleged violation of any Seller Privacy Commitments, or (iv) claiming compensation from Seller with respect to the Processing of Personal Information.

(f) The Seller Products sold or distributed by Seller as of the Closing Date do not contain any malicious code or defect, and operate and perform as warranted by Seller to customers. All Transferred Data will continue to be available for Processing by Buyer and its Subsidiaries following the Closing on substantially the same terms and conditions as existed immediately before the Closing.

(g) Seller uses commercially reasonable efforts to inform all employees and agents of, and consultants who have access to or Process Personal Information of, Seller’s relevant applicable current written public-facing privacy and security policies.

2.10.11 Government Rights

No government funding, facilities of a university, college, or other educational institution or research center was used in the development of any Technology included in the Seller-Owned IP. No current or former Seller Service Provider, who was involved in, or who contributed to, the creation or development of any of the Technology included in the Seller-Owned IP, has, to Seller’s Knowledge, performed services for any government, university, college, or other educational institution or research center during a period of time during which such Seller Service Provider was also performing services for Seller.

2.10.12 Participation in Standards Organizations

Except as set forth in Schedule 2.10.12 to the Disclosure Memorandum, Seller is not and has never been a member of, a contributor to, or affiliated with, any industry standards organization, body, working group, project, or similar organization (a “Standards Organization”), and none of Seller or any Seller-Owned IP, is subject to any licensing, assignment, contribution, disclosure, or other requirements or restrictions of any Standards Organization. Seller has provided Buyer with accurate and complete copies of all governing documents and other Contracts (including charter, bylaws, and participation guidelines) relating to Seller’s membership in, contribution to, or affiliation with, any Standards Organization.

2.10.13 Warranties; Seller Products

No Seller Product sold or distributed by Seller prior to the Closing Date is subject to any guaranty, warranty, right of return, right of credit, or other indemnity other than the applicable standard terms and conditions of sale, license, or lease of Seller, which are set forth in Schedule 2.10.13 to the Disclosure Memorandum. There have been no product liability Claims asserted against Seller relating to Seller or any Seller Products sold or distributed by Seller prior to the Closing Date, or, to the Knowledge of Seller, threatened against Seller relating to any Seller Products sold or distributed by Seller prior to the Closing Date. Seller has obtained, complied with, and have maintained at all times all certifications required by any Governmental Body in connection with the conduct and operation of the Business, including the operation of the Seller Products and their manufacture, sale, and distribution, and have provided Buyer with accurate and complete copies of all documents relating to such certifications.

2.10.14 Information Technology

(a) The computer, information technology and data processing systems, facilities and services, including all Software, hardware, networks, communications facilities, platforms and related systems and services that are or have been used in the conduct of the Business (collectively, the “ICT Infrastructure”), are reasonably sufficient for the existing needs of the Business as anticipated by Seller or Seller Parent as of the Agreement Date, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner. The ICT Infrastructure is (i) in good working order and functions in all material respects in accordance with all applicable documentation and specifications, (ii) maintained and supported in accordance with industry practice, and (iii) protected by reasonable security and disaster recovery arrangements, including taking and storing back-up copies (both on- and off-site) of the Software and any data in the ICT Infrastructure and following procedures for preventing the introduction of viruses to, and unauthorized access of, the ICT Infrastructure.

(b) Seller has not experienced, and to Seller’s Knowledge, no circumstances exist that are likely or expected to give rise to, any disruption in or to the operation of the Business as a result of (i) any substandard performance, malfunction or defect in any part of the ICT Infrastructure whether caused by any viruses, bugs, worms, Software bombs, lack of capacity, or otherwise or (ii) a breach of security in relation to any part of the ICT Infrastructure.

2.10.15 Artificial Intelligence

(a) Seller or Seller Parent, with respect to the Purchased Assets, has established and maintains and enforces policies and procedures governing the incorporation of Artificial Intelligence (including Automated Decision-Making Technology) by Seller’s employees, agents and contractors in the Seller’s Products, including policies, procedures, and protocols designed to ensure the ongoing ethical, transparent, and responsible design, development, and deployment of Artificial Intelligence as required under Applicable Law.

(b) Seller and its respective officers, directors, employees and to Seller’s Knowledge its agents, processors, and contractors acting on Seller’s behalf or at Seller’s direction are, and have been, in compliance in all material respects with both Applicable Law and its own or Seller Parent’s policies and procedures, relating to or regulating the use by Seller of Artificial Intelligence (including Automated Decision-Making Technology).

(c) To Seller’s Knowledge, Seller has not been, and is not currently, subject to any written notification, claim, demand, audit or action investigating or alleging that Seller has violated any Applicable Law in connection with Seller’s use of Artificial Intelligence (including Automated Decision-Making Technology).

(d) Seller owns, or has a license to, all Intellectual Property Rights in and to the Artificial Intelligence (including Automated Decision-Making Technology) developed by Seller, including any improvements or customizations to the Artificial Intelligence made by Seller. Except as set forth in the Contracts under which Seller utilizes third party Artificial Intelligence or Automated Decision-Making Technology and except as provided in Applicable Laws, Seller has no restrictions on Seller’s Exploitation or commercialization of the Artificial Intelligence or Automated Decision-Making Technology.

(e) Seller maintains and has maintained reasonable physical, technical, and administrative security measures designed to ensure the integrity and security of all material relevant training, validation, testing, or scraped data (other than open-source data and data sets) utilized by the Artificial Intelligence (including Automated Decision-Making Technology) developed by or on behalf of Seller from and against unlawful, accidental or unauthorized access, destruction, loss, use, modification, corruption, misuse and/or disclosure. To the Seller’s Knowledge, there has been no incident, including any breach of security or occurrence of unlawful, accidental or unauthorized destruction, loss, use, modification or disclosure of or access to such training, validation, testing, or scraped data or the Seller’s Artificial Intelligence or Automated Decision-Making Technology itself (“AI Security Incident”). To Seller’s Knowledge, no circumstance has arisen under Applicable Law that would require or have required the Seller to notify a Governmental Body, affected individuals, or other Persons of an AI Security Incident.

2.11 Material Contracts

(a) Schedule 2.11(a) to the Disclosure Memorandum contains an accurate and complete list of the following Contracts (excluding Non-Scheduled Contracts of the nature described in clause (a)-(d), (g) and (h) of the definition thereof) to which Seller is a party or by which Seller or any Purchased Asset is bound as of the Agreement Date (each a “Material Contract”):

(i) each Contract with a Material Customer or Material Vendor;

(ii) each Contract providing for potential payments by Seller in excess of $50,000 per annum;

(iii) each Contract providing for potential payments to Seller in excess of $50,000 per annum;

(iv) each Contract relating to Debt;

(v) each Seller IP Agreement and Shared License;

(vi) each Contract with a term of greater than one year that cannot be canceled by Seller with no more than 60 days’ notice without Liability;

(vii) each Contract with a right of first offer or notice, right of first refusal, non-competition, non-solicitation, non-hire, “most favored nations” pricing or exclusivity provision, covenant not to assert/sue, or other provision that would (or would purport to) prevent, restrict, modify, or limit in any way Seller, or, following the Closing, Buyer or any of its Affiliates, from carrying on their respective businesses in any manner or in any geographic location, including the ability to own, operate, sell, transfer, pledge, or otherwise dispose of any Purchased Assets;

(viii) each Contract relating to or establishing a joint venture, partnership, or limited liability company or that involves a sharing of profits or revenue with any other Person, or that provides for the payment of referral fees or bounties;

(ix) each Contract with any Governmental Body;

(x) each Contract pursuant to which Seller (A) agrees to indemnify any Person against any charge of infringement, misappropriation, violation, misuse, abuse, or other interference by Seller-Owned IP, or by the use of Seller-Owned IP, of or with any other Intellectual Property Right, (B) grants any Person the right to bring or control any infringement, invalidation, or other action with respect to, or otherwise to enforce any right in, any of the Intellectual Property Rights included in the Seller-Owned IP, or (C) granted or is required to grant to any Person any license, covenant not to assert/sue, or other interest or immunity from suit under any Seller-Owned IP;

(xi) each Contract for the acquisition by Seller of any business or any corporation, partnership, joint venture, limited liability company, association, or other business organization or division thereof (including any such Contracts under which Seller has ongoing payment or indemnification obligations);

(xii) each Contract for the disposition, sale, lease, or license to any Person of any Purchased Assets (other than non-exclusive licenses to Seller-Owned IP granted in the Ordinary Course to customers and Seller Service Providers, in each case consistent with past practice) or a significant portion of the Business;

(xiii) each Contract pursuant to which Seller has any obligation to sell, license, deliver, or provide any products, services, or the Seller-Owned IP to any Person, other than any Outbound License;

(xiv) each Related Party Contract;

(xv) each collective bargaining agreement or other similar agreement;

(xvi) each separation agreement or severance agreement with any current or former Seller Service Provider pursuant to which Seller has any actual or potential Liability;

(xvii) each Employee Benefit Plan;

(xviii) each Contract pursuant to which Seller is a lessor or lessee of any machinery, equipment, or motor vehicles involving expenditures in excess of $50,000 per annum;

(xix) each settlement agreement to which Seller is a party or which affect the Purchased Assets and pursuant to which Seller or the Business has any ongoing obligations, other than customary non-disclosure or confidentiality covenants;

(xx) each Contract that involves the payment of royalties to any other Person; and

(xxi) all other Contracts that are material to Seller, the Business or the Purchased Assets.

(b) All Material Contracts to which Seller is a party are valid, binding, and enforceable on Seller, except to the extent such enforceability is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, or other Applicable Law affecting or relating to creditors’ rights generally and general principles of equity, and to the Knowledge of Seller, on the other counterparties thereto, in accordance with their terms and are in full force and effect. Seller has performed all material obligations imposed on it under such Material Contracts, and neither Seller nor, to the Knowledge of Seller, any other party thereto is in default thereunder, nor is there any event that with notice or lapse of time, or both, would constitute a default by Seller or, to the Knowledge of Seller, any other party thereunder. There is not, and during the past three years, there has not been, any material disagreement or dispute with any other party to any such Material Contract, nor is there any pending request for amendment of any such Material Contract. Seller nor any of its Affiliates has received any notification that any party to a Material Contract intends to cancel, terminate, materially modify, not perform, or not renew such Contract (if such Contract is renewable). Seller has provided to Buyer accurate and complete copies of all Material Contracts at least two (2) Business Days prior to the Agreement Date.

2.12 Claims, Legal Proceedings, and Orders

(a) There are no, and during the past five years, there have been no, Claims pending or involving or, to the Knowledge of Seller, threatened against Seller or any Seller Service Provider, any Affiliate of Seller, or representative thereof related, directly or indirectly, to Seller or the Business, and, to the Knowledge of Seller, there is not any reasonable basis for any such Claim. No Legal Proceeding is pending or, to the Knowledge of Seller, threatened by or against Seller or any Person for whose, and referable to whose, acts or defaults Seller or the Business may be vicariously liable. No portion of the Business is currently operating under or subject to any Order.

(b) (i) No current or former Seller Service Provider, in each case during the course of or arising out of such Person’s employment or service with Seller, has been the subject of a criminal proceeding or has been found by any Governmental Body to have violated any Applicable Law (excluding minor traffic violations), (ii) to the knowledge of Seller, no petition under the federal bankruptcy or other similar Applicable Law or any federal, state, provincial or foreign insolvency or other similar Applicable Law has been filed by or against, or a receiver or similar officer appointed for, any director, manager, or officer of Seller, and (iii) to the knowledge of Seller, no current Seller Service Provider is the subject of any Order, or has entered into any agreement with any Governmental Body, permanently or temporarily enjoining him or her, or otherwise limiting him or her, from engaging in any business, profession, or business practice.

(c) No Order has been made or petition presented, or resolution passed for the winding-up or liquidation of Seller or Seller Parent, and there is not outstanding, nor are there circumstances that would entitle any Person to present: (i) any petition or Order for the winding-up or administration of Seller or Seller Parent, (ii) any appointment of a receiver over the whole or part of the undertaking of assets of Seller, (iii) any voluntary arrangement between Seller and any of its creditors, (iv) any distress or execution or other process levied in respect of Seller that remains undischarged, or (v) any unfulfilled or unsatisfied Order against Seller. There has been no assignment of the assets of Seller for the benefit of creditors. Seller has not been deemed unable to pay its debts within the meaning of Applicable Law. There are no current or past creditors of Seller to whom any Applicable Law requires the delivery of notice or from whom any form of consent is required in conjunction with this Agreement or any Operative Document to which Seller is a party or any of the Transactions.

2.13 Seller Permits; Compliance with Laws

(a) Seller has received all approvals, authorizations, consents, licenses, orders, registrations, and permits of all Governmental Bodies required by Applicable Law that are necessary for the ownership, use, and Exploitation of the Purchased Assets and the conduct of the Business as currently conducted (collectively, “Seller Permits”). Seller is, and at all times have been, in compliance in all material respects with all Seller Permits and in compliance in all material respects with all Applicable Law. Seller has not been subject to any investigation or review by any Governmental Body.

(b) Schedule 2.13(b) to the Disclosure Memorandum contains details of all written correspondence (other than Ordinary Course administrative filings or administrative communications with the United States Patent and Trademark Office or any Tax Authority) of Seller with any Governmental Body over the three years prior to the Agreement Date in any jurisdiction. To Seller’s Knowledge, Seller has not been subject to any investigation or review by any Governmental Body.

(c) In connection with the conduct of the Business and the use, operation and exploitation of the Purchased Assets, Seller is, and at all times have been, in compliance with all Applicable Law of the United States and other jurisdictions in which Seller operates or to which it is subject with respect to import and export control and economic sanctions, including the U.S. Export Administration Regulations, the U.S. International Traffic in Arms Regulations, and economic sanctions regulations and executive orders administered by the U.S. Department of the Treasury Office of Foreign Asset Control (“OFAC”). Seller has not at any time been counterparty to any commercial agreement with any Person who is the target of, or listed as a designated person in respect of, any economic sanctions administered by OFAC, the U.S. Department of Commerce, or the U.S. Department of State or has engaged, directly or indirectly, in any business with or related to any country or territory that is the subject of any comprehensive economic or financial sanctions or trade embargoes administered or enforced by OFAC (including Cuba, Iran, Syria, North Korea, the Crimea and the so-called Donetsk People’s Republic (DNR) and Luhansk People’s Republic (LNR) regions of Ukraine).

(d) In connection with the conduct of the Business and the use, operation and exploitation of the Purchased Assets, none of Seller nor any of its Representatives acting on its behalf has at any time (i) taken any action, directly or indirectly, in violation (or that would reasonably be expected to result in any violation) of Anti-Bribery Laws, including making, offering, authorizing, or promising any payment, contribution, gift, business courtesy, bribe, rebate, kickback, or any other thing of value, regardless of form or amount, to any Person to induce the recipient to act improperly, to obtain a competitive advantage for any party, or to receive favorable treatment in obtaining or retaining business or (ii) corruptly or improperly accepted, received, or solicited anything of value in connection with the Business. Seller conducts, and has at all times conducted, the Business in compliance with Anti-Bribery Laws and none of Seller’s principals, equityholders, directors, managers, officers, employees, or other agents is an official, agent, employee, or representative of any national, provincial, or local government, wholly or partially government-owned or government-controlled entity, political party, political candidate, or public international organization.

2.14 Taxes

(a) Seller has (i) timely filed on or before the applicable due date (taking into account any valid extensions) with each appropriate Governmental Body all income and other material Tax Returns required to be filed by it or with respect to such entity or the Purchased Assets, and all such Tax Returns filed are accurate and complete in all material respects and (ii) fully and timely paid all material Taxes due by or with respect to Seller or the Purchased Assets (whether or not such Taxes have been reflected on any Tax Return). All material Taxes that Seller has been required by Applicable Law to deduct, withhold, or collect (including with respect to any amounts paid or benefits provided to employees) for payment including with respect to the Business, the Purchased Assets or the Assumed Liabilities have been duly deducted, withheld, and collected, and have been paid over to the appropriate Governmental Body in compliance with Applicable Law.

(b) The Seller Balance Sheet reflects all Liabilities for unpaid Taxes relating to the Purchased Assets for periods (or portions of periods) through the Seller Balance Sheet Date. There is no Liability for unpaid Taxes relating to the Purchased Assets accruing after the Seller Balance Sheet Date except for Taxes arising in the Ordinary Course following the Seller Balance Sheet Date. There is no Liability for Taxes relating to the Purchased Assets (whether outstanding, accrued for, contingent, or otherwise) that are not included in the Seller Balance Sheet.

(c) (i) There have never been and there are not currently pending or threatened any Claims by any Governmental Body with respect to Taxes relating to the Purchased Assets, (ii) no extension or waiver of the limitation period applicable to any Tax Return relating to the Purchased Assets is in effect or has been requested, (iii) all deficiencies claimed, proposed, or asserted or assessments made as a result of any examinations by any Governmental Body of the Tax Returns of, or with respect to, the Purchased Assets have been fully paid or fully settled and there is no procedure, proceeding, or contest of any refund or deficiency in respect of Taxes with respect to the Business, the Purchased Assets or the Assumed Liabilities pending or on appeal with any Governmental Body, and (iv) there is no agreement relating to any extension of time for filing any Tax Return with respect to the Business, the Purchased Assets or the Assumed Liabilities that has not been filed.

(d) Seller is not and has never been a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement, or similar Contract with respect to the Purchased Assets or otherwise, and Seller does not have any Liability or potential Liability to another Person under any such agreement.

(e) Seller does not have any nexus and has not taken any action that could result in Buyer having Taxable presence after the Closing in any taxing jurisdiction (whether within or without the United States) other than the jurisdiction in which Seller is organized. Seller has not or has ever had a “permanent establishment” within the meaning of an applicable income Tax treaty, and Seller otherwise has not had a Taxable presence in any country other than the country in which Seller is organized. No taxing jurisdiction (whether within or without the United States) in which Seller has not filed a particular type of Tax Return or paid a particular type of Tax has asserted that Seller is required to file such Tax Return or pay such type of Tax in such taxing jurisdiction. The Purchased Assets are not, nor have they ever been (during any taxable period remaining open for the assessment of Tax by any applicable Tax Authority under the applicable statute of limitations), a part of any fixed place of business or a permanent establishment in any jurisdiction outside of the United States.

(f) Seller has not made any payment, is not obligated to make any payment, and is not party to (or a participating employer in) any Contract that could obligate Seller or Buyer to make any payment, in each case that constitutes or would constitute an “excess parachute payment,” as defined in Section 280G of the Code (or any corresponding or similar provision of Applicable Law with respect to Taxes). No payment to any person will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code due in whole or in part to the Transactions. Seller is eligible to seek approval of its equityholders in a manner that complies with Section 280G(b)(5) of the Code. Seller has not made any payment, is not obligated to make any payment or payments, and is not a party to (or a participating employer in) any Contract that has resulted or could reasonably be expected to result in the imposition on Seller, Seller Parent or Buyer, or any employee of Seller of any additional Tax or interest under Section 409A of the Code (or any corresponding or similar provision of Applicable Law with respect to Taxes), or is subject to Section 457A of the Code. For all applicable Tax purposes and during all relevant times, Seller has properly treated as an employee each person required to be treated as an employee of Seller. Seller has no obligations to gross-up any Taxes for any Seller Service Providers.

(g) None of Seller, Buyer, or any Affiliate of Buyer will be obligated to pay or reimburse any Person for any Taxes imposed under Section 4999 of the Code (or any corresponding or similar provision of Applicable Law with respect to Taxes) as a result of any Contract currently in effect.

(h) None of the Purchased Assets constitute “United States real property interests” within the meaning of Section 897(c) of the Code.

(i) Seller has delivered or made available to Buyer correct and complete copies of all income Tax Returns and other material Tax Returns of Seller with respect to the Business, the Purchased Assets and the Assumed Liabilities for which the statute of limitations has not expired, and all audit reports and statements of deficiencies assessed against or agreed to by Seller. Schedule 2.14(i) to the Disclosure Memorandum is an accurate and complete listing of (i) all types of Taxes paid, and all types of Tax Returns filed by or on behalf of, Seller with respect to the Business, the Purchased Assets and the Assumed Liabilities and (ii) all of the jurisdictions that impose such Taxes or with respect to which Seller has a duty to file such Tax Returns (identifying each of the jurisdictions for which Seller is filing Tax Returns, and the types of Taxes paid in such jurisdiction).

(j) Seller has (i) complied with Applicable Law relating to the payment, reporting, and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 1472, and 3406 of the Code or similar provisions under any non-U.S. law), (ii) deducted or withheld (within the time and in the manner prescribed by Applicable Law) from employee wages or consulting compensation and paid over to the proper Governmental Body (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all Applicable Law, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding laws, and (iii) timely filed all withholding Tax Returns, for all periods through and including the Closing Date.

(k) No Tax ruling has been issued to Seller with respect to the Purchased Assets that would be binding on Buyer for any Taxable period (or portion thereof) ending after the Closing Date, and Seller has not applied for any Tax ruling.

(l) Seller has collected and remitted all sales, use, value added, ad valorem, personal property and similar Taxes (“Sales Taxes”) with respect to sales made or services provided with respect to the Business, the Purchased Assets and the Assumed Liabilities and, for all sales or provision of services with respect to the Business, the Purchased Assets and the Assumed Liabilities that are exempt from Sales Taxes and that were made without charging or remitting Sales Taxes, Seller has received and retained any required Tax exemption certificates or other documentation qualifying such sale or provision of services as exempt.

(m) Seller has not deferred Taxes or claimed any Tax credits under the CARES Act, or any other Applicable Law, regulation, order, or directive issued by any Governmental Body or public health agency in connection with the COVID-19 pandemic. Seller is eligible for and has properly claimed any Tax credits or deferral for which it has affirmatively applied, filed, or otherwise claimed pursuant to the CARES Act or any corresponding or similar provision of state, local, or foreign Tax law. Schedule 2.14(m) to the Disclosure Memorandum is an accurate and complete listing of any Tax deferrals or Tax credits for which Seller has affirmatively applied, filed, or otherwise claimed pursuant to the CARES Act or any corresponding or similar provision of state, local, or foreign Tax law.

(n) There are (and immediately following the Closing there will be) no Encumbrances on the Purchased Assets relating or attributable to Taxes other than Encumbrances for Taxes not yet due and payable. There is no basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Encumbrance for Taxes on the Purchased Assets.

(o) Seller is not, and has never been, party to or the beneficiary of any Tax exemption, Tax holiday, or other Tax reduction Contract or Order, in each case with respect to the Purchased Assets.

(p) Seller is in compliance with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of Seller. The prices for any property or services (or for the use of any property) provided by or to Seller are arm’s length prices for purposes of all applicable transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code.

(q) None of the Purchased Assets is an instrument treated by the issuer as debt for federal income Tax purposes that should be treated as equity pursuant to Applicable Law.

(r) Seller has offered all full-time employees (as defined in the Patient Protection and Affordable Care Act) the ability to elect minimum essential coverage that provides minimum value for themselves and their dependents, such that there will not be any Liability or excise tax under Section 4980H(a) of the Code. There will not be any penalty or excise tax assessed against Seller under 4980H(b) of the Code. There is nothing that would create a reporting obligation or excise tax under 4980D of the Code. Seller shall satisfy its reporting obligations under Code sections 6055 and 6056, as applicable, for the year of the Closing through the Closing Date.

(s) All Taxes that are required by Applicable Law to be withheld from benefits derived under the Employee Benefit Plans have been properly withheld and remitted to the proper depository in a timely manner.

(t) Buyer shall not, by reason of the transactions contemplated under this Agreement, have any liability (including post-Closing) for any obligations of Seller or its Affiliates under any Tax indemnification, sharing and similar Contracts that relating to the Business, the Purchased Assets or the Assumed Liabilities (including, without limitation, any provisions under the SDA, the TMA or any related agreements), excluding any Contracts entered into in the ordinary course of business, no significant purposes of which is related to the indemnification or sharing of Taxes (a “Customary Agreement”). For the avoidance of doubt, the SDA is not a Customary Agreement.

2.15 Tax Consequences

Seller has had an opportunity to review with its own Tax advisors the Tax consequences to it of the Transactions. Buyer does not make, and Seller and Seller Parent are not relying upon, any representations or warranties to Seller regarding the Tax treatment of the Asset Purchase or any of the Tax consequences to Seller or Seller Parent of this Agreement, the Asset Purchase, the other Transactions, or the other agreements contemplated by this Agreement. Each of Seller and Seller Parent understand that it must rely solely upon its advisors and not on any statements or representations by Buyer or any of its agents or Affiliates. Seller and Seller Parent understands that it shall be responsible for its own Tax Liabilities that may arise from the Transactions.

2.16 Related Party Interests

No equityholder of Seller (including Seller Parent), Seller Service Provider, or Affiliate of Seller (or, to the Knowledge of Seller, any Affiliate of the foregoing), and no Related Party (excluding Seller) of any of the foregoing, has any interest (other than as an equityholder) (a) in any Contract with Seller or in any Contract relating to (i) Seller, (ii) the present or prospective business or operations of Seller, or (iii) any Purchased Asset (in each case, other than employment agreements made available to Buyer pursuant to Section 2.8(f) and the Seller IP Protection Agreements) (each, a “Related Party Contract”)or (b) in any Material Customer or Material Vendor.

2.17 Insurance

(a) Each insurance policy maintained by Seller as of the Agreement Date (the “Policies”) is in full force and effect and will continue in full force and effect through the Closing Date. During the past three years, Seller has not been refused any insurance, nor has its coverage been limited, by any insurance carrier. Seller maintains the Policies with a scope and amount sufficient to satisfy Applicable Law and all Contracts to which Seller is a party or by which Seller is bound.

(b) Seller has not done anything or omitted to do anything that would reasonably be expected to make any of the Policies void or voidable or prejudice the ability to effect insurance on the same or better terms in the future. No insurer under any of the Policies has disputed, or given any indication to Seller or Seller Parent that it intends to dispute, the validity of any of the Policies on any grounds. No Claims have been made, no Claim is outstanding, and, to the Knowledge of Seller, no fact or circumstance exists that would reasonably be expected to give rise to a Claim under any of the Policies. To the Knowledge of Seller, no event, act, or omission has occurred that requires notification under any of the Policies. None of the insurers under any of the Policies has refused, or given any indication to Seller or Seller Parent that it intends to refuse, indemnity in whole or in part in respect of any Claims under the Policies. Nothing has been done or omitted to be done by Seller and, to Seller’s Knowledge, there are no facts or circumstances that would reasonably be expected to entitle the insurers under any of the Policies to refuse indemnity in whole or in part in respect of any claims under the Policies.

2.18 Brokers or Finders

Seller has not and will not have, directly or indirectly, any Liability for brokers’ or finders’ fees, commissions, or any similar charges in connection with the origin, negotiation, or execution of this Agreement or in connection with any of the Transactions.

2.19 Customers and Suppliers

(a) Schedule 2.19(a) to the Disclosure Memorandum sets forth an accurate and complete list of each customer of Seller or the Business by revenue during the year that ended on December 31, 2023, and for the three months ended March 31, 2024 (such periods, the “Reference Period”) (collectively, the “Material Customers”), showing the approximate total revenues from each such Reference Period. No Material Customer has, during the 12 months prior to the Agreement Date, decreased or limited in any material respect or, to the Knowledge of Seller, threatened to decrease or limit in any material respect, its purchase of the Seller Products. Seller has not received any notice of, and, to the Knowledge of Seller, no circumstance exists that would cause Seller to expect, any material modification to Seller’s relationship with any Material Customer, nor is there or has there been, during the Reference Period, any material dispute with or Claim by any of Seller’s customers concerning the purchase of the Seller Products. Seller has not received any notice of, and, to the Knowledge of Seller, no circumstance exists that may cause Seller to expect, any customer allegations of any material defect or Claim in respect of any Seller Products.

(b) Schedule 2.19(b) to the Disclosure Memorandum sets forth an accurate and complete list of Seller’s top 15 suppliers, vendors, and other third-party service providers (each, a “Vendor” and each Vendor required to be set forth on Schedule 2.19(b) to the Disclosure Memorandum, a “Material Vendor”), by the amount of payments made to each such Material Vendor during the Reference Period, showing the approximate total payments to each such Material Vendor during the Reference Period. No Material Vendor has during the Reference Period decreased or limited in any material respect or, to the Knowledge of Seller, threatened to decrease or limit in any material respect, its supply or services to Seller. Seller has not received any notice of, and, to the Knowledge of Seller, no circumstance exists that would cause Seller to expect, any material modification to Seller’s relationship with any Material Vendor, nor is there or has there been, during the Reference Period, any material dispute with or Claim by any Vendor concerning such Vendor’s supply or services to Seller.

(c) Seller has made available to Buyer a register of all written Claims received by Seller during the 36 months prior to the Agreement Date from any customer or Vendor other than in respect of ordinary course delivery delays or product returns.

2.20 Conduct of the Business

Seller has conducted and operated the Business only through Seller and Perceive Canada and not through Seller Parent, any other equityholder of Seller or any direct or indirect Subsidiary or Affiliate of either Seller Parent (other than Seller and Perceive Canada) or any other equityholder of Seller.

2.21 Solvency

(a) Seller is (and, after giving effect to all of the Transactions, including the payment of all related fees and expenses, will be) Solvent. For purposes of this Agreement, “Solvent” means that, as of any time of determination, (i) the amount of the fair saleable value of the assets of Seller exceeds, as of such time, the sum of (A) the value of all liabilities of Seller as of such time, as such term is generally determined in accordance with Applicable Law governing determinations of the solvency of debtors and (B) the amount that will be required to pay the probable liabilities of Seller as they mature, (ii) Seller will have adequate capital to carry on its business, and (iii) Seller will be able to pay its debts as they become due. The Purchase Price constitutes reasonably equivalent value for the Purchased Assets, and the consummation of the Transactions shall not constitute a fraudulent transfer under Applicable Law.

(b) Seller and Seller Parent are not entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of Seller or Seller Parent or their respective Subsidiaries. Assuming (i) satisfaction or waiver of the conditions to Buyer’s obligations to consummate the Transactions and after giving effect to the Transactions and the payment of the Purchase Price and (ii) the representations and warranties of Seller and Seller Parent set forth in this Article II are accurate in accordance with Section 5.1, Seller Parent and its Subsidiaries, on a consolidated basis, as of the date hereof and as of the Closing, will be Solvent.

Article III
REPRESENTATIONS AND WARRANTIES OF BUYER

In order to induce Seller to enter into and perform this Agreement, Buyer represents and warrants to Seller as of the Agreement Date and as of the Closing Date as follows:

3.1 Organization and Good Standing

Buyer is a limited liability company duly formed, validly existing, and in good standing under the laws of the State of Delaware, has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, in each case, for any such failures that would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of Buyer to perform its obligations under this Agreement or otherwise consummate the transactions contemplated hereby.

3.2 Authority and Enforceability

Buyer has full power and authority to execute this Agreement and the other Operative Documents to which it is (or will be) a party and to perform its obligations hereunder and thereunder and to consummate the Transactions. This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution, and delivery by each of the other parties hereto, this Agreement is the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, and each of the other Operative Documents to which Buyer is (or will be) a party, when executed by Buyer, and assuming the due authorization, execution, and delivery by each of the other parties thereto, is (or will be) the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except, in each case, to the extent such enforceability is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, or other Applicable Law affecting or relating to creditors’ rights generally and general principles of equity.

3.3 No Approvals; No Conflicts

The execution, delivery, and performance by Buyer of this Agreement and the other Operative Documents to which Buyer is (or will be) a party and the consummation by Buyer of the Transactions do not and will not (a) violate (with or without the giving of notice or lapse of time, or both) Applicable Law, (b) require any filing with, consent, approval, or authorization of, notification or other submission to, or confirmation or clearance from, any Person, other than such information submission as may be required to be made by Buyer in connection with the Transactions under the DMA, or (c) conflict with or result in a breach of or constitute a default under any provision of the governing documents of Buyer.

3.4 Brokers or Finders

Buyer has not and will not have, directly or indirectly, any Liability for brokers’ or finders’ fees, commissions, or any similar charges in connection with the origin, negotiation, or execution of this Agreement or in connection with any of the Transactions.

Article IV
COVENANTS

4.1 Covenants of Seller and Seller Parent Prior to the Closing

Prior to the Closing, unless Buyer except as (1) set forth on Schedule 4.1, and (2) otherwise consents in writing, the Business shall be conducted in the Ordinary Course and in accordance with Applicable Law, and Seller shall, and Seller Parent shall cause Seller to, use commercially reasonable efforts to (i) preserve intact the business organization of Seller and, to the extent applicable, the Purchased Assets in good repair and condition (ordinary wear and tear excepted), (ii) keep available the services of the current Seller Service Providers, (iii) preserve the goodwill and current relationships of Seller with customers, suppliers and other Persons with which Seller has significant business relations, and (iv) maintain capital expenditure levels of the Business, consistent with past practice and necessary for the operation of the Business in the Ordinary Course. Without limiting the generality of the foregoing, except (1) as set forth on Schedule 4.1, and (2) unless Buyer otherwise consents in writing or as expressly contemplated by this Agreement, Seller shall not (and shall not permit any of its Representatives or Affiliates to), and Seller Parent shall cause Seller not to, between the Agreement Date and the earlier of the Closing and the termination of this Agreement in accordance with Article VIII:

(a) amend or otherwise change the governing documents of Seller;

(b) (i) issue, sell, contract or promise to issue or sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant, or Encumbrance (other than Permitted Encumbrances) of, any Equity Interests, or any other ownership interest (including any phantom interest) of Seller, or any revenue or profit-sharing interest in respect of Seller, or (ii) approve, consent to, or otherwise authorize the transfer of any Equity Interests from any equityholder of Seller to another Person (other than repurchases of its Equity Interests by Seller Parent);

(c) declare, set aside, make, or pay any distribution with respect to any Equity Interests;

(d) reclassify, combine, split, subdivide, redeem, purchase, or otherwise acquire, directly or indirectly, any Equity Interests;

(e) acquire or engage in any other similar transaction or investment in any Person or division thereof;

(f) incur or repay, or amend any terms of, any indebtedness for borrowed money (other than trade payables or accruals in the Ordinary Course), or issue any debt securities or assume, guarantee, endorse, or otherwise become responsible for the obligations for borrowed money of any Person, or make any loans or advances, in each case, other than indebtedness to Seller Parent or any other Affiliate consistent with past practice;

(g) enter into, amend, terminate, or renew any Material Contract (or any Contract that would constitute a Material Contract if it were in effect as of the Agreement Date), other than (i) terminations that occur as a result of the natural expiration of the term of such Material Contract; and (ii) automatic renewals in accordance with terms of such Material Contracts;

(h) except as required under Applicable Law, (i) increase, defer, or fail to pay the base salary, bonus opportunity, or compensation or other amounts payable or to become payable to its current, former, or prospective Seller Service Providers, grant any severance or termination pay, or loan or advance any money or other property to any Seller Service Providers, other than as required pursuant to any Employee Benefit Plan in effect as of the Agreement Date, to any current, former, or prospective Seller Service Provider, or establish, adopt, enter into, amend, terminate, or fail to renew any Employee Benefit Plan, collective bargaining, or other Contract, trust, fund, or policy for the benefit of any Seller Service Provider, (ii) make or commit to make any equity awards to any Seller Service Provider, (iii) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Employee Benefit Plan to the extent not required by this Agreement or such Employee Benefit Plan as in effect on the Agreement Date (or any Contract entered into and in effect as of the Agreement Date pursuant to any such Employee Benefit Plan), (iv) hire or engage the services of any additional Seller Service Providers, or (v) terminate the employment or services, as applicable, of any Seller Service Provider, other than for cause;

(i) (i) make, revoke, or alter any Tax election, settle or compromise any Tax Liability or Tax Contest, or take any action that would or is reasonably likely to result in Seller having nexus or otherwise being subject to Tax or any Tax Return filing obligation in any jurisdiction in which Seller has not filed Tax Returns as of the Agreement Date, file any amended Tax Return or file any Tax Return being filed late (taking into account any valid extensions) or surrender any right to claim a Tax refund, offset, or other reduction in Tax Liability, (ii) extend any statute of limitations with respect to any Tax Return, (iii) enter into any Tax sharing or similar agreement or closing agreement, (iv) assume any Liability for the Taxes of any other Person (whether by Contract or otherwise), (v) consent to any extension or waiver of the limitation period applicable to any Claim or assessment in respect of Taxes, or (vi) with the exception of items occurring as a result of the Transactions, accelerate or move any Tax deduction, attribute, or benefit to the Pre-Closing Tax Period or defer any Tax detriment or Taxable income to the Post-Closing Tax Period, other than in the Ordinary Course;

(j) commence, pay, discharge, or satisfy any Claim, Liability, right, or obligation (absolute, accrued, asserted or unasserted, contingent, or otherwise) in excess of $50,000 individually or $250,000 in the aggregate, other than the commencement, payment, discharge, or satisfaction in the Ordinary Course, Liabilities, and obligations reflected or reserved against in the Seller Balance Sheet or incurred in the Ordinary Course since the Seller Balance Sheet Date and that do not result from any breach of Contract, warranty, infringement tort, or violation of Applicable Law;

(k) waive any Claims or rights, in each case, of material value related to the Purchased Assets or the Assumed Liabilities;

(l) sell, transfer, license, lease, or otherwise dispose of any Purchased Asset (other than non-exclusive licenses to Seller IP granted by Seller in the Ordinary Course to customers and Seller Service Providers, in each case consistent with past practice);

(m) assign, abandon, forfeit, or permit to lapse, or instruct or consent to a future lapse of, any Intellectual Property Rights included in the Seller-Owned IP;

(n) take any action that would or is reasonably likely to result in (i) the Breach of any of the representations or warranties of Seller set forth in this Agreement or any other Operative Document, (ii) the Breach of any covenant of Seller or Seller Parent set forth in this Agreement or any other Operative Document, or (iii) any of the conditions specified in Article V or Article VI not being satisfied;

(o) take any action to induce or try to induce any Offered Employee to terminate or Breach his or her Offer Letter or NDA entered into with Buyer or any Buyer Entity, or take any action to induce or try to induce any Seller Service Provider to terminate his or her employment or services with Seller prior to the Closing;

(p) incorporate a company, or, except as otherwise required by Applicable Law, register a branch, or apply for any regulatory license in any jurisdiction; and

(q) agree or commit to do any of the foregoing.

4.2 Third-Party Consents; Terminations and Amendments; Notices; Actions

Seller shall use commercially reasonable efforts to (which efforts shall include, in the case of the Required Consents, payment of all amounts expressly required by the terms of the underlying Contract to obtain such Required Consents, including any amounts required to cure any breach of or default under any applicable Contract) (a) obtain as promptly as practicable following the Agreement Date, and in any event prior to the Closing, the consent or approval (or waiver thereof) of each Person who has a right to consent or approval in connection with the Transactions, including each party to the Contracts set forth on Schedule 4.2(a) (the “Required Consents”), which consents shall be in a form reasonably satisfactory to Buyer, (b) deliver notice as promptly as practicable following the Agreement Date, and in any event prior to the earlier of the Closing and the date on which notice is required to be delivered under the applicable Contract, to each Person who has a right to receive notice in connection with the Transactions, including each party to the Contracts set forth on Schedule 4.2(b) (the “Required Notices”), which notices shall be in a form reasonably satisfactory to Buyer, and (c) complete prior to the Closing, the actions set forth on Schedule 4.2(c) (the “Required Actions”), which actions shall be completed in a manner reasonably satisfactory to Buyer.

4.3 Further Action

(a) Seller, Seller Parent and Buyer shall take any actions reasonably necessary, advisable or appropriate to consummate the Transactions and fulfill the conditions to the Closing set forth herein as promptly as reasonably practicable following the Agreement Date, including, with respect to Seller, (i) (A) taking such actions as to encourage the Offered Employees to accept employment with Buyer or its Affiliates and not rescind or revoke the Offer Letters, and (B) causing each of the Named Employees and Offered Employees to continue employment through, and commence employment with Buyer on, the Closing Date and (ii) delivering to Buyer such certificates, other documents and information as required to satisfy each of the conditions set forth in Article V. For the avoidance of doubt, to the extent any condition to the Closing is that a document be acceptable or to the satisfaction of Buyer, this Section 4.3 shall not require Buyer to waive such right or otherwise accept a document that is not reasonably acceptable or satisfactory to Buyer. Seller, Seller Parent and Buyer shall take any further actions reasonably necessary or desirable to carry out the purposes of this Agreement or any other Operative Document as may be requested by the other parties hereto. In furtherance and not in limitation of the foregoing, Seller and Seller Parent shall use commercially reasonable efforts to obtain, prior to the Closing, duly executed release agreements, substantially in the form attached hereto as Exhibit A (each, a “Release Agreement”), from each Holder that is an Offered Employee as of the Agreement Date.

(b) In furtherance and not in limitation of Sections 4.3(a), Buyer shall as soon as reasonably practicable following the Agreement Date (expected to be no more than two (2) Business Days following the Agreement Date) (i) make an information submission to the European Commission disclosing information concerning the proposed Transactions to the extent required by the DMA and (ii) subject to Seller and Seller Parent’s compliance with Section 4.3(c), submit a “Notification to Acquire Control of an Existing Canadian Business (or Businesses)” to the ISED.

(c) In furtherance and not in limitation of Section 4.3(a), Seller, Seller Parent and Buyer shall, to the extent permitted under Applicable Law, (i) promptly inform the other parties of the receipt of any inquiry, notification, request for information, or investigation, from any Governmental Body in connection with the Transactions, including under any applicable Regulatory Laws, and provide the other parties with a copy of any notices or other written communications related thereto, (ii) cooperate with the other parties in the making of any submissions or filings under any applicable Regulatory Laws or otherwise requested to be made by any Governmental Body in connection with the Transactions, including by (A) providing such other parties or their respective outside counsel with an advance opportunity to review and comment on any such submission or filings prior to their submission, (B) promptly providing the other parties or their respective outside counsel with copies of any communications received from any Governmental Body concerning the Transactions, and (C) promptly supplying the other parties or their outside counsel with any information or documents that may be required or requested by any Governmental Body (whether in connection with such submissions or filings or otherwise) or that Buyer determines, in consultation with the other parties, may be advisable to provide to any relevant Governmental Body, and (iii) use their respective commercially reasonable efforts consistent with Applicable Law to cause the expiration or termination of any applicable waiting periods, to obtain all required or advisable consents, approvals, confirmations, or other clearances under any applicable Regulatory Laws as soon as practicable (save in relation to the submission referred to in Section 4.3(b)), and to cause the consummation of the Transactions to occur as promptly as practicable, in each case and in any event no later than the Outside Date. Subject to Applicable Law relating to the exchange of information, Buyer shall have the right (i) to direct all matters with any Governmental Body relating to the Transactions and (ii) to review in advance, and direct the revision of, any filing, application, notification, submission, or other document to be provided or made by Seller, Seller Parent or Buyer to any Governmental Body under any Regulatory Laws; provided that, in each case, Buyer shall consult with Seller and Seller Parent in advance and consider in good faith the timely views of Seller and Seller Parent with respect thereto. Neither Seller nor Seller Parent shall, without the prior written consent of Buyer, permit any of Seller or Seller Parent’s respective Representatives to participate in any meeting with any Governmental Body relating to the Transactions unless Seller or Seller Parent, as applicable, consults with Buyer in advance and, to the extent permitted by such Governmental Body, grants Buyer the opportunity to attend and lead the discussions at such meeting. Prior to Buyer participating in any such meeting with any Governmental Body relating to the Transactions, Buyer shall consult with Seller and Seller Parent in advance and consider in good faith the timely views of Seller and Seller Parent with respect thereto.

(d) In furtherance and not in limitation of Section 4.3(a) and subject to the limitations set forth in this Section 4.3(d), if any objections are asserted with respect to the Transactions under any applicable Regulatory Laws or any other Applicable Law or if any Claim is brought or instituted (or threatened to be brought or instituted) by any Governmental Body challenging the Transactions or that would otherwise prohibit or materially impair or delay the consummation of the Transactions, Seller, Seller Parent and Buyer shall use their respective commercially reasonable efforts to resolve any such objections or lawsuits or other Claim (or threatened Claim) so as to permit consummation of the Transactions as soon as reasonably practicable. Notwithstanding anything to the contrary herein, neither Buyer nor any of its Affiliates shall be required, in order to resolve any such objections or Claims (or threatened Claims) and permit the Closing to occur no later than the Outside Date, to (i) litigate or contest any Claim challenging any of the Transactions as violative of any Regulatory Laws, (ii) (A) sell, lease, license, transfer, dispose of, divest or otherwise encumber, or hold separate pending any such action or (B) propose, negotiate or offer to effect, or consent or commit to, any such sale, lease, license, transfer, disposal, divestiture of, or other Encumbrance (other than Permitted Encumbrances of the nature described in subclauses (a) – (c) of the definition thereof) on, or holding separate of, before or after the Closing, any assets, licenses, operations, rights, product lines, businesses, or interest therein of Buyer, its Subsidiaries or Affiliates, or in respect of the Purchased Assets, (iii) take or agree to take any other action or agree or consent to any limitations or restrictions on freedom of actions with respect to, or its ability to retain, or make changes in, any such assets, licenses, operations, rights, product lines, businesses, or interest therein of Buyer, its Subsidiaries or Affiliates, or in respect of the Purchased Assets, (iv) take or agree to take any other action or agree or consent to the holding separate of the Purchased Assets and/or the Business or any limitation or regulation on the ability of Buyer or any of its Affiliates to exercise full rights of ownership of or control over the Purchased Assets and/or the Business, or (v) take or agree to take any other action that is not conditioned on the consummation of the Transaction (any one or more of the foregoing actions in clauses (i)-(iv), a “Regulatory Restraint”). Buyer may compel the Purchased Assets to take or become subject to any Regulatory Restraint (or agree to take or become subject to such Regulatory Restraint) if such Regulatory Restraint is effective only after the Closing, and Seller may not take or agree to become subject to any Regulatory Restraint in connection with the matters contemplated by this Section 4.3(d) without the prior written consent of Buyer.

4.4 Confidentiality; Public Announcements

(a) At all times on and after the Agreement Date, neither Seller nor Seller Parent shall, and each of them shall cause its respective Representatives to not, make any statements to any third party with respect to this Agreement, the existence of this Agreement, or the Transactions, or disclose to any third party any confidential information of the Business, Seller or Buyer. The parties acknowledge that Seller Parent’s announcement of the Transactions to customers, suppliers, investors, employees, and otherwise (the “Transaction Announcement”) and the timing thereof has been agreed by the parties. Seller Parent will file a Form 8-K promptly after the date hereof, with solely the Transaction Announcement attached as an exhibit thereto (in the form attached hereto as Exhibit E, the “Transaction 8-K”). Other than the posting of the Transaction Announcement on Seller Parent’s website at the time mutually agreed upon by the parties (which shall not be distributed via any press release distribution service) and filing of the Transaction 8-K, no party shall make, or cause to be made, or permit any of its Affiliates to make, any press release or public announcement or other similar communications in respect of this Agreement, the Operative Documents or the Transactions without prior written consent of the other party (which consent may be withheld in such party’s sole discretion). This Section 4.4 shall not restrict disclosures by Seller or Seller Parent (a) to their legal and financial advisors (so long as the same are obligated to maintain the confidentiality of the information provided), or (b) to the Transferred Employees in connection with the Offer Letters and the NDAs.

(b) Notwithstanding Section 4.4(a), any of the Seller and Seller Parent may disclose any such information contemplated thereby as and to the extent required by Applicable Law or by the rules and regulations of a national securities exchange (on the advice of legal counsel), so long as such party shall (i) notify Buyer in writing of such information to be disclosed in advance of its disclosure to enable Buyer to seek a protective Order or other remedy, and (ii) cooperates in connection with Buyer’s efforts to obtain an Order or other reliable assurance that confidential treatment shall be accorded to such of the disclosed information that Buyer so designates. For the avoidance of doubt, Seller Parent may file a redacted version of this Agreement as an exhibit to any quarterly or annual report Seller Parent files with the SEC; provided, however, Seller Parent shall consult with Buyer in advance of filing any such report and shall provide a reasonable opportunity to Buyer to propose revisions to such exhibit, and which revisions Seller and Seller Parent shall make absent a reasonable basis for objection (and shall provide Buyer with prompt notice of any such objection and the basis therefor and a reasonable opportunity to consider and discuss such objection).

4.5 Non-Competition and Non-Solicitation

(a) During the Restricted Period, each of Seller and Seller Parent will not directly or indirectly (including through one or more of such Person’s Affiliates) consult with, or otherwise perform services for, own, manage, operate, join, control, or participate in the ownership, management, operation, or control of, or otherwise be connected with or related to ([***]), in any manner, directly or indirectly (including through one or more of such Person’s Affiliates), any Competitor in a manner relating to the Business, or otherwise engage in the Business, unless released from such obligation in writing by Buyer. Without limiting the foregoing, Seller or Seller Parent shall be deemed to be related to or connected with a Competitor if, among other things, such Competitor is (i) a partnership in which Seller or Seller Parent, as applicable, is a general or limited partner, (ii) a corporation or association of which Seller or Seller Parent, as applicable, is an equityholder, or manager, (iii) a limited liability company in which Seller or Seller Parent, as applicable, is a manager, member, or (iv) a partnership, corporation, limited liability company, or association of which Seller or Seller Parent, as applicable, is a member, consultant, or agent. Nothing in this Section 4.5(a) shall prevent the purchase or ownership by Seller Parent of equity securities of a Competitor that constitute less than 1% of the outstanding equity securities of such Competitor traded on any national securities exchange if Seller Parent has no other relationship with such Competitor (except with respect to any Third-Party Goods). [***]. The restrictions in this Section 4.5(a) are in addition to and cumulative, and do not override, any non-competition or non-solicitation terms to which Seller or Seller Parent may have agreed to in other capacities.

(b) During the Restricted Period, Seller and Seller Parent shall not (and shall cause its Affiliates not to) (i) directly or indirectly solicit, coerce, or initiate enticement of, any director, manager, officer, employee, consultant, or third-party contractor employed or engaged in the Business by Buyer or any of its Affiliates to cease his, her, or its relationship with Buyer or any of its Affiliates or (ii) solicit, influence, entice, or in any way divert any current customer, partner, distributor, supplier, or joint venturer of the Business from continuing to do business with Buyer or any of its Affiliates in the operation of the Business at historic or previously planned or intended levels. Notwithstanding anything to the contrary in this Section 4.5(b), the terms of this Section 4.5(b) shall not apply to (i) any general solicitation (or, as permitted by Applicable Law, hiring as a result of any general solicitation) that are not specifically targeted toward any director, manager, officer, employee, consultant, or third-party contractor employed or engaged in the Business by Buyer, Seller, or any of their respective Affiliates (but excluding, for the avoidance of doubt, the use of search firms and/or any targeted hiring methods), (ii) any Offered Employees who are never employed by Buyer or any of its Affiliates or (iii) any Seller Service Provider that is not an Offered Employee.

(c) During the Restricted Period, Seller and Seller Parent shall not intentionally disparage the Business or the Purchased Assets in any way that could adversely affect the goodwill, reputation or business relationships of the Business, Buyer or any of its Affiliates with the public generally, or with any of their customers, suppliers or employees.

(d) Each of Seller and Seller Parent acknowledges and agrees that the restrictions set forth in this Section 4.5 are reasonable in view of the nature of the Purchased Assets being acquired by Buyer under this Agreement and compliance with the provisions of this Section 4.5 is necessary and proper to preserve and protect such Purchased Assets and to ensure that the parties receive the benefits intended to be conveyed pursuant to this Agreement. Accordingly, each of Seller and Seller Parent agrees that any failure by Seller or Seller Parent or any of their respective Affiliates to comply with this Section 4.5 shall entitle Buyer and its Affiliates, in addition to such other relief and remedies as may be available, to equitable relief, including the remedy of injunction. Resort to any remedy shall not prevent the concurrent or subsequent employment of any other remedy or preclude the recovery Buyer or any of its Affiliates of monetary damages and compensation. In the event of a Change in Control Transaction with a financial sponsor, the restrictions set forth in Section 4.5(a) and (b) shall not apply to portfolio companies of such financial sponsor that are not Affiliates of Seller Parent but for common ownership and/or control by such financial sponsor.

(e) Notwithstanding anything to the contrary herein, including Section 9.3, (i) the covenants in this Section 4.5 are severable and separate, and the unenforceability of any specific covenant shall not affect the continuing validity and enforceability of any other covenant and (ii) in the event any court of competent jurisdiction shall determine that the scope or time restrictions set forth in this Section 4.5 are unreasonable and therefore unenforceable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that such court deems reasonable, and this Agreement shall thereby be reformed.

4.6 Exclusivity

(a) Prior to the earlier of the Closing and the termination of this Agreement in accordance with Article VIII, Seller and Seller Parent shall not (and shall not permit their respective directors, managers, officers, employees, equityholders, Affiliates, financial advisors, attorneys, accountants, or other representatives (collectively, “Representatives”) to), directly or indirectly, (i) accept, or enter into any agreement with respect to, any existing proposal or offer outstanding as of the Agreement Date or received after the Agreement Date from any other Person to consummate a Competing Transaction or (ii) solicit, initiate, facilitate, encourage, engage in discussions or negotiations with, or furnish information to, any Person other than Buyer with respect to a Competing Transactions.

(b) (i) Seller and Seller Parent shall cause any pending discussions or negotiations with any other Person regarding a Competing Transaction to be immediately terminated, (ii) Seller and Seller Parent shall terminate access by any Person other than Buyer to any virtual or electronic data room containing confidential information regarding Seller and/or the Purchased Assets and shall request from each Person that had access to any such data room (other than Buyer and its Representatives) the prompt return or destruction of all non-public information with respect to Seller and/or the Purchased Assets previously provided to such Person, and (iii) Seller and Seller Parent shall not, and shall cause their respective Representatives not to, directly or indirectly, deal with any Person other than Buyer with respect to proposing, encouraging, discussing or negotiating any Competing Transactions. Seller and Seller Parent shall notify Buyer within 24 hours if any inquiry or proposal regarding a Competing Transaction is made, of any proposed response by Seller or Seller Parent thereto, and any further inquiry, proposal or response from such third party. If and to the extent permitted by the terms of any applicable confidentiality agreements to which Seller or Seller Parent may be subject as of the Agreement Date, all notices shall include the identity of the Person making the inquiry or proposal, the terms thereof, and/or, if in written form, complete and accurate copies thereof, provided, that, if Seller or Seller Parent are not permitted to disclose such information, Seller and Seller Parent shall, nevertheless, indicate whether any such proposal proposes an upfront cash purchase price in excess of the Purchase Price.

4.7 Tax Matters

(a) Seller shall be liable for, and shall hold Buyer and its Affiliates harmless against, all Transfer Taxes imposed in any Tax jurisdiction, including any state or local Tax jurisdiction, that become payable in connection with the Transactions; [***]. Seller will, at its own expense, file, or cause to be filed, in a timely manner all necessary documents (including all Tax Returns) with respect to all such Transfer Taxes if required by Applicable Law, and Seller Parent shall provide Buyer with evidence reasonably satisfactory to Buyer that such Transfer Taxes have been paid.

(b) From the execution of this Agreement to the earlier of the Closing or the effective time of the termination of this Agreement in accordance with Article VIII, Seller shall, and shall cause the Seller Service Providers to, afford the Representatives of Buyer access at all reasonable times to the Seller Service Providers and properties, offices, and other facilities, and books and records of Seller relating to the Business, the Purchased Assets or the Assumed Liabilities and shall furnish Buyer with all financial, operating, and other data and information relating to the Business, the Purchased Assets or the Assumed Liabilities as Buyer may reasonably request. Following the Closing, Buyer and Seller shall provide each other with such assistance as may reasonably be requested in connection with the preparation of any financial statements, Tax Return, audit, or other Legal Proceeding by any Governmental Body, or any Legal Proceeding relating to Liabilities for Taxes. Such assistance shall include making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and shall include providing copies of relevant Tax Returns and supporting material. Buyer and Seller will retain and provide each other with any records or information that may be relevant to such preparation, Legal Proceeding, or determination. Notwithstanding anything to the contrary herein, neither Buyer nor any of its Affiliates shall be required to provide any Tax information that it regards as privileged or confidential, including any Tax Return of Buyer or its Affiliates.

(c) In the case of any Straddle Period, the amount of any Taxes for Pre-Closing Tax Periods shall (i) in the case of any real or personal property Taxes or similar ad valorem Taxes, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period and (ii) in the case of any other Tax, be deemed equal to the amount that would be payable if the relevant Taxable period ended on the Closing Date, except that exemptions, allowances, or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated on a per diem basis.

(d) Notwithstanding anything to the contrary herein, Seller shall bear all property and ad valorem Taxes with respect to the Purchased Assets if the lien or assessment date arises prior to the Closing Date irrespective of the reporting and payment dates for such Taxes. With respect to Taxes described in this Section 4.7(d), Seller shall timely file all Tax Returns due before the Closing Date with respect to such Taxes and Buyer shall prepare and timely file all Tax Returns due after the Closing Date with respect to such Taxes. If one party remits to the appropriate Tax Authority payment for Taxes which are subject to this Section 4.7(d) and such payment includes Taxes allocable to the other party, such other party shall promptly reimburse the remitting party for its share of such Taxes.

(e) Upon the Closing, Seller shall transfer to Buyer all prior year and current year data required for reporting under Code Sections 6055 and 6056, as applicable.

(f) Seller shall (a) file all Tax Returns required to be filed by Seller with respect to the Purchased Assets within the time period for filing (taking into account any valid extensions), and such Tax Returns shall be true, correct and complete in all material respects and (b) pay when due any and all Taxes attributable to the Purchased Assets for periods (or portions thereof) through and including the Closing Date whether such payment is required to be made before, on or after the Closing Date, in all instances subject to the provisions of Section 4.7(a). Seller and Buyer shall cooperate fully, as and to the extent reasonably requested by any of the others, in connection with the filing of Tax Returns and any action with respect to Taxes.

(g) The parties hereto hereby waive compliance with any applicable bulk sale or bulk transfer laws of any jurisdiction in connection with the transfer of the Purchased Assets, the Assumed Liabilities and the Business to Buyer (other than any obligations with respect to the application of the proceeds therefrom). Pursuant to Section 4.7(a) and Article VII, Seller has agreed that any and all liabilities that may be asserted against Buyer resulting from, attributable to or arising in connection with Seller’s noncompliance with any such law constitute Excluded Liabilities or Losses for which Seller is solely responsible and from and against which Seller will indemnify Buyer and hold Buyer harmless.

(h) Notwithstanding anything to the contrary, Buyer shall not, by reason of the transactions contemplated under this Agreement, have any liability (including post-Closing) for any obligations of Seller or its Affiliates under any Tax indemnification, sharing and similar Contracts that relating to the Business, the Purchased Assets or the Assumed Liabilities (including, without limitation, any provisions under the SDA (or any related agreements)), excluding any Customary Agreements.

4.8 Employees

(a) Buyer may offer employment packages to some or all Business Employees who are employed by Seller or its applicable Affiliate immediately prior to the Closing Date (such Business Employees the “Offered Employees” (provided that neither [***] nor [***] shall be considered “Offered Employees”)), to be effective as of the Closing Date. The terms of such employment packages will be as set forth by the Buyer in its sole and absolute discretion in the Offer Letters. Any such employee that commences employment with the Buyer (or its Affiliate) pursuant to such Offer Letters, effective as of Closing, shall be terminated by Seller effective as of Closing (such employees, “Transferred Employees”). To the extent, in accordance to any applicable Acquired Rights Regulations (as defined below), the employment of any Business Employees transfers automatically from Seller to Buyer upon Closing, Seller shall provide any and all such assistance required by Buyer, and Buyer shall provide any and all such assistance reasonably requested by Seller, in each case, to give full legal effects to any such transfer, including without limitation: complying with any applicable information and consultation obligations; carrying out any registration or de-registration of the employment agreement of the Business Employees, as required by the Applicable Law; signing any transfer acknowledgement addenda/agreements; complying with any other obligations or formalities applicable under any Applicable Law and the Acquired Rights Regulations.

(b) Except for Liabilities arising pursuant to the Offer Letters for the period following commencement of employment with Buyer post-Closing, Buyer shall not be responsible for any Liabilities with respect to any Business Employees, including, without limitation, (i) any Excluded Liabilities and (ii) any termination liabilities for any Offered Employee who does not become a

Transferred Employee. For purposes of this Agreement, a liability under an Employee Benefit Plan is deemed incurred: in the case of medical or dental benefits, when the services that are subject to the benefit claim are performed; in the case of life insurance, when the death occurs; in the case of long-term disability benefits, when the disability occurs; and in the case of workers’ compensation benefits, when the event giving rise to the benefits occurs; and in respect of a benefit claim recurring after the Closing Date, Seller is liable for that recurring benefit claim.

(c) Seller shall cause (i) any restricted stock units of Seller Parent held by each Named Employee or Offered Employee who is a Transferred Employee located in the European Union that are unvested as of immediately prior to the Closing to be fully vested as of Closing and (ii) any amounts under the Seller 401(k) plan held by a Named Employee or Offered Employee that are unvested as of immediately prior to the Closing (the “401(k) Amounts”) shall be terminated and Seller shall pay each such employee at Closing a cash payment equal to the sum of such terminated 401(k) Amount and a gross-up amount for estimated taxes due in connection with the payment of such terminated 401(k) Amount (the “401(K) Payments”).

(d) Seller shall assume, bear and discharge all Liabilities pursuant to COBRA (or similar federal, state, provincial law continuation coverage requirements) with respect to all employees of Seller, including, without limitation (i) with respect to any qualifying events occurring on or before the Closing Date, including, without limitation, with respect to employees who terminate employment with Seller as a result of the Transaction and who do not become Transferred Employees, and (ii) with respect to any “M&A qualified beneficiary" as defined in Treasury Regulations Section 54-4980B-9.

(e) Notwithstanding any provision of this Agreement to the contrary, nothing contained herein, whether express or implied, shall be construed as, and Seller (i) shall take no action that would have the effect of, (A) establishing, amending or otherwise modifying any Employee Benefit Plan or any employee benefit plan of Buyer or any of its Affiliates at any time, (B) preventing or otherwise limiting the right of Buyer or any of its Affiliates to amend, terminate or otherwise modify any employee benefit plan at any time following the Closing Date, (C) requiring Buyer or any of its Affiliates to continue or afford any specific employee benefit or compensation plan or to adopt or maintain any Employee Benefit Plan at any time, to the greatest extent permissible in accordance with any Acquired Rights Regulations, (D) requiring Buyer or any of its Affiliates to continue the employment of any specific Person or otherwise preventing or restricting in any way the right of Buyer or any of its Affiliates to terminate, reassign, promote or demote any Transferred Employee, employee, independent contractor, manager or other service provider of Buyer or any of its Affiliates (or to cause any of the foregoing actions) at any time, or to change (or cause the change of) the title, powers, duties, responsibilities, authorities, functions, locations, salaries, other compensation or terms or conditions of employment or service of any such service providers, and (ii) shall reasonably cooperate with the Buyer in connection with such Offer Letters, including, without limitation, waiving any restrictive covenants with Seller that would prevent any Business Employee who becomes a Transferred Employee from commencing service with the Buyer and cooperating in connection with the delivery of such Offer Letters at such time(s) as the Buyer reasonably requests. Seller and Buyer acknowledge and agree that all provisions contained in this Section 4.8 are included for their sole benefit, and that nothing in such section, whether express or implied, shall create any third party beneficiary or other rights: (i) in any other Person, including any Transferred Employee or former employee, director or other service provider to Seller, any participant in any or Employee Benefit Plan or employee benefit plan of Buyer or any of its Affiliates, or any dependent or beneficiary thereof, or (ii) to continued employment with Buyer or any of its Affiliates or to any particular term or condition of employment.

(f) Seller and Buyer acknowledge and agree that, pursuant to the Council Directive 2001/23/EC and national implementing legislation and regulations (collectively, the “Acquired Rights Regulations”), the contracts of employment of each of the Business Employees located in the European Union (except in so far as such contracts contain rights which are excluded by the Acquired Rights Regulations) will have effect from the Closing Date as if originally made between Buyer and each of those Business Employees located in the European Union. Seller and Buyer shall discharge all their respective obligations, if any, arising under or by virtue of the Acquired Rights Regulations.

(g) With respect to any Business Employees located in the European Union, all employment costs in respect of the period up to Closing Date will be borne by Seller. All employment costs in respect of the period from and after Closing Date will be borne by Buyer. The costs referred to in this sub-clause (g) will, if necessary, be apportioned on a time basis between the Seller and the Buyer.

4.9 Notification of Certain Matters

Seller and Seller Parent shall deliver prompt notice to Buyer of (a) the occurrence or nonoccurrence of any event that would be reasonably likely to result in any of the conditions in Article V not being satisfied, (b) any material failure by Seller or Seller Parent to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder or (c) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement. The delivery of any notice pursuant to this Section 4.9 shall not limit or otherwise affect the remedies available to Buyer hereunder.

4.10 Access to Information; Interim Period Cooperation

Until the earlier of the Closing and the termination of this Agreement in accordance with Article VIII, Seller shall, and shall cause the Seller Service Providers to, subject to Applicable Law, (a) afford the Representatives of Buyer access at all reasonable times to the Seller Service Providers, properties, offices, and other facilities, books and records of Seller, (b) furnish Buyer with all financial, operating, and other data and information as Buyer may reasonably request, and (c) use commercially reasonable efforts to facilitate the planning for the integration of the Purchased Assets with the business of Buyer and its Affiliates following the Closing.

4.11 Release of Claims

(a) Each of Seller and Seller Parent, on its behalf and on behalf of its successors in interest or assigns (each, a “Releasing Party” and collectively, the “Releasing Parties”), hereby releases, effective as of immediately prior to the Closing, any and all Claims, whether asserted or unasserted, known or unknown, contingent or noncontingent, past, present or future, arising, or resulting from or relating, directly or indirectly, to any act, omission, event or occurrence prior to the Closing, that such Releasing Party has or may have against Buyer or any present or former Affiliate, director, officer, manager, employee, or agent of Seller or Buyer, in each case, to the extent related to the Business (A) under statute, code, regulation, or civil or common law (whether held directly, derivatively, or otherwise), (B) subject to the last sentence of Section 7.8, that relate to the negotiation, terms or execution of this Agreement, the other Operative Document or any of the Transactions, (C) that relate to or arise out of the offer of employment by Buyer or its Affiliates to the Named Employees or the Offered Employees or the relationship between the Seller Service Providers and Seller prior to the Closing of the Transactions, and (D) that relate to the Business, or that relate to the wind-down, liquidation, dissolution or cessation of any portion of the Business, including the termination of the employment or services of any employee, independent contractor, consultant or advisor of Seller (the “Released Claims”); provided, however, the Released Claims shall not include any rights of: (i) any Releasing Party under this Agreement or the performance thereof, any Operative Document or the other agreements executed by such Releasing Party with Buyer in connection with the Transactions; (ii) any Releasing Party’s rights under any commercial agreement, service agreement or similar agreement with any Released Parties; or (iii) any claim of any Releasing Party that cannot be released by Applicable Law. It is the intention of the Releasing Parties that this Section 4.11 will be deemed a full and final accord and satisfaction of all Released Claims. Notwithstanding the foregoing, nothing in this Section 4.11 will be deemed to constitute a release by any Releasing Party of any right of any Releasing Party under this Agreement, or any other Operative Document.

(b) Each of Seller and Seller Parent covenant and agree that no Releasing Party will, at any time hereafter commence, initiate or make any charge, complaint, action, suit, proceeding, hearing, claim or demand whatsoever, whether direct or indirect, express or derivative, in respect of any Released Claim. This Section 4.11 may be pleaded by Buyer or any of its Affiliates as a full and complete defense and may be used as the basis for an injunction against any action at law or equity instituted or maintained against such Person in violation hereof. If any Released Claim is brought or maintained by a Releasing Party in violation of this Section 4.11, then Seller Parent will be responsible for all costs and expenses, including reasonable attorneys’ fees, incurred by Buyer or any of its Affiliates in defending such Released Claim.

(c) The releases contained in this Section 4.11 are intended to be complete, global, and all-encompassing and specifically includes Claims of a nature described in (a) above that are known, unknown, fixed, contingent or conditional with respect to the matters described herein as of the Closing Date. The Releasing Parties hereby expressly waive any and all rights conferred upon them by any statute or rule of law which provides that a release does not extend to Claims which the claimant does not know or suspect to exist in its favor at the time of executing the release, which if known by it must have materially affected its settlement with the released party, including, without limitation, the following provisions of California Civil Code Section 1542:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

4.12 Additional Purchased Assets

(a) If, prior to or at any time following the Closing, Seller or Seller Parent discovers that any rights or assets legally owned by Seller or Seller Parent or any of their respective Affiliates that are reasonably related to, or reasonably belong with, the Purchased Assets and, had Seller and Buyer known of the existence of such rights or assets at the time this Agreement was entered into, would have been included as a Purchased Asset, and arrangements for such rights or assets are not otherwise explicitly provided for in any of the Operative Documents between the relevant parties, Seller and Seller Parent shall, at the sole option of Buyer, transfer or license such rights or assets (together with any benefit or sum, net of Tax and other reasonable out-of-pocket expenses, received by Seller or any Seller Parent or any of their respective Affiliates after the Closing with respect to such rights or assets) to Buyer and Buyer shall take the transfer or license thereof, in each case for no further consideration being payable by any party; it being understood and agreed that all costs and expenses (including Taxes) to be incurred in transferring any such rights or assets shall be borne by Seller or Seller Parent. Prior to any such transfer, Seller, Seller Parent or any of their respective Affiliates receiving or possessing such rights or assets shall hold such rights or assets in trust for Buyer.

(b) If, prior to or at any time following the Closing, Buyer discovers that any rights or assets transferred to Buyer or any of its respective Affiliates was not reasonably related to, or reasonably belong with, the Purchased Assets and should have been included as an Excluded Asset, Buyer shall, at the sole option of Seller or Seller Parent, transfer or license such rights or assets (together with any benefit or sum, net of Tax and other reasonable out-of-pocket expenses, received by Buyer or any of its respective Affiliates after the Closing with respect to such rights or assets) to Seller and Seller shall take the transfer or license thereof, in each case for no further consideration being payable by any party; it being understood and agreed that all costs and expenses (including Taxes) to be incurred in transferring any such rights or assets shall be borne by Buyer. Prior to any such transfer, Buyer or any of its respective Affiliates receiving or possessing such rights or assets shall hold such rights or assets in trust for Seller.

(c) If, prior to or at any time during the twelve (12) month period following the Closing, upon Buyer’s written request for certain Administrative Data related to the Business after the Closing and for no further consideration, Seller shall (i) subject to Applicable Law, provide a copy of any or all of the Administrative Data requested from Buyer and (ii) negotiate in good faith a data license agreement under which agreement Seller will grant to Buyer a perpetual, non-exclusive, irrevocable, worldwide license to such Administrative Data.

4.13 Section 280G Matters

(a) Seller shall obtain and deliver to Buyer, prior to soliciting the vote of the stockholders of Seller with respect to the 280G Proposal, an executed parachute payment waiver, in substantially the form attached hereto as Exhibit B (the “Parachute Payment Waiver”) from each Person who is or reasonably could be, with respect to Seller, a “disqualified individual” (within the meaning of Section 280G of the Code), as determined immediately prior to the initiation of the stockholder solicitation required by this Section 4.13, and who reasonably might otherwise receive, have received, or have the right or entitlement to receive an excess parachute payment under Section 280G of the Code (which Persons are listed in Schedule 4.13(a)).

(b) Prior to the Closing, Seller shall solicit the vote of the Stockholders in accordance with Section 280G(b)(5)(B) of the Code (the “280G Proposal”) so as to render, if an affirmative vote is obtained, the parachute payment provisions of Section 280G of the Code inapplicable to any and all payments and benefits provided pursuant to Contracts that, in the absence of the executed Parachute Payment Waivers by the affected Persons under Section 4.13(a), might otherwise reasonably result, individually or in the aggregate, in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G of the Code, with such stockholder approval to be solicited in a manner that satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code, including Q-7 of Section 1.280G-1 of the Treasury Regulations. The results of such vote shall be provided promptly to Buyer. The documentation constituting the 280G Proposal shall be subject to Buyer’s prior review and approval.

4.14 Transferred Parent Rights

Effective as of the Closing Date, Seller Parent shall convey, transfer and assign to Buyer, and Buyer shall accept and assume, all of the Transferred Parent Rights and all related obligations under the Parent License Back Agreements, subject to the terms of the Parent License Back Agreements.

4.15 Post-Closing Matters of Seller

Within three Business Days after the Closing Date, Seller shall change its corporate name to remove any reference to, and discontinue the use of, the name “Perceive,” or any other trade name used by Seller in the conduct or operation of the Business. As promptly as practicable, but in any event no more than 10 Business Days following the Closing, Seller will file in all jurisdictions in which it is qualified to do business all documents necessary to reflect such change of name or to terminate its qualifications therein.

4.16 Valuation

Prior to the Closing, Seller and Seller Parent shall reasonably cooperate as and to the extent reasonably requested by Buyer in the preparation of any valuation of the Purchased Assets prepared by Buyer in connection with the purchase contemplated by this Agreement.

Article V
CONDITIONS PRECEDENT TO OBLIGATIONS OF Buyer TO THE CLOSING

The obligations of Buyer to perform and observe the covenants, agreements, and conditions hereof to be performed and observed by Buyer at, or in connection with, the Closing shall be subject to the satisfaction (or waiver by Buyer) of the following conditions:

5.1 Accuracy of Representations and Warranties

(a) The representations and warranties of Seller contained herein (including the applicable Schedules to the Disclosure Memorandum) (other than the Fundamental Representations and the representations and warranties contained in Section 2.6(b), which are addressed in Section 5.1(b)) (i) shall have, if qualified as to materiality, been true and correct in all respects, and, if not so qualified, been true and correct in all material respects, when made and

(ii) shall be, if qualified as to materiality, true and correct in all respects, and, if not so qualified, true and correct in all material respects, as of the Closing Date as though made on the Closing Date, except to the extent that such representations and warranties speak as of an earlier date (in which case such representation and warranty shall be, if qualified as to materiality, true and correct in all respects, and, if not so qualified, true and correct in all material respects, in each case, as of such earlier date).

(b) The Fundamental Representations and the representations and warranties of Seller contained in Section 2.6(b) shall have been true and correct except in de minimis respects when made and shall be true and correct except in de minimis respects as of the Closing Date as though made on the Closing Date.

5.2 Performance of Agreements

Seller and Seller Parent shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants contained in this Agreement or any other Operative Document to be performed and complied with by them at or prior to the Closing.

5.3 Governmental Approvals and Consents

(a) All filings with, consents, approvals, or authorizations of, notifications or other submissions to, or confirmations or clearances from, any Governmental Body the filing, granting, delivery, notification, submission, review, or receipt of which is necessary or advisable, as determined by Buyer in its sole discretion, for the consummation of the Transactions, or for the continued operation of the Business (including, without limiting Section 5.5 hereof, (x) the information submission to the European Commission under the DMA in connection with the Transactions and (y) the passage of forty-six days following the submission of a Completed ISED Notification) shall have been made, obtained, or completed, as applicable on terms satisfactory to Buyer in its sole discretion.

(b) One of the following events shall have occurred: (i) Buyer shall be satisfied in its sole discretion that (A) neither the European Commission nor any EEA Member State has material questions on the Transactions or requires or desires further information in connection with the Transactions, (B) the European Commission has not sent and does not consider sending a letter to EU Member States pursuant to Article 22(5) of the EU Merger Regulation and (C) no EU Member State has sent or considers sending a referral request to the European Commission under Article 22(1) of the EU Merger Regulation concerning the Transactions; (ii) in the event that Buyer is informed by the European Commission of a request by an EU Member State that the Transactions be examined by the European Commission under Article 22(1) of the EU Merger Regulation or of an invitation that has been sent to EU Member States pursuant to Article 22(5) of the EU Merger Regulation, (A) Buyer shall have been informed definitively by the European Commission that no EU Member State submitted a request pursuant to (and in accordance with the requirements of) Article 22(1) of the EU Merger Regulation or (B) Buyer shall have been notified in writing by the European Commission that the European Commission has decided not to accept any request(s) by one or more EU Member States regarding the Transactions under Article 22(1) of the EU Merger Regulation; or (iii) to the extent that the Transaction is to be examined by the European

Commission as a result of a decision under Article 22(3) of the EU Merger Regulation, the European Commission shall have issued a decision under Article 6(1)(b), 6(2), 8(1) or 8(2) of the EU Merger Regulation, or shall have been deemed to have done so under Article 10(6) of the EU Merger Regulation, declaring the Transactions compatible with the internal market without attaching to its decision any conditions or obligations that are not satisfactory to Buyer in its sole discretion.

(c) One of the following events shall have occurred: (i) Buyer shall be satisfied that the CMA does not intend to initiate a Phase 1 Investigation, whether upon receipt of written communication from the CMA or otherwise; (ii) following a Phase 1 Investigation, the CMA shall have issued a decision, on terms satisfactory to Buyer in its sole discretion, not to make a Phase 2 Reference; or (iii) following a Phase 1 Investigation and a Phase 2 Reference, the CMA shall have published a report stating that: (A) the Transactions will not result in the creation of a relevant merger situation that may be expected to result in a substantial lessening of competition within any United Kingdom market (an “SLC”); or (B) the Transactions will result in the creation of a relevant merger situation that may be expected to result in an SLC, and either no action should be taken to remedy, mitigate or prevent such outcome, or the Transactions are allowed to proceed subject to undertakings or orders under sections 82 and 84 of the UK Enterprise Act 2002 that Buyer in its sole discretion considers satisfactory, which undertakings or orders have not been revoked or varied in a manner unsatisfactory to Buyer in its sole discretion.

(d) If at any time between the Agreement Date and the Closing: (i) a Governmental Body has initiated, or indicated (as determined by Buyer acting in its sole discretion) that it is reasonably likely to initiate, an investigation or enquiry of any nature in connection with the Transactions (other than an investigation or enquiry in relation to any of the matters set forth in Sections 5.3(b) or 5.3(c)); or (ii) there has been: (A) an enactment or amendment of any Applicable Law; or (B) a change in any practice or policy of any Governmental Body, in each case which Buyer reasonably believes may result in the Transactions requiring notification or approval, Buyer shall have received written confirmation that the investigation of or enquiry into the Transactions is completed without further action, or written confirmation of approval (or no objection) to the Transactions from the relevant Governmental Body, in each case in terms satisfactory to Buyer in its sole discretion.

5.4 Compliance with Laws

The consummation of the Transactions shall be legally permitted by all Applicable Laws and regulations to which Buyer, Seller, Seller Parent, the Purchased Assets or the Business are subject.

5.5 Legal Proceedings

No Order of any court or administrative agency or other Governmental Body shall be in effect, pending or overtly threatened that (in whole or in part) enjoins, restrains, conditions, prohibits, limits or restricts consummation of the transactions contemplated by this Agreement or any other Operative Document or Buyer’s ownership, conduct or operation of the Business following the Closing (or would do so if imposed), and no litigation, investigation or administrative proceeding by a Governmental Body shall be in effect, pending or overtly threatened that would enjoin, restrain, condition or prevent consummation of the transactions contemplated by this Agreement or any other Operative Document or Buyer’s ownership, conduct or operation of the Business following the Closing.

5.6 Employment Arrangements

(a) (i) Each Named Employee, except for no more than [***] Named Employee (which shall not be either of [***] or [***]), and all other Offered Employees, except for no more than [***] Offered Employee, shall have received and executed (and not revoked) such employee’s Offer Letter and NDA, (ii) such Offer Letter and NDA executed and delivered to Buyer by the Named Employee and such Offered Employees shall remain in full force and effect, and (iii) none of the Named Employees or such Offered Employees shall be unable to commence employment under his or her Offer Letter upon the Closing, other than due to a delay caused by any Named Employee’s or Offered Employee’s failure to become employed by Buyer or its Affiliates upon the Closing as a result of Applicable Law. None of the Named Employees or Offered Employees shall have notified Buyer, Seller, or Seller Parent that he or she is terminating (or expressed to Buyer, Seller, or Seller Parent an intention to terminate) his or her employment with Seller, or shall have stated to Buyer, Seller, or Seller Parent an intent to revoke, rescind, or repudiate his or her Offer Letter or NDA. Notwithstanding anything in the foregoing, the terms set forth in this Section 5.6(a) shall not apply to (and for the avoidance of doubt, the limits on Named Employees and Offered Employees who shall have received and executed (and not revoked) such employee’s Offer Letter and NDA shall not apply to) (x) Named Employees and Offered Employees who start employment for Buyer or one of its Affiliates prior to the Closing Date, or (y) Named Employees and/or Offered Employees for whom Buyer has revoked its Offer Letter or otherwise revoked an offer of employment.

(b) Each Transferred Employee (excluding Business Employees located in the European Union who will transfer in accordance with Acquired Rights Regulations) shall have executed and delivered to Seller (i) a resignation of the Transferred Employee’s employment or service with Seller and a Release Agreement, subject to Applicable Law and (ii) an acknowledgement that all payments owed by Seller to such Transferred Employee has been paid in full.

5.7 Material Adverse Effect

Since the Agreement Date and through the Closing, Seller shall not have experienced a Material Adverse Effect or an event or circumstance that may result in or cause a Material Adverse Effect.

5.8 Section 280G

Prior to the Closing, Seller shall have obtained valid Parachute Payment Waivers and solicited the required stockholder votes (including at such time or times as requested by Buyer (provided Buyer believes in good faith that the Closing will occur within fifteen days of such request) and in such final forms of Parachute Payment Waiver, disclosure and approval in respect of such stockholder vote provided at least three (3) Business Days in advance of execution of such Parachute Payment Waivers and each as reasonably acceptable to Buyer) in respect of the 280G

Proposal, in each case, in accordance with Section 280G of the Code and applicable rulings and regulations thereunder and Section 4.13. As of the Closing, there shall be no payments or benefits payable to any “disqualified individual” of Seller (determined in accordance with Section 280G of the Code and the regulations and authorities promulgated thereunder) that Seller, subject to Buyer’s reasonable approval, determines may constitute, individually or in the aggregate, “parachute payments” under Section 280G of the Code (including because such payments or benefits either (a) are exempt from the definition of “parachute payment” pursuant to valid stockholder solicitation and approval of the 280G Proposal carried out in accordance in all applicable respects with Section 4.13 and Section 280G of the Code and applicable rulings and regulations thereunder or (b) are no longer payable pursuant to (i) valid and irrevocable Parachute Payment Waivers of such payments by such disqualified individuals (which waivers remain in effect as of immediately prior to the Closing) made in accordance in all applicable respects with Section 4.13 and Section 280G of the Code and applicable rulings and regulations thereunder and (ii) a failure to obtain a valid stockholder approval of the 280G Proposal).

5.9 Receipt of Closing Deliveries

Seller shall deliver to Buyer, at or prior to the Closing:

(a) a certificate executed by the Chief Executive Officer of Seller, dated as of the Closing Date, in a form reasonably satisfactory to Buyer, certifying that the conditions set forth in Sections 5.1, 5.2, 5.5, and 5.7 have been satisfied;

(b) a certificate executed by the Chief Executive Officer of Seller, dated as of the Closing Date, certifying (i) the Certificate of Incorporation of Seller in effect as of immediately prior to the Closing, (ii) the bylaws in effect as of immediately prior to the Closing, (iii) the resolutions of the board of directors of Seller unanimously (A) determining that this Agreement and the Transactions are fair to, and in the best interests of Seller and the Stockholders, (B) approving and declaring advisable the execution, delivery and performance of this Agreement and the consummation of the Transactions, and (C) directing that the adoption of this Agreement be submitted to the Stockholders for consideration and recommending that the Stockholders adopt this Agreement and approve the Transactions, and (iv) the Stockholder Approval, duly executed by sufficient Stockholders to approve the Transactions;

(c) a properly completed and duly executed IRS Form W-9 from Seller certifying, among other matters, that Seller is exempt from U.S. federal backup withholding Tax;

(d) (i) the Required Consents, which Required Consents shall be reasonably satisfactory to Buyer, (ii) evidence reasonably satisfactory to Buyer that each of the Required Notices was delivered, which Required Notices shall be in a form reasonably satisfactory to Buyer, and (iii) evidence reasonably satisfactory to Buyer that the Required Actions have been completed in a manner reasonably satisfactory to Buyer;

(e) the Bill of Sale and Assignment and Assumption Agreement between Seller and Buyer with respect to the Purchased Assets, duly executed by Seller substantially in the form attached hereto as Exhibit C (the “Bill of Sale and Assignment and Assumption Agreement”);

(f) the Patent Assignment Agreement between Seller and Buyer assigning to Buyer all patents and patent applications included in Seller-Owned IP, duly executed by Seller substantially in the form attached hereto as Exhibit D-1 (the “Patent Assignment Agreement”);

(g) the Trademark Assignment Agreement between Seller and Buyer assigning to Buyer all trademarks and trademark applications included in Seller-Owned IP, duly executed by Seller substantially in the form attached hereto as Exhibit D-2 (the “Trademark Assignment Agreement”);

(h) the Domain Name Assignment Agreement between Seller Parent and Buyer assigning to Buyer all Domain Names included in Seller-Owned IP, duly executed by Seller Parent substantially in the form attached hereto as Exhibit D-3 (the “Domain Name Assignment Agreement”);

(i) the Parent Rights Assignment Agreement between Seller Parent and Buyer assigning to Buyer the Transferred Parent Rights, duly executed by Seller Parent substantially in the form attached hereto as Exhibit D-4 (the “Parent Rights Assignment Agreement”);

(j) the Transition Services Agreement between Seller, Seller Parent and Buyer, pursuant to which Seller and Seller Parent shall provide to Buyer certain temporary transitional services, duly executed by Seller and Seller Parent substantially in the form attached hereto as Exhibit F (the “Transition Services Agreement”);

(k) the Specified Assumption Agreement between Seller and Buyer whereby Buyer acknowledges and agrees to assume certain rights and obligations of Seller relating to the sale of the Patents included in the Seller-Owned IP substantially in the form attached hereto as Exhibit G (the “Specified Assumption Agreement”);

(l) a workers’ compensation authority-issued purchase certificate, or other similar documentary evidence in a form reasonably acceptable to Buyer from the applicable workers' compensation authority, in each Canadian jurisdiction in which the Business is carried on;

(m) a certificate from the Secretary of State of the State of Delaware and each other state or other jurisdiction in which Seller is qualified to do business as a foreign corporation, dated within three Business Days prior to the Closing Date, certifying that Seller is in good standing and that all applicable franchise Taxes and fees of Seller through and including the Closing Date have been paid; and

(n) the Purchased Assets using such delivery method as Buyer may request prior to the Closing, including by way of electronic delivery pursuant to Section 1.1(e) in accordance therewith, including any limitations imposed on the delivery methods under Section 1.1(e).

Article VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER TO THE CLOSING

The obligations of Seller and Seller Parent to perform and observe the covenants, agreements, and conditions hereof to be performed and observed by Seller and Seller Parent at, or in connection with, the Closing shall be subject to the satisfaction (or waiver by Seller) of the following conditions:

6.1 Accuracy of Representations and Warranties

The representations and warranties of Buyer contained herein (i) shall have, if qualified as to materiality, been true and correct in all respects, and, if not so qualified, been true and correct in all material respects, when made and (ii) shall be, if qualified as to materiality, true and correct in all respects, and, if not so qualified, true and correct in all material respects, as of the Closing Date as though made on the Closing Date, except to the extent that such representations and warranties speak as of an earlier date (in which case such representation and warranty shall be, if qualified as to materiality, true and correct in all respects, and, if not so qualified, true and correct in all material respects, in each case, as of such earlier date).

6.2 Performance of Agreements

Buyer shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants contained in this Agreement or any other Operative Document to be performed and complied with by it at or prior to the Closing.

6.3 Compliance with Laws; No Order

The consummation of the Transactions shall be legally permitted by all Applicable Laws and regulations to which Buyer, Seller, Seller Parent, the Purchased Assets or the Business are subject. No Order issued by any court or Governmental Body of competent jurisdiction limiting or restricting the consummation of the Transactions shall be in effect.

6.4 Receipt of Closing Deliveries

Buyer shall deliver to Seller, at or prior to the Closing:

(a) a certificate, dated as of the Closing Date, executed on behalf of Buyer by a duly authorized officer of Buyer certifying that the conditions set forth in Sections 6.1 and 6.2 have been satisfied;

(b) the Bill of Sale and Assignment and Assumption Agreement, duly executed by Buyer;

(c) the Patent Assignment Agreement, duly executed by Buyer;

(d) the Trademark Assignment Agreement, duly executed by Buyer;

(e) the Domain Name Assignment Agreement, duly executed by Buyer;

(f) the Parent Rights Assignment Agreement, duly executed by Buyer;

(g) the Specified Assumption Agreement, duly executed by Buyer; and

(h) the Transition Services Agreement, duly executed by Buyer.

Article VII
SURVIVAL AND INDEMNIFICATION

7.1 Survival of Representations, Warranties, and Covenants

The representations and warranties of Seller contained in this Agreement or any other Operative Document or in any certificate delivered pursuant hereto shall survive for a period of [***] after the Closing Date, except that any Indemnification Claim based on (a) Fraud shall survive the Closing indefinitely, (b) any Breach of the Fundamental Representations shall survive the Closing for a period of [***], (c) any Breach of the representations and warranties in Section 2.14 (the “Tax Representations”) shall survive the Closing for the statute of limitations applicable to such matters plus 90 days, and (d) any Breach of the representations and warranties in 2.10 (the “IP Representations”) shall survive the Closing for a period of [***] after the Closing Date. The Tax Representations and the IP Representations are collectively referred to as the “Special Representations.” The covenants and agreements contained in this Agreement or in any other Operative Documents will survive the Closing until performed in accordance with their terms, but no right to indemnification pursuant to this Article VII in respect of any Indemnification Claim based upon any Breach of a covenant or agreement shall be affected by the expiration of such covenant or agreement or by the occurrence of the Closing. If the Asset Purchase is consummated, the representations and warranties of Buyer contained in this Agreement or any other Operative Document or in any certificate delivered pursuant to Section 6.4 shall expire and be of no further force or effect as of the Closing. The applicable survival period pursuant to this Section 7.1 is referred to as the “Survival Period.”

7.2 Indemnification by Seller and Seller Parent

(a) Subject to the limitations set forth in this Article VII, Seller and Seller Parent, jointly and severally (each, an “Indemnifying Party”), shall indemnify, and hold Buyer and its officers, directors, employees, agents, and Affiliates (each, an “Indemnified Party”) harmless from and against, and shall reimburse the Indemnified Parties for, any and all losses, damages (including enhanced damages to the extent actually awarded to a third party), Liabilities, Orders, settlement payments, fines, penalties, Taxes, costs, and expenses (including reasonable legal and accounting fees and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing), whether absolute, accrued, conditional, or otherwise, and whether or not involving a Third-Party Claim (collectively, “Losses”), directly or indirectly, arising out of, or resulting from:

(i) any Breach of any representation, warranty, or certification made by or on behalf of Seller in this Agreement together with the Disclosure Memorandum (A) as of the Agreement Date (except to the extent that such representations, warranties, and certifications speak as of an earlier date, in which case such representations, warranties, and certifications shall be true and correct as of such earlier date) or (B) as of the Closing Date as though such representation, warranty, or certification were made as of the Closing Date (except to the extent that such representations, warranties, and certifications speak as of an earlier date, in which case such representations, warranties, and certifications shall be true and correct as of such earlier date);

(ii) any Breach prior to the Closing by Seller or Seller Parent of any covenant or other obligation in this Agreement or in any other Operative Document;

(iii) the Excluded Assets, the Excluded Liabilities or the Acquired Rights Regulations Liabilities;

(iv) any and all Taxes with respect to any Pre-Closing Tax Period;

(v) any Claims by any current or former holder (or purported holder) of any Equity Interests of Seller (including any predecessors), arising out of, resulting from, or in connection with the Transactions or any pre-Closing period;

(vi) any matter set forth in Schedule 2.12(a) to the Disclosure Memorandum or that is or would be a Breach of any of the representations and warranties made in Section 2.12(a);

(vii) any non-compliance with applicable bulk sales, bulk transfer, or other similar laws;

(viii) any Fraud by or on behalf of Seller or Seller Parent;

(ix) any Released Claims;

(x) any Transaction Litigation; or

(xi) any matter set forth on Schedule 7.2(a)(xi).

7.3 Limitations and Adjustments

(a) Except for Losses arising out of, resulting from, or in connection with Fraud or any Breach of the Fundamental Representations or the Special Representations, the aggregate liability of Seller and Seller Parent for any Indemnification Claim pursuant to Section 7.2(a)(i) shall be limited to the Indemnification Holdback Amount.

(b) Subject to Section 7.3(a), the aggregate liability for any Indemnification Claim pursuant to Section 7.2(a) (except in the case of Fraud, or any Indemnification Claim related to Excluded Assets or Excluded Liabilities) shall be limited for Seller and Seller Parent to the Purchase Price (inclusive of the Indemnification Holdback Amount).

(c) Notwithstanding anything to the contrary herein, no Indemnified Party shall be entitled to make an Indemnification Claim for Losses arising out of, resulting from or in connection with the matters listed in Section 7.2(a)(i) (other than Losses arising out of, resulting from, or in connection with Fraud or any Breach of the Fundamental Representations or Special Representations) unless and until a Claim Notice (together with any other delivered Claim Notice) describing Losses in an aggregate amount greater than $[***] (the “Basket”) is delivered, in which case the Indemnified Party may make an Indemnification Claim and receive cash from the Indemnification Holdback Fund for all Losses (including the amount of the Basket); provided, however, that no Losses may be claimed by any Indemnified Party or shall be reimbursable by

Seller or Seller Parent or shall be included in calculating the aggregate Losses, in each case, for purposes of this clause (c) other than Losses in excess of $[***] (the “Minimum Loss Amount”) resulting from any single claim or aggregated claims arising out of the same facts, events or circumstances; provided further, that Losses resulting from any breaches by Seller or Seller Parent of Fundamental Representations or Special Representations shall not be subject to the Basket or the Minimum Loss Amount and shall instead be recoverable from the first dollar thereof. The Basket shall not apply to any other Losses or Indemnification Claims therefor.

(d) The obligations of Seller and Seller Parent under Section 7.2 shall be satisfied, first, from the Indemnification Holdback Fund. If the full amount of the Indemnification Holdback Fund is retained by Buyer in satisfaction of Indemnification Claims, subject to the caps set forth in this Section 7.3, any additional liability of Seller and Seller Parent under Section 7.2 shall be satisfied from Seller and Seller Parent, with such payment to be made to Buyer promptly following (and in any event within 5 Business Days) the date such amount becomes payable pursuant to this Article VII. No Claim for contribution or other Claim shall be made by Seller or Seller Parent against any Buyer Entity for Losses for which an Indemnified Party makes an Indemnification Claim.

(e) Notwithstanding anything to the contrary herein, the amounts that an Indemnified Party recovers from the Indemnification Holdback Fund pursuant to (i) Indemnification Claims for Breaches of Fundamental Representations or Special Representations, or (ii) any other Indemnification Claim that is not made pursuant to Section 7.2(a)(i) (collectively, Indemnification Claims contemplated by clauses (i) and (ii), “Specified Claims”) shall not reduce the amount that an Indemnified Party may recover with respect to Indemnification Claims that are not Specified Claims. By way of illustration and not limitation, assuming there are no other Indemnification Claims for indemnification, compensation, or reimbursement, in the event that Losses resulting from a Specified Claim are first satisfied from the Indemnification Holdback Fund and such recovery fully depletes the Indemnification Holdback Fund, the maximum amount recoverable by an Indemnified Party pursuant to a subsequent Indemnification Claim that is not a Specified Claim shall continue to be the full Indemnification Holdback Amount irrespective of the fact that the Indemnification Holdback Fund was used to satisfy such Specified Claim, such that the amount recoverable for such two Indemnification Claims would be the same regardless of the chronological order in which they were made.

(f) For purposes of determining whether a Breach has occurred and the amount of Losses under Section 7.2, all qualifications and limitations as to materiality, Material Adverse Effect, and words of similar import shall be disregarded.

(g) The representations and warranties of Seller and Seller Parent contained in this Agreement, any other Operative Document, or in any certificate delivered pursuant hereto shall not be deemed waived, modified, or otherwise affected, nor shall the survival of any such representations and warranties be deemed reduced, truncated, or otherwise limited, by any investigation made or any knowledge possessed or acquired by Buyer or by any of its directors, officers, employees, consultants, or agents (or that could have been discovered by any of the foregoing, whether by any investigation made by or on behalf of Buyer into the affairs of Seller or otherwise) prior to the Closing with respect to (i) the truth and accuracy of any such representations and warranties or (ii) any facts, matters, or circumstances that may give rise to an Indemnification Claim, and no Indemnification Claim made hereunder shall be limited on the basis thereof.

(h) No party hereto shall have any liability under any provision of this Agreement for any punitive, incidental, special or indirect damages, including business interruption, loss of future revenue, profits or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, except to the extent any such damages are awarded to a third party.

(i) The amount of Losses related to any Indemnification Claim shall be paid to the applicable Indemnified Party in full, without any set off, counterclaim, restriction, or condition and without any deduction or withholding (except as may be required by Applicable Law or as otherwise agreed); provided that, for all purposes of this Article VII, “Losses” shall be net of any insurance or other recoveries actually received by the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification; provided further, however, that the Indemnified Parties shall not be required to seek recovery for any such Losses from any of their, Seller or Seller Parent’s then-existing insurance policies.

(j) For purposes of determining whether there has been a Breach of a representation or warranty in Section 2.9, Section 2.14, or any other representation or warranty with respect to Taxes and the amount of any Losses arising therefrom, disclosures made in the Disclosure Memorandum shall be disregarded.

(k) If an Indemnification Claim may be properly characterized in multiple ways in accordance with this Article VII such that such Indemnification Claim may or may not be subject to different limitations depending on such characterization, then the Indemnified Party shall have the right to characterize such Indemnification Claim in a manner that maximizes the recovery and time to assert such Indemnification Claim permitted in accordance with this Article VII; provided that, for the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, in no event shall any Indemnified Party be entitled to any double recovery with respect to any particular Loss or claim.

(l) Nothing in this Agreement will limit the aggregate liability of Seller, Seller Parent or Buyer, respectively, in the event of Fraud by Seller, Seller Parent or Buyer, as the case may be.

7.4 Procedure for Indemnification

(a) Except as otherwise set forth in this Section 7.4, the period during which Indemnification Claims may be made pursuant to Section 7.2(a)(i)–(ii) shall be the Survival Period applicable to such Indemnification Claim.

(b) An Indemnified Party shall give written notice (a “Claim Notice”) of any Indemnification Claim by or on behalf of any Indemnified Party to Seller, reasonably promptly, but in any event if such Indemnification Claim relates to the assertion against an Indemnified Party of any Third-Party Claim (other than with respect to a Tax Contest), within 30 Business Days after receipt by such Indemnified Party of written notice of a Legal Proceeding relating to such Third-Party Claim, except that the failure to so notify Seller or Seller Parent within such time period shall not relieve Seller and Seller Parent of any obligation or liability to the Indemnified Party, except to the extent that Seller demonstrates that its ability to resolve such Indemnification Claim is materially and adversely prejudiced by such failure.

(c) Unless Seller contests the Indemnification Claim in writing delivered to the Indemnified Party within 15 Business Days after receipt of a Claim Notice and describing in reasonable detail the basis for contesting the Indemnification Claim, the Indemnified Party shall, subject to the other terms of this Article VII, be paid the amount of Losses related to such Indemnification Claim or the uncontested portion thereof. Any disputed Indemnification Claims shall be resolved either (i) in a written agreement signed by Buyer and Seller or (ii) by the final, non-appealable decision of a court resolving such disputed Indemnification Claim.

7.5 Third-Party Claims

In the event that Buyer becomes aware of a Third-Party Claim that Buyer in good faith believes may result in a claim for Losses by or on behalf of an Indemnified Party, Buyer shall have the right in its sole discretion to determine and conduct the defense of such Third-Party Claim. Buyer shall be entitled to settle such Third-Party Claim without the consent of the Indemnifying Party; provided that any settlement of a Third-Party Claim without the consent of the relevant Indemnifying Party shall not impose criminal liability or damages. The costs and expenses incurred by the Indemnified Parties in connection with defense, enforcement, settlement, or resolution (including reasonable attorneys’ fees, other professionals’ and experts’ fees, and court or arbitration costs) shall be included in the Losses for which Buyer shall be entitled to receive indemnification pursuant to an Indemnification Claim made hereunder, and such costs and expenses shall constitute Losses subject to indemnification under Section 7.2 regardless of whether it is ultimately determined that such Third-Party Claim arose out of, resulted from, or was in connection with a matter listed in Section 7.2. Seller shall have the right to receive copies of all pleadings, notices, and communications with respect to such Third-Party Claim to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Party, subject to execution by Seller of Buyer’s (and, if required, such third party’s) standard non-disclosure agreement to the extent that such materials contain confidential or proprietary information, except that, in the case of a Tax Contest, Seller shall only have the right to receive copies of any written correspondence from a Tax Authority and the failure to provide any such copies shall not relieve Seller or Seller Parent of any obligation or liability to the Indemnified Party, except to the extent that Seller demonstrates that it is materially and adversely affected thereby. Unless otherwise consented to in writing in advance by Buyer in its sole discretion, Seller and its respective Affiliates may not participate in any Third-Party Claim or any action related to such Third-Party Claim (including any discussions or negotiations in connection with the settlement, adjustment or compromise thereof); provided that Seller shall have the right to have their reasonable comments and feedback with respect to the conduct of the defense of any Third-Party Claim considered by Buyer or its counsel in good faith, including the reasonable opportunity to review and comment in advance on any written submissions made in connection with such Third-Party Claim. In the event that Seller has consented to the amount of any settlement or resolution by Buyer of any such claim (which consent shall not be unreasonably withheld, conditioned, or delayed and which consent shall be deemed to have been given unless Seller shall have objected within 20 days after a written request therefor by Buyer), or if Seller shall have been determined to have unreasonably withheld, conditioned, or delayed its consent to the amount of any such settlement or resolution, Seller shall not have any power or authority to object under this Article VII to the amount of any

Indemnification Claim by or on behalf of any Indemnified Party against the Indemnification Holdback Fund for indemnity with respect to such settlement or resolution.

7.6 Adjustment to Purchase Price

All payments made by Seller or Seller Parent to an Indemnified Party in respect of any Indemnification Claim shall be treated as adjustments to the Purchase Price for Tax purposes.

7.7 Payment

If uncontested, or once resolved either by agreement or receipt of an Order of a court of competent jurisdiction in accordance with Section 9.6, the amount of Losses (subject to the limitations set forth in Section 7.3) related to any Indemnification Claim shall be paid to the respective Indemnified Party by Seller, as the case may be, by wire transfer of immediately available funds within five Business Days.

7.8 Exclusive Remedies

Subject to and except for Section 4.5, Section 4.11, Section 9.9, Buyer acknowledges and agrees that from and after Closing its sole and exclusive remedy with respect to any and all claims for any monetary damages (other than claims arising from Fraud or intentional Breach of this Agreement on the part of a party hereto) for any breach of any representation, warranty, covenant, agreement or obligation of Seller or Seller Parent set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VII. In furtherance of the foregoing, except with respect to Section 4.5 and Section 4.11, Buyer hereby waives, from and after Closing, to the fullest extent permitted under Applicable Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against Seller, Seller Parent and their Affiliates and each of their respective Representatives arising under or based upon any Applicable Law, except pursuant to the indemnification provisions set forth in this Article VII and equitable remedies pursuant to Section 9.9. Nothing in this Section 7.8 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s Fraud or intentional Breach of this Agreement. For the avoidance of doubt, nothing in this Section 7.8 shall limit any remedies available to (i) Buyer for any Breach following the Closing by Seller or Seller Parent of any covenant or other obligation in this Agreement or in any other Operative Document (including under the Specified Assumption Agreement), or (ii) Seller or Seller Parent for any breach of any representation, warranty, covenant, agreement or obligation of Buyer set forth herein or otherwise relating to the subject matter of this Agreement, or for any Breach of any covenant or other obligation in any Operative Document; provided that the aggregate liability of Buyer for any claim for Losses by Seller or Seller Parent (except in the case of Fraud) with respect to this Agreement, any Operative Document or the transactions contemplated thereby shall be limited to the Purchase Price.

7.9 Guaranty

(a) Seller Parent will, subject to the terms and conditions of this Agreement, cause Seller to perform its pre-Closing, and post-Closing obligations under this Agreement, including,

without limitation, pursuant to Section 4.5 (Non-Competition and Non-Solicitation), Section 4.12 (Additional Purchased Assets) and Article VII (Indemnification) (the “Guaranteed Obligations”). This is a guaranty of payment and performance, and a separate action may be brought against Seller Parent irrespective of whether such action is brought against Seller or Seller is joined in any such actions. Subject to the terms and conditions hereof, Seller Parent waives any and all defenses specifically available to a guarantor (other than non-performance of any of Buyer's obligations hereunder or any breach of any agreements or covenants of Buyer hereunder or any failure of the conditions of Seller’s obligations hereunder).

(b) In the event of receivership, bankruptcy, reorganization, arrangement, debtor’s relief, or other insolvency proceedings involving Seller Parent as debtor, Buyer shall have the right to prove its claim in any such proceeding so as to establish its rights hereunder and receive directly from the receiver, trustee or other court custodian dividends and payments which would otherwise be payable in connection with the Guaranteed Obligations. Each reference in this Section 7.9 to Seller Parent shall be deemed to include the heirs, executors, administrators, legal representatives, successors and assigns of Seller Parent, all of whom shall be bound by the provisions of this guaranty.

(c) Seller Parent shall cause any successor in interest or purchaser of substantially all of its assets or business to expressly assume the obligations set forth in this Section 7.9.

Article VIII
TERMINATION

8.1 Termination

This Agreement may be terminated at any time prior to the Closing:

(a) by the written consent of Buyer and Seller;

(b) by Buyer or Seller if the Closing has not occurred on or before (i) the date that is sixty days after the Agreement Date (which date shall be extended to ninety days after the Agreement Date if (A) the CMA and/or European Commission has requested information in connection with the proposed Transactions and/or (B) forty-six days have not passed since the submission of a Completed ISED Notification) (in either case, the “Initial Date”) or (ii) in the event that (A)(1) the CMA initiates a Phase 1 Investigation or the Transaction is to be examined by the European Commission as a result of a decision under Article 22(3) of the EU Merger Regulation or (2) the review by ISED (or a representative thereof) of the Transaction or the Completed ISED Notification is or is proposed to be extended or subjected to a full review or investigation, and (B) Buyer has elected in its sole discretion and by delivery of written notice to the Seller on or before 11:59 PM Pacific Time on the Initial Date to extend the Initial Date, the date that is [***] months after the Agreement Date (the “Outside Date”), except that if either Buyer, on the one hand, or Seller or Seller Parent, on the other hand, is then in Breach of this Agreement or any Operative Document, and such Breach shall have been the cause of the failure of the Closing to occur by such date, then Buyer, in the case of such a Breach by Buyer, or Seller, in the case of such a Breach by Seller or Seller Parent, may not terminate this Agreement pursuant to this Section 8.1(b);

(c) by Buyer, if Buyer concludes (acting reasonably and in good faith) that any of the conditions in Article V is or becomes impossible to satisfy (other than solely as a result of any Breach of this Agreement by Buyer);

(d) by Buyer, in the event of a Breach by Seller or Seller Parent of any representation, warranty, covenant, or agreement contained herein or in any Operative Document that has not been cured or is not curable by Seller or Seller Parent within 15 days after Buyer delivers notice to Seller regarding such Breach; or

(e) by Seller, in the event of a Breach by Buyer of any representation, warranty, covenant, or agreement contained herein or in any Operative Document that has not been cured or is not curable by Buyer within 15 days after Seller delivers notice to Buyer regarding such Breach.

8.2 Effect of Termination

In the event of termination of this Agreement pursuant to Section 8.1, written notice thereof shall forthwith be given by the terminating party to the other parties, and this Agreement shall thereupon terminate and become void and have no further force or effect, and the Transactions shall be abandoned without further action by the parties hereto. Notwithstanding anything to the contrary herein, Section 4.3(c), Section 4.3(d), Section 4.4, this Section 8.2 and Article IX shall survive indefinitely, and nothing herein shall relieve any party hereto of any Liability for Fraud or any intentional Breach of this Agreement occurring prior to such termination.

Article IX
GENERAL

9.1 Expenses

Except as otherwise set forth herein, whether or not the Asset Purchase is consummated, each party shall pay its own Transaction Costs.

9.2 Notices

Any notice, request, or demand desired or required to be given hereunder shall be in writing and shall be given by personal delivery or overnight courier service, in each case addressed as respectively set forth below or to such other address as any party shall have previously designated by such a notice. The effective date of any notice, request, or demand shall be the date of personal delivery or one day after it is delivered to a reputable overnight courier service, as the case may be, in each case properly addressed as provided herein and with all charges prepaid. Notice given to Seller shall constitute notice given to Seller Parent.

TO BUYER: Amazon.com Services LLC c/o Amazon.com, Inc. 410 Terry Avenue North Seattle, Washington 98109 Attention: General Counsel	TO SELLER OR SELLER PARENT: Perceive Corporation / Xperi Inc. 5220 Las Virgenes Rd Calabasas, CA 91302 Email: [***] Attention: Legal Department

with a copy to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP
10 University Ave
Palo Alto, CA 94301

Attention: Ed Batts; Charles Walker

E-mail: ebatts@gibsondunn.com; cvwalker@gibondunn.com

with a copy to (which shall not constitute notice):

DLA Piper LLP (US)

4365 Executive Drive, Suite 1100

San Diego, CA 92121-2133

Attention: Michael Kagnoff, David Clark

Email: michael.kagnoff@dlapiper.com

david.clark@dlapiper.com

9.3 Severability

If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties to the fullest extent possible.

9.4 Entire Agreement

This Agreement (including the Disclosure Memorandum and all other Exhibits and Schedules hereto), the other Operative Documents, and the Confidentiality Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior (but not concurrent) agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

9.5 Assignment; Parties in Interest

This Agreement shall not be assigned by operation of law or otherwise, and any such assignment shall be null and void, except that any or all rights and obligations of Buyer may be assigned to one or more Buyer Entities, so long as such assignment does not relieve Buyer of any of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding on and inure solely to the benefit of the parties hereto and their respective successors, heirs, legal representatives and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement (except that Article VII is intended to benefit the Indemnified Parties).

9.6 Governing Law; Jurisdiction; Waiver of Jury Trial

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of law, provision, or rule that would cause the application of laws of any other jurisdiction. In any action among or between any of the parties arising out of or relating to this Agreement, including any action seeking equitable relief, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in Wilmington, Delaware. Each party hereby irrevocably waives all right to trial by jury in any Legal Proceeding (whether based on Contract, tort, or otherwise) arising out of or relating to this Agreement and the other Operative Documents, the Transactions, or the actions of such parties in the negotiation, administration, performance, and enforcement hereof and thereof.

9.7 Headings; Construction

The table of contents and headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Applicable Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. For purposes of Article II, any reference to the “Seller” shall include any predecessor entity. The word “including” shall mean including without limitation. The word “or” is disjunctive, but not necessarily exclusive. The words “hereof,” “herein,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole, including exhibits and schedules hereto, and not to any particular provision of this Agreement. When a reference is made in this Agreement to Annexes, Articles, Exhibits, Sections, or Schedules, such reference shall be to an Annex, Article, Exhibit, Section, or Schedule to this Agreement unless otherwise indicated. For purposes of Article II, the words “provide,” “deliver,” “made available,” “furnish,” and similar terms in this Agreement shall mean provide in that certain virtual data room titled [***] at least two Business Days prior to the Agreement Date and not removed from such virtual data room prior to the Closing Date. Pronouns in the masculine, feminine, and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. If any party has Breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not Breached shall not detract from or mitigate the fact that the party is in Breach of the first representation, warranty, or covenant. All accounting terms used herein and not expressly defined herein shall, except as otherwise noted, have the meanings assigned to such terms in accordance with GAAP. References to clauses without a cross-reference to a Section or subsection are references to clauses with the same Section or, if more specific, subsection. The symbol “$” refers to United States Dollars. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Any action otherwise required to be taken on a day that is not a Business Day shall instead be taken on the next succeeding Business Day, and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Unless indicated otherwise, all mathematical calculations contemplated by this Agreement shall be rounded to the tenth decimal place, except in respect of payments, which shall be rounded to the nearest whole United States cent.

9.8 Counterparts

This Agreement may be executed and delivered in one or more counterparts, either manually or electronically (including by PDF and electronic mail), each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement. No counterpart shall be effective unless and until each party has executed at least one counterpart.

9.9 Remedies

Each of party hereto acknowledges and agrees that the other parties hereto would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or otherwise is Breached. Accordingly, each such party agrees that the non-Breaching party shall be entitled to an injunction to prevent Breaches of any provision of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, in addition to any other remedy available at law or in equity. Each of party hereto hereby waives any requirement for the security or posting of any bond in connection with such enforcement. The rights and remedies of the parties hereunder are cumulative.

9.10 Amendment

This Agreement may be amended, modified, or supplemented at any time, but only pursuant to an instrument in writing signed by Buyer, Seller and Seller Parent, and any such amendment shall be binding on all parties hereto.

9.11 Waiver

Buyer may (a) extend the time for the performance of any obligation of Seller or Seller Parent under this Agreement or any other Operative Document, (b) waive any inaccuracy in the representations and warranties of Seller or Seller Parent contained in this Agreement or any other Operative Document (which waiver will not in any manner affect the rights of the Indemnified Parties under Article VII), or (c) waive compliance by Seller or Seller Parent with any agreement or condition contained in this Agreement or any other Operative Document (which waiver will not in any manner affect the rights of the Indemnified Parties under Article VII). Seller and Seller Parent may (i) extend the time for the performance of any obligation of Buyer under this Agreement or any other Operative Document, (ii) waive any inaccuracy in the representations and warranties of Buyer contained in this Agreement or any other Operative Document, or (iii) waive compliance by Buyer with any agreement or condition contained in this Agreement or any other Operative Document. Any extension or waiver contemplated in this Section 9.11 shall be valid only if set forth in an instrument in writing signed by Buyer or Seller and Seller Parent, as applicable, and shall apply only as set forth in such instrument and shall not operate as a waiver of, or estoppel with respect to, any failure to comply with any other obligation, covenant, agreement or condition contained herein. Any extension or waiver by Seller or Seller Parent shall be binding on Seller and Seller Parent.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

BUYER:

Amazon.com Services LLC

By:

Name:

Its:

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

SELLER:

Perceive Corporation

By:

Name:

Its:

SELLER PARENT:

Xperi Inc.

By:

Name:

Its:

[Signature Page to Asset Purchase Agreement]

Annex A
DEFINITIONS

“280G Proposal” has the meaning set forth in Section 4.13(b).

“401(k) Amounts” has the meaning set forth in Section 4.8(c).

“401(K) Payments” has the meaning set forth in Section 4.8(c).

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, controls or is controlled by or is under common control with the first Person.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Agreement Date” has the meaning set forth in the first paragraph of this Agreement.

“Annual Financial Statements” has the meaning set forth in Section 2.5(a).

“Anti-Bribery Laws” means the U.S. Foreign Corrupt Practices Act 1977, as amended, any rules and regulations thereunder, the OECD Convention on Bribery of Foreign Public Officials in International Business Transactions and any legislation implementing that convention and any similar anti-corruption laws to the extent that they are applicable to Seller or any of their respective Representatives.

“Applicable Law” means, with respect to any Person, any federal, state, provincial, foreign, local, municipal, or other law, statute, constitution, legislation, principle of common law, resolution, ordinance, code, edict, decree, guidance, regulation, rule, directive, license, permit, or requirement issued, enacted, adopted, promulgated, implemented, or otherwise put into effect by or under the authority of any Governmental Body, and any Orders applicable to such Person or such Person’s Affiliates, or to any of their respective employees, assets, properties, or businesses.

“Artificial Intelligence” means any machine-based system, software, or process, including those systems, software and processes derived from machine learning, statistics, or other data, in each case that are designed to operate with varying levels of autonomy, and are capable of processing information and/or using computations, as whole or as part of a larger system, to generate outputs (such as predictions or recommendations), execute a decision that influences a physical or virtual environment, or facilitate human decision making, in each case, which would normally require human intelligence to produce, including: (a) large language models and foundation models that are intended to perform generally applicable functions such as image and speech recognition, audio and video generation, pattern detection, question answering, translation and other forms of content production with or without human involvement or oversight; and (b) neural networks, statistical machine learning algorithms, or reinforcement machine learning that operate with or without human involvement or oversight.

“Asset Purchase” has the meaning set forth in the recitals.

“Assumed Contracts” has the meaning set forth in Section 1.1(a)(ii).

“Assumed Liabilities” has the meaning set forth in Section 1.1(c).

“Automated Decision-Making Technology” means any Artificial Intelligence that processes Personal Information and uses computation, as whole or part of a system, to make or execute a decision or facilitate human decision-making.

“Basket” has the meaning set forth in Section 7.3(c).

“Benefits Liabilities” means any and all Liabilities, claims, rights, entitlements, and payments under or with respect to each Employee Benefit Plan of Seller, Seller Parent, or any ERISA Affiliate, whether fixed, contingent or absolute, matured or unmatured, accrued or unaccrued, known or unknown, including all costs and expenses relating thereto, and including those debts, liabilities and obligations arising under law, rule, regulation, permits, action or proceeding before any court or regulatory agency or administrative agency, order or consent decree or any award of any arbitrator of any kind, and those arising under contract, commitment or undertaking.

“Bill of Sale and Assignment and Assumption Agreement” has the meaning set forth in Section 5.9(e).

“Breach” or “Breached” means a “Breach” of a representation, warranty, certification, covenant, obligation, or other provision of this Agreement or any Operative Document will be deemed to have occurred, or a representation, warranty, certification, covenant, obligation, or other provision of this Agreement or any Operative Document will have been “Breached,” if there is or has been any inaccuracy in or breach of, or any failure to perform or comply (in whole or in part) with, such representation, warranty, certification, covenant, obligation, or other provision, and the term “Breach” means any such inaccuracy, breach, failure, Claim, occurrence or circumstance.

“Business” has the meaning set forth in the recitals.

“Business Day” means any day, other than a Saturday, a Sunday, or any other day on which commercial banks in San Francisco, California, or Seattle, Washington are authorized or required by Applicable Law to be closed.

“Business Employee” means all employees primarily dedicated to the Business immediately prior to the Closing Date.

“Business Records” has the meaning set forth in Section 1.1(a)(v).

“Buyer” has the meaning set forth in the first paragraph of this Agreement.

“Buyer Entity” means any of Buyer, an Affiliate of Buyer that is not an individual, a successor of Buyer, or another Person designated by one of the foregoing.

“CBLA” means that certain Cross Business License Agreement effective as of October 1, 2022, by and between Seller Parent and [***].

“Certificate of Incorporation” means the certificate of incorporation of Seller, as amended and restated from time to time.

“Change in Control Transaction” means the occurrence of (i) the acquisition by any Person or “group” (as defined in section 13(d) of the Securities Exchange Act of 1934, as amended from time to time), whether as a single transaction or a series of related transactions, including by way of a merger, consolidation or other business combination, of 50% or more of the combined voting power of the then outstanding voting securities of Seller Parent, (b) a stock-for-stock exchange in a merger, consolidation or other business combination that is publicly announced by Seller Parent and the counter-party thereto as a “merger of equals” transaction or (c) the sale, transfer or other disposition (whether directly or indirectly through a subsidiary, and whether by merger, consolidation, other business combination, exclusive license or otherwise) of all or substantially all of the assets of Seller Parent.

“Claim” means any claim, demand, complaint, cause of action, suit, proceeding, arbitration, audit, hearing, investigation, or inquiry (whether formal or informal, civil, criminal, or administrative).

“Claim Notice” has the meaning set forth in Section 7.4(b).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“CMA” means the UK Competition and Markets Authority.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder, as in effect from time to time.

“Common Stock” has the meaning set forth in Section 2.3(a).

“Competing Transaction” means, other than the Transactions, any of the following: (i) any merger, consolidation, share exchange, recapitalization, or establishment of or investment in Seller or another legal entity or other similar transaction involving Seller or any subsidiary of Seller, (ii) any sale, lease, license, exchange, mortgage, pledge, transfer, or other disposition of any of the assets of Seller or any subsidiary of Seller, (iii) any sale or transfer of shares or other securities (or instruments that provide the right or ability to acquire shares or other securities) of Seller or any subsidiary of Seller, or (iv) any change of control transaction involving Seller or any subsidiary of Seller (however structured).

“Competitor” means any Person engaged in any activity or business that is of a similar nature as, or substantively similar to the primary activities or business of the Business, anywhere in the world.

“Completed ISED Notification” means a “Notification to Acquire Control of an Existing Canadian Business (or Businesses)” submitted to the Ministry of Innovation, Science and

Economic Development of Canada (“ISED”) and certified in writing to the Buyer as being complete by a representative of ISED.

“Confidential Information” has the meaning set forth in Section 2.10.5(a).

“Confidentiality Agreements” means collectively, (i) the Mutual Nondisclosure Agreement, dated as of February 15, 2024, as amended, (ii) the Clean Team Confidentiality Agreement, dated May 30, 2024 and (iii) Supplement to Clean Team Confidentiality Agreement, dated June 10, 2024, in each case, between Buyer (or an Affiliate of Buyer) and Seller.

“Contract” means any contract, agreement, permission, consent, lease, license, release, covenant not to sue, commitment, plan, arrangement, undertaking, or understanding, oral or written.

“Convertible Notes” means collectively, (i) Convertible Promissory Note, dated August 29, 2023, issued by Seller to Spinco, in the original principal amount of $5,000,000, (ii) Convertible Promissory Note, dated December 1, 2022, issued by Seller to Spinco, in the original principal amount of $5,000,000, (iii) Convertible Promissory Note, dated April 1, 2023, issued by Seller to Spinco, in the original principal amount of $5,000,000, (iv) Convertible Promissory Note, dated July 1, 2023, issued by Seller to Spinco, in the original principal amount of $5,000,000, (v) Convertible Promissory Note, dated October 15, 2023, issued by Seller to Spinco, in the original principal amount of $5,000,000, (vi) Convertible Promissory Note, dated May 13, 2024, issued by Seller to Spinco, in the original principal amount of $5,000,000 and (vii) any such Convertible Promissory Note issued by Seller to Spinco after the Agreement Date but prior to the Closing Date in the Ordinary Course.

“Debt” means, without duplication, (a) all obligations (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of Seller, whether or not represented by bonds, debentures, notes or other securities (whether or not convertible into any other security), for the repayment of money borrowed, whether owing to banks, financial institutions, on equipment leases or otherwise, (b) all deferred indebtedness of Seller for the payment of the purchase price of property or assets purchased, (c) all obligations of Seller to pay rent or other payment amounts under a lease which is required to be classified as a capital lease or a liability on the face of a balance sheet prepared in accordance with GAAP, (d) all outstanding reimbursement obligations of Seller with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of Seller, (e) all obligations of Seller under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (f) all obligations secured by any Encumbrance (except to the extent a Permitted Encumbrance) existing on property owned by Seller, whether or not indebtedness secured thereby will have been assumed, (g) all premiums, penalties, fees, expenses, breakage costs and change of control payments required to be paid or offered in respect of any of the foregoing on prepayment (regardless if any of such are actually paid), as a result of the consummation of the Transactions, or in connection with any lender consent and (h) all guaranties, endorsements, assumptions and other contingent obligations of Seller in respect of, or to purchase or to otherwise acquire, any of the obligations and other matters of the kind described in any of the clauses (a) through (g) appertaining to third parties.

“Disclosure Memorandum” has the meaning set forth in the first paragraph of Article II.

“DMA” means Article 14 of EU Regulation 2022/1925 (the Digital Markets Act).

“Domain Name Assignment Agreement” has the meaning set forth in Section 5.9(h).

“Employee Benefit Plan” means any retirement, group health, severance, other welfare, change of control, retention, equity purchase, equity option, restricted equity, phantom equity, equity appreciation rights, bonus, incentive, fringe benefit or other employee benefit, or compensatory plan, program, policy, practice, arrangement, Contract, or fund (including any “employee benefit plan,” as defined in Section 3(3) of ERISA), any voluntary welfare benefit plan, or any employment, consulting or personal services contract, or letter, whether written or oral, funded or unfunded or domestic or foreign, (a) sponsored, maintained or contributed to by Seller, Seller Parent or any ERISA Affiliate or to which Seller, Seller Parent or any ERISA Affiliate is a party, for the benefit of any current or former employee, agent, director, or independent contractor of Seller (or any dependent or beneficiary of any such individual), or (b) with respect to which Seller has had, has or could have any actual or contingent present or future obligation or Liability (including (x) as an ERISA Affiliate, and/or (y) with respect to former service providers of Seller or dependent or beneficiary of any such individual).

“Employee Liabilities” means any and all Liabilities of any nature whatsoever, directly or indirectly, accruing or arising or otherwise relating to the period prior to the Closing, with respect to: (i) any Liability to any Seller Service Providers for accrued compensation, wages, bonuses, commissions and accrued vacation, paid time off, sick leave or similar benefits; (ii) any Liability for any termination pay or benefits (including any cash severance or pay in lieu of notice) to any Seller Service Providers, including Transferred Employees, which accrue or become payable during the period of such employee’s employment or service with Seller or arise out of the termination of such person’s employment with Seller, (iii) any and all Liabilities for any change in control or similar payments owed to Seller’s employees, officers, directors, service providers, or stockholders (past or present) in connection with the Asset Purchase or otherwise necessary to wind up the operations of Seller or any Affiliate, including the Retention Bonus Amounts and the 401(K) Payments; (iv) the employment or engagement or termination of employment or engagement by Seller or any Affiliate of any former, current or future employee or contractor of Seller or any Affiliate, including without limitation Transferred Employees and all other Seller Service Providers, whether in connection with the transactions contemplated hereby or otherwise, or any Liability of Seller, Seller Parent or any Affiliate (including any ERISA Affiliate) under any applicable benefit plans which provide for payment of consideration upon the completion of the transactions contemplated herein to any employee or contract of Seller, Seller Parent or any Affiliate (including any ERISA Affiliate); (v) any claims of discrimination or wrongful or constructive termination under Applicable Law or otherwise provided such claims arise from such employee’s or contractor’s employment or service with, or termination by, Seller or any Affiliate; (vi) any Liabilities arising out of the terms and conditions of employment (including under any employment agreement with Seller or any Affiliate) of any Seller Service Provider by Seller or any Affiliate, whether for salary, wages, bonuses, profit sharing, commissions, severance, termination benefits, vacation pay, sick pay, wrongful termination, medical claims not insured through a third party insurer or otherwise; (vii) any duties or Liabilities of Seller or any Affiliate or administrators to employees or contractors under any existing or future employee benefit plans of Seller or any Affiliate or under ERISA, COBRA, Cal-COBRA, WARN, Employment Standards Act, 2000 (as amended from time to time) or any similar Applicable Laws (including but not limited to COBRA health care and common law benefits continuation coverage for such employees to the extent required by Applicable Law); (viii) any payroll Taxes owing upon any Liability or payment that is an Employee Liability, (ix) termination liabilities for any Offered Employee who does not become a Transferred Employee or (x) any claim by a Seller Service Provider arising from a failure or omission by Seller or any Affiliate to calculate and pay any of the Liabilities referred to in this definition. For the avoidance of doubt, any Liabilities of Buyer that arise solely out of or result from the terms of Buyer’s written agreements with employees shall not be included in the foregoing.

“Encumbrance” means liens, mortgages, pledges, deeds of trust, security interests, charges, easements, covenants, restrictions, licenses, encumbrances, and other adverse claims or interests of any kind.

“Equity Interests” means shares of capital stock, options, warrants, SAFE instruments, convertible securities, profit interests, equity securities and any and all other equity or voting interests in and of Seller.

“ERISA” means the Employee Retirement Income Security Act of 1974, and all rules and regulations promulgated thereunder, all as in effect from time to time.

“ERISA Affiliate” means any Person that, together with Seller, is treated as a single employer under ERISA or Section 414(b), (c), (m), or (o) of the Code.

“EU Merger Regulation” means Council Regulation (EC) No 139/2004 of 20 January 2004 on the control of concentrations between undertakings.

“Excluded Assets” has the meaning set forth in Section 1.1(b).

“Excluded Data” has the meaning set forth in Section 1.1(b)(ii).

“Excluded Liabilities” has the meaning set forth in Section 1.1(d).

“Exploit” or “Exploitation” means to use, possess, copy, reproduce, modify, create derivative works of, display, market, offer as a service, perform, publish, transmit, broadcast, sell, offer to sell, license or sublicense, distribute, design, develop, make, have made, import, provide, or otherwise exploit.

“Financial Statements” has the meaning set forth in Section 2.5(a).

“[***] License Back Agreement” means that certain License Back Agreement effective as of January 31, 2024, by and among Seller Parent, [***] and [***].

“Fraud” means common law fraud under Delaware law (but excluding fraud premised on recklessness or negligence).

“Fundamental Representations” means the representations and warranties contained in Sections [***].

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Body” means any government or any agency, arbitral body, bureau, commission, court, department, official, political subdivision, tribunal, or other instrumentality of any government, or any regulatory or quasi-governmental body, in each case whether supranational, federal, state, provincial or local, domestic or foreign.

“Guaranteed Obligations” has the meaning set forth in Section 7.9(a).

“Holder” means each (i) holder of outstanding Equity Interests or (ii) Person set forth on Schedule A-1 receiving any Retention Bonus Amount, in each case, as of immediately prior to the Closing.

“ICT Infrastructure” has the meaning set forth in Section 2.10.14(a).

“Inbound License” means any Contract, excluding Non-Scheduled Contracts, pursuant to which Seller has Exploited any Third-Party IP in connection with the conduct of the Business prior to the Closing Date, including Product Inbound Licenses, excluding Shared Administrative Licenses.

“Indemnification Claim” means any Claim for indemnification under Article VII.

“Indemnification Holdback Amount” has the meaning set forth in Section 1.3.2(a).

“Indemnification Holdback Fund” has the meaning set forth in Section 1.3.2(a).

“Indemnified Party” and “Indemnified Parties” has the meaning set forth in Section 7.2(a).

“Indemnifying Party” and “Indemnifying Parties” has the meaning set forth in Section 7.2(a).

“Intellectual Property” means (a) the Technology, and (b) the Intellectual Property Rights.

“Intellectual Property Rights” means any and all intellectual property rights of every kind and description throughout the world, including rights in the following: (a) patents, patent applications, and invention disclosures, and all reissues, divisionals, re-examinations, renewals, extensions, amendments, provisionals, continuations and continuations-in-part thereof (collectively, “Patents”), (b) trade secrets, confidential and proprietary information, know-how, and equivalent or similar rights in inventions and discoveries anywhere in the world, (c) utility models and industrial designs, including any registrations and applications therefor, (d) trade names, logos, trade dress, trademarks, service marks, and other indicia of origin or source, including any registrations and applications therefor, and any and all goodwill associated with and symbolized by the foregoing items (collectively, “Trademarks”), (e) Internet domain names , Internet and World Wide Web URLs or addresses, accounts with social media companies and the content, handles and identifiers and designations found thereon (collectively, “Domain Names”), (f) published and unpublished works of authorship, copyrights therein and thereto, including any registrations and applications therefor and any renewals, extensions, and reversions thereof (collectively, “Copyrights”), (g) data and database rights, (h) mask works, mask sets, layouts, topographies and other design features with respect to integrated circuits, including any applications and registrations therefor (collectively, “Mask Works”), (i) any moral and economic rights of authors and inventors, however denominated, (j) rights of privacy and publicity, and any similar or equivalent rights to any of the foregoing, (k) all tangible embodiments of the foregoing items, and (l) all benefits, privileges, causes of action and remedies relating to any of the foregoing items, including rights to recover for past, present and future violations thereof.

“Interim Financial Statements” has the meaning set forth in Section 2.5(a).

“IP Representations” has the meaning set forth in Section 7.1.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means with respect to Seller, the knowledge of any of [***], each other Named Employee and each member of the Seller Board, in each case after reasonable investigation or inquiry by such Person of such other Seller Service Providers who are his or her direct reports.

“Leases” has the meaning set forth in Section 2.7(c).

“Legal Proceeding” means any private, governmental, or administrative action, inquiry, claim, counterclaim, proceeding, suit, hearing, litigation, audit, examination or investigation, in each case whether civil, criminal, administrative, judicial or investigative, or any appeal therefrom.

“Liability” means any and all debts, liabilities, Taxes, penalties, expenses, and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured or determined or indeterminable, including those arising under Applicable Law and those arising under any Contract.

“Losses” has the meaning set forth in Section 7.2(a).

“Material Adverse Effect” means (a) any change, event, violation, inaccuracy, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether such Effect constitutes a Breach of any representations or warranties made by, or a Breach of the covenants, agreements, or obligations of, Seller, is, or would reasonably be likely to be or become a material adverse effect on the business, operations, assets, liabilities (absolute, accrued, contingent, or otherwise), condition (financial or other), or prospects of Seller; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect in accordance with this subclause (a): (i) changes in general economic conditions in the United States, (ii) changes affecting the industry generally in which Seller operate, (iii) the outbreak or escalation of war, hostilities, or terrorist activities, either in the United States or any other jurisdiction in which Seller operate, (iv) acts of God, epidemics, pandemics (including COVID-19) or other calamities, national or international political or social conditions (or the escalation or worsening thereof), including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence or threatened occurrence of any military or terrorist attack or (v) the announcement or pendency of, or the taking of any action contemplated by or the compliance with the terms of, this Agreement and the other agreements contemplated hereby, including by reason of the identity of Buyer or any communication by Buyer regarding the plans or intentions of Buyer with respect to the conduct of Business and including the resignation or termination of any employee following the announcement of the transactions contemplated hereby (provided that the exception set forth in this clause (v) shall not apply in connection with any representation or warranty set forth in this Agreement or any other Operative Document expressly addressing the consequences of entering into this Agreement or the pendency or the consummation of the Transactions or the performance of this Agreement, or any condition as it relates to any such representation or warranty or any actions taken pursuant to the obligations to operate in the ordinary course under Section 5.1), and (vi) changes in Applicable Law or GAAP, unless, in the case of each of the foregoing clauses (i) through (vi), such changes disproportionately affect Seller as compared to other Persons or businesses that operate in the industry in which Seller operate, or (b) any effect or circumstance that could reasonably be expected to materially impair or materially delay Seller’s or Seller Parent’s ability to perform under this Agreement or the other Operative Documents.

“Material Contract” has the meaning set forth in Section 2.11(a).

“Material Customers” has the meaning set forth in Section 2.19(a).

“Material Vendor” has the meaning set forth in Section 2.19(b).

“Minimum Loss Amount” has the meaning set forth in Section 7.3(c).

“Named Employees” mean each of the Persons set forth on Annex B hereto.

“NDA” has the meaning set forth in the recitals.

“Non-Scheduled Contracts” means the following Contracts: (a) Contracts for Open Source Materials, (b) Seller IP Protection Agreements executed on Seller’s current standard forms or agreements that are substantially similar to Seller’s then-current standard forms, (c) Contracts where Seller granted non-exclusive rights to consultants and contractors to use Seller IP solely for purposes of performing services for the benefit of Seller, (d) confidentiality and non-disclosure agreements where Seller or the counter-party has the right to use and disclose third party confidential information for some limited purpose, (e) Contracts that (1) are not Material Contracts and (2) where the only licenses to Intellectual Property are non-exclusive and with respect to feedback, suggestions, or a party’s trademark(s) for inclusion on customer lists (or similar promotional purposes) or solely used in the provision of services and licensed on a non-exclusive basis, (f) purchase orders, invoices, and similar confirmatory or administrative documents that are ancillary to the main contractual relationship between the parties to a particular Contract or group of Contracts and which (1) do not contain any binding terms except as may relate to that specific order or invoice and (2) do not modify the scope of any license of Intellectual Property, (g) Contracts with a non-exclusive license that is merely incidental to the transaction contemplated by such agreement and not material to the Business, the commercial purpose of which is primarily for something other than such license, such as a Contract to purchase or lease equipment, such as a phone system, photocopier, printer, scanner, computer, server, workstation, tablet, mobile device, or smartphone that also contains a license of Intellectual Property included in any such device, or (h) online terms of service and privacy policies, and inbound licenses granted to Seller to commercially available software in object code form and licensed on a non-exclusive basis for an annual fee of less than $[***].

“OFAC” has the meaning set forth in Section 2.13(d).

“Offer Letter” has the meaning set forth in the Recitals.

“Offered Employees” has the meaning set forth in Section 4.8(a).

“Open Source Materials” means Software that is distributed under any license or distribution model that meets the Open Source Definition described by the Open Source Initiative at www.opensource.org or under similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), the GNU Affero General Public license (AGPL), Mozilla Public License (MPL), BSD licenses, the MIT license, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License) (each an “Open Source License”).

“Operative Document” and collectively “Operative Documents” means each of this Agreement and the other agreements, documents, and certificates referenced in this Agreement to be executed and delivered on the Agreement Date or prior to or at the Closing.

“Order” means any judgment, writ, decree, stipulation, determination, decision, award, rule, preliminary or permanent injunction, temporary restraining order, or other order.

“Ordinary Course” means, with respect to any Person, the ordinary course of business consistent with the applicable Person’s past custom and practice.

“Outbound License” means any Contract, excluding Non-Scheduled Contracts, to which Seller is a party and pursuant to which any Person is authorized to Exploit any Seller-Owned IP.

“Outside Date” has the meaning set forth in Section 8.1(b).

“Parachute Payment Waiver” has the meaning set forth in Section 4.13(a).

“Parent License Back Agreements” means the CBLA and the [***] License Back Agreement.

“Patent Assignment Agreement” has the meaning set forth in Section 5.9(e).

“Perceive Canada” means Perceive Canada Corporation, a corporation organized under the laws of British Columbia.

“Permitted Encumbrances” means (a) conditional sales or similar security interests granted in connection with the purchase of equipment or supplies in the Ordinary Course, (b) assessments for current Taxes not yet due and payable, (c) statutory liens securing indebtedness owed by Seller that is in the aggregate less than $10,000, which was incurred in the Ordinary Course and which is not yet due and payable, (d) non-exclusive licenses granted to the Seller-Owned IP in the Ordinary Course or (e) standard restrictions on licenses of Third-Party IP granted to Seller in the Ordinary Course or in the Parent License Back Agreements, provided that such restrictions do not materially limit the operation of Business as conducted by Seller or its Affiliates as of the Agreement Date.

“Person” means any individual, proprietorship, firm, company, syndicate, corporation, partnership, trust, joint venture, limited liability company, association, committee, organization, other entity, Governmental Body, any organization or group of persons acting in concert, or regulatory authority.

“Personal Information” means data that relates to, identifies, describes, or is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with an identified or identifiable individual, household or device, including name, address, telephone number, electronic mail address, unique government-issued identifier, unique or online identifier, deterministic or probabilistic identifiers, account number, credit or debit card number, IP address or other electronic network activity information, biometric or health information, protected class information, professional, employment-related or educational information, geolocation data, commercial information (including products or services or other purchasing or consuming histories or tendencies), inferences drawn from personal information to create a profile, or any other data that may be used to identify an individual or household or is otherwise considered personally identifiable information, sensitive data, protected health information, or special categories of personal data or personal information under Applicable Law.

“Personal Property” has the meaning set forth in Section 2.7(e).

“Phase 1 Investigation” means an investigation by the CMA for the purposes of deciding whether to make a reference of the Transactions under sections 22 or 33 of the UK Enterprise Act 2002, including the pre-notification process. Such an investigation shall be deemed to have been initiated at the earlier of (a) the CMA inviting Buyer to submit a merger notice within the meaning of Section 96 of the UK Enterprise Act 2002, (b) the CMA informing Buyer that a case team has been allocated for the Phase 1 Investigation, or (c) the CMA, directly or indirectly, indicating to Buyer, as understood by Buyer in its sole discretion, that it intends to initiate a Phase 1 Investigation.

“Phase 2 Reference” means a reference of the Transaction (or any part thereof) by the CMA for in-depth investigation under section 33(1) of the UK Enterprise Act 2002 (or such similar legislative provisions as may apply from time to time).

“Policies” has the meaning set forth in Section 2.17(a).

“Post-Closing Tax Periods” means collectively, all Taxable periods beginning after the Closing Date and the portion beginning after the Closing Date for all Straddle Periods.

“Preferred Stock” has the meaning set forth in Section 2.3(a).

“Pre-Closing Tax Periods” means collectively, all Taxable periods ending on or prior to the Closing Date and the portion through the end of the Closing Date for all Straddle Periods.

“Privacy Law” means, including but not limited to: (A) each Applicable Law relating to the protection or Processing or both of personal data, and includes, as applicable: (I) the EU General Data Protection Regulation (Regulation 2016/679/EU (GDPR)), the UK Data Protection Act 2018, the Federal Trade Commission Act, the California Consumer Privacy Act of 2018 (as amended by the California Privacy Rights Act of 2020) together with any implementing regulations, the Virginia Consumer Data Protection Act, the Colorado Privacy Act, the Connecticut Data Privacy Act and any similar comprehensive federal, state or provincial privacy laws, the Telephone Consumer Protection Act, the Privacy and Electronic Communications Regulations 2003 and the ePrivacy Directive 2002/58/EC, the Health Insurance Portability and Accountability Act of 1996 as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 and the Children’s Online Privacy Protection Act of 1998, federal, state and provincial data breach notification laws and (II) to the extent applicable, law, regulations and/or rules relating to the collection and Processing of biometric data, internet of things, direct marketing, advertising, profiling, targeting, e-mails, text messages, robocalls, telemarketing or other electronic commercial messages and (B) binding guidance issued by a Governmental Body that pertains to one of the laws, rules or regulations outlined in clause (A).

“Process” or “Processing” means the receipt, collection, sharing, selling, disclosing, transferring, renting, retrieval, consultation, analysis, combination, accessing, storage, use, security, transfer, restriction, disposal, erasure or destruction, or other processing or operations or set of operations, dissemination or otherwise making available, alignment or combination, whether or not by automated means.

“Product Inbound License” means any Contract pursuant to which Seller is a party and pursuant to which Seller has any right to Exploit any Third-Party IP that is incorporated into the Seller Products, excluding rights to any Third-Party IP under any Non-Scheduled Contracts.

“Purchase Price” has the meaning set forth in Section 1.3.1(a).

“Purchase Price Allocation” has the meaning set forth in Section 1.3.1(d).

“Purchased Assets” has the meaning set forth in Section 1.1(a).

“Real Property” has the meaning set forth in Section 2.7(c).

“Regulatory Laws” means the Sherman Antitrust Act, the Clayton Antitrust Act of 1914, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the Federal Trade Commission Act of 1914, the DMA, UK Enterprise Act 2002, the EU Merger Regulation, and all other Applicable Laws that are designed or intended to (a) prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments to or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, (b) ensure contestable or fair markets in the digital sector, (c) screen transactions on the grounds of national security or public order, or (d) regulate foreign investment, in any case that are applicable to the Transactions.

“Regulatory Restraint” has the meaning set forth in Section 4.3(d).

“Related Party” with respect to any specified Person, means: (i) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (ii) any Person who serves as a director, executive officer, general partner, managing member or in a similar capacity of such specified Person; (iii) any immediate family member of a Person described in clause (ii); or (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s immediate family, more than 5% of the outstanding equity or ownership interests of such specified Person.

“Related Party Contract” has the meaning set forth in Section 2.16.

“Release Date” has the meaning set forth in Section 1.3.2(a).

“Released Claims” has the meaning set forth in Section 4.11(a).

“Releasing Party” has the meaning set forth in Section 4.11(a)

“Representatives” has the meaning set forth in Section 4.6(a).

“Required Actions” has the meaning set forth in Section 4.2.

“Required Consents” has the meaning set forth in Section 4.2.

“Required Notices” has the meaning set forth in Section 4.2.

“Restricted Period” means a period commencing on the Closing Date and ending on the earlier to occur of (i) the date that is three (3) years following the Closing Date or [***].

“Retention Bonus Amounts” means any retention bonus amounts for which Seller or any Affiliate has an obligation to pay under existing bonus agreements as set forth on Schedule A-1.

“SDA” means that certain Separation and Distribution Agreement dated October 1, 2022 (as amended) between Seller Parent and [***].

“Security Breach” means any (i) unauthorized acquisition of, access to, loss of, or misuse of Personal Information; (ii) unauthorized or unlawful Processing, sale or rental of Personal Information; (iii) intrusion, theft, successful phishing, ransomware or other cyberattack or breach of security of computers, networks, Software, and systems used by Seller; or (iv) any personal data breach within the meaning of the GDPR.

“Seller” has the meaning set forth in the first paragraph of this Agreement.

“Seller Balance Sheet” has the meaning set forth in Section 2.5(a).

“Seller Balance Sheet Date” has the meaning set forth in Section 2.5(a).

“Seller Board” means the Board of Directors of Seller.

“Seller Data” means all Personal Information, confidential information and other proprietary information Processed by or on behalf of Seller.

“Seller Data Agreement” means any Contract relating to or otherwise addressing the Processing of Seller Data by or on behalf of Seller to which Seller is a party or by which it is bound, including the standard terms of service entered into by users of the Seller Products (copies of which have been made available to Buyer).

“Seller IP” means any and all Seller-Owned IP and any and all Third-Party IP that is licensed to, provided to or otherwise used by Seller in the conduct of the Business (including the Transferred Parent Rights).

“Seller IP Agreements” means all Inbound Licenses and Outbound Licenses.

“Seller IP Protection Agreements” has the meaning set forth in Section 2.10.6.

“Seller IP Registrations” has the meaning set forth in Section 2.10.2(a).

“Seller-Owned IP” means any and all Intellectual Property that is owned or purported to be owned by Seller.

“Seller Parent” has the meaning set forth in the Recitals.

“Seller Permits” has the meaning set forth in Section 2.13(a).

“Seller Privacy Commitments” means, collectively, Seller’s obligations under applicable (A) the Seller Privacy Policies, (B) the Seller Data Agreements, (C) Privacy Laws, (D) any privacy choices, including opt-in or opt-out preferences and rights’ requests, of natural Persons relating to the Processing of Personal Information along with any obligations contained in Seller’s data privacy and security policies with respect to the Processing of Personal Information and (E) industry self-regulatory principles and codes of conduct applicable to the protection or Processing of Personal Information, direct marketing, e-mails, text messages, robocalls, telemarketing or other electronic communications (including the Payment Card Industry Data Security Standards) to which Seller is bound or otherwise represents compliance.

“Seller Privacy Policies” means, collectively, any and all of Seller’s data privacy and security policies, procedures and notices and public representations made by or on behalf of Seller with regard to the protection or Processing of Personal Data.

“Seller Products” means all completed products or services (a) that are currently developed, manufactured, marketed, sold, offered for sale, imported, exported, supplied, promoted, licensed, distributed, supported, hosted, serviced, made available, maintained, or otherwise commercialized by or for Seller, (b) that were historically developed, manufactured, marketed, sold, offered for sale, imported, exported, supplied, promoted, licensed, distributed, supported, hosted, serviced, made available, maintained, or otherwise commercialized by Seller, (c) from which Seller recognizes any revenue (including revenue associated with maintenance or service agreements), (d) that are currently used to provide services to Seller’s customers, or (e) that have been developed by or for Seller, in each case together with any and all supplements, modifications, updates, corrections, and enhancements to such products or services, shipping versions of such products or services, any English and non-English language versions of such products or services, and any and all documentation relating to the foregoing.

“Seller Service Providers” means directors, officers, employees, agents, consultants, independent contractors or other service providers of Seller or Perceive Canada.

“Shared Administrative Licenses” means any Contract for any Third-Party IP or Technology where such Third-Party IP or Technology (a) is used by both Seller and other Affiliates of Seller (other than Seller’s Subsidiary), (b) is generally commercially available and licensed to Affiliates of Seller at an enterprise-level and on a non-exclusive basis, and (c) such Third-Party IP or Technology is not related to researching or developing edge inference solutions, machine learning model compression technology and chips, chip sets and circuit designs to compress and serve large AI models on edge devices as currently conducted. The Shared Administrative Licenses include Third-Party IP or Technology and services used for finance, accounting, tax, legal, human resources, payroll, employee benefits, information technology, [***].

“Shared Licenses” means any Contract for any Third-Party IP or Technology that is used by Seller in the Business, where such Third-Party IP or Technology is also used by Affiliates of Seller (other than Seller’s Subsidiary), excluding the Seller IP Agreements that do not meet the foregoing definition, Assumed Contracts, Non-Scheduled Contracts, the Shared Administrative Licenses, and Parent License Back Agreements.

“Software” means any and all computer programs, Source Code, object code, software development tools, user interfaces, and “look and feel” of computer programs.

“Source Code” means the human readable source code for any Software that is part of Seller-Owned IP.

“Special Representations” has the meaning set forth in Section 7.1.

“Specified Assumption Agreement” has the meaning set forth in Section 5.9(k).

“Specified Claims” has the meaning set forth in Section 7.3(e).

“Spinco” means Xperi Product Spinco Corporation, a Delaware corporation.

“Standards Organization” has the meaning set forth in Section 2.10.12.

“Stock Records” has the meaning set forth in Section 2.1(b).

“Stockholder Approval” has the meaning set forth in Section 2.2.

“Stockholders” means the holders of outstanding shares of capital stock of Seller.

“Straddle Period” means each Taxable period beginning before and ending after the Closing Date.

“Subsidiary” means any corporation, association, business entity, partnership, limited liability company or other Person of which an entity, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries (i) directly or indirectly owns or controls securities or other interests representing more than 50% of the voting power of such Person or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.

“Survival Period” has the meaning set forth in Section 7.1.

“Tax” (and, correlative meaning, “Taxes” or “Taxable”) means any and all (a) domestic or foreign, federal, state, provincial or local taxes, charges, fees, levies, imposts, escheat for unclaimed property, duties, and governmental fees, or other like assessments or charges of any kind whatsoever, including income taxes (whether imposed on or measured by net income, gross income, income as specially defined, earnings, profits, or selected items of income, earnings, or profits), capital taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, value added taxes, goods and services taxes, transfer taxes, franchise taxes, license taxes, withholding taxes or other withholding obligations, payroll taxes, employment taxes, excise taxes, severance taxes, social security premiums, workers’ compensation premiums, employment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, ad valorem taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, and customs duties, (b) interest, penalties, fines, additions to tax, or additional amounts imposed by any Tax Authority in connection with (i) any item described in clause (a) or (ii) the failure to comply with any requirement imposed with respect to any Tax Returns, (c) any liability in respect of any items described in clause (a) or clause (b) that is incurred by reason of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary, or aggregate group for any Taxable period, and (d) liabilities in respect of any items described in clause (a) or clause (b) payable by reason of Contract, assumption, transferee liability, operation of law, or otherwise.

“Tax Authority” means any Governmental Body having jurisdiction with respect to any Tax.

“Tax Contest” means any inquiry, audit, examination, hearing, trial, appeal, or other administrative or judicial proceeding with respect to any Taxes or Tax Return of Seller relating to the Purchased Assets.

“Tax Representations” has the meaning set forth in Section 7.1.

“Tax Return” means any report, return, statement, or other written information (including estimated and withholding Tax returns and reports), and, including any schedules or attachments thereto and any amendment thereof, supplied or required to be supplied to a Tax Authority in connection with Taxes.

“Technology” means all products, tools, devices, Mask Works, computer programs, Software, Source Code, object code, development tools, techniques, ideas, concepts, know-how, algorithms, methods, processes, procedures, formulae, designs, drawings, customer lists, supplier lists, data, databases, data collections, information, documentation, specifications, brands, logos, marketing materials, user interfaces, websites, specifications, programmer notes, specifications, packaging, trade dress, content, graphics, artwork, audiovisual works, images, photographs, literary works, performances, music, sounds, content, user interfaces, “look and feel,” inventions (whether or not patentable), invention disclosures, discoveries, improvements, works of authorship (whether or not copyrightable), technology, and any and all instantiations or embodiments of the foregoing or any Intellectual Property Rights in any form and embodies in any media.

“Third-Party Claim” means any Claim by a third party, including a Governmental Body, or a Tax Contest.

“Third-Party Contractor Agreement” has the meaning set forth in Section 2.8(a).

“Third-Party Goods” has the meaning set forth in Section 4.5(a).

“Third-Party IP” means any Intellectual Property owned by a third party.

“Third-Party Processor” means any Person that Processes Personal Information for or on behalf of Seller.

“TMA” means that certain Tax Matters Agreement, dated October 1, 2022, between Seller Parent and [***].

“Trademark Assignment Agreement” has the meaning set forth in Section 5.9(g).

“Transaction 8-K” has the meaning set forth in Section 4.4(a).

“Transaction Announcement” has the meaning set forth in Section 4.4(a).

“Transaction Costs” means all fees, costs, and expenses incident to the negotiation, preparation, and execution of this Agreement and the other Operative Documents, and the consummation of the Transactions, including, in the case of Seller, (a) any change-in-control costs, any success fees, any bonuses, compensation, severance, or other payments to the Seller Service Providers or Affiliates triggered or accelerated by the Transactions, regardless of whether such payments are made prior to, at, or following the Closing (including, without limitation, employer payroll Taxes thereon), (b) any fees and expenses of Seller’s or any Affiliate’s attorneys, accountants, financial advisors, and other advisors, and (c) any costs related to the procurement of the Required Consents, the delivery of the Required Notices or the completion of the Required Actions. For the avoidance of doubt, “Transaction Costs” shall include the Retention Bonus Amounts and the 401(K) Payments.

“Transaction Litigation” means any Claim commenced or threatened in writing based upon any alleged breach of fiduciary duty, usurping corporate opportunity or similar breach of care, loyalty, or comparable claims by or against any of Seller, Seller Parent, or any of their respective directors, officers, managers, employees, representatives, or Affiliates in connection with this Agreement, any of the other Operative Documents, or any of the Transactions.

“Transactions” has the meaning set forth in the recitals.

“Transfer Taxes” means any and all transfer, documentary, sales, use, stamp, registration, value added, recording, and other similar Taxes and fees arising in connection with the Transactions (including any penalties and interest), together with any costs or expenses incurred by Buyer or its Affiliates in the preparing and filing of any related Tax Returns or documents.

“Transferred Data” has the meaning set forth in Section 1.1(a)(xi).

“Transferred Employees” has the meaning set forth in Section 4.8(a).

“Transferred Equipment” has the meaning set forth in Section 1.1(a)(xiii).

“Transferred Leases” has the meaning set forth in Section 1.1(a)(xii).

“Transferred Parent Rights” means the licenses and rights of Seller under the Parent License Back Agreements.

“Transferred Prepaid Assets” has the meaning set forth in Section 1.1(a)(x).

“Transition Services Agreement” has the meaning set forth in Section 5.9(j).

“Vendor” has the meaning set forth in Section 2.19(b).